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VIAVI SOLUTIONS INC.
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Notice of 2023
Virtual Annual Meeting of Stockholders
and Proxy Statement
Viavi Solutions Inc.
November 8, 2023, at 10:00 a.m. Mountain Time

1445 South Spectrum Blvd, Suite 102
Chandler, Arizona 85286
(408) 404-3600
Fiscal Year 2023 (“FY23”) Virtual Annual Meeting of Stockholders & Proxy Statement

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

PLEASE REFER TO (I) THE INSTRUCTIONS OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL, (II) THE SECTION ENTITLED GENERAL INFORMATION ABOUT THE ANNUAL MEETING BEGINNING ON PAGE 115 OF THIS PROXY STATEMENT, OR (III) IF YOU REQUESTED TO RECEIVE PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 8, 2023: The Notice of
Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended July 1, 2023, are available free of charge at the following website: www.edocumentview.com/VIAV

GO GREEN!
REGISTER ELECTRONICALLY FOR STOCKHOLDER MATERIALS
Viavi Solutions Inc. is pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules allowing companies to furnish this Proxy Statement and Annual Report over the internet to our stockholders who hold Common Stock. We believe that this e-proxy process, also known as “Notice and Access” will expedite the receipt of proxy materials by our stockholders, reduce our printing and mailing expenses and reduce the environmental impact of producing the materials required for our annual meeting of stockholders.
You should refer to the “General Information About the Annual Meeting” portion of the following Proxy Statement or contact our Investor Relations hotline at 408-404-6305 for assistance regarding instructions on how to register for and access our Proxy Statement and Annual Report online.

Dear Stockholders:
The independent directors of Viavi Solutions Inc. (“VIAVI”) and I are inviting you to attend VIAVI’s 2023 Annual Meeting of Stockholders, which will be held virtually on November 8, 2023, at 10:00 a.m. Mountain Time. As we approach the 2023 Annual Meeting, I would like to share with you some of our business and financial results from fiscal year 2023 (“FY23”) as well as some of our recent stockholder outreach efforts and environmental, social and governance (“ESG”) initiatives.

Business and Financial Results
FY23 was a challenging year for VIAVI. Early in FY23, Network and Service Enablement (“NSE”) experienced a rapid slowdown in order demand from service providers. The slowdown pattern then became broad based generally impacting our customers, geographies, competitors and markets. The Optical Security and Performance Products (“OSP”) business unit started the fiscal year strong, but later saw macroeconomic headwinds negatively impact demand for its two major products, which included softening of anti-counterfeiting pigment orders following the strong demand experienced during the pandemic. Despite the challenging year, VIAVI continued to invest in new technologies and applications, expanded into higher growth markets such as Resilient Position, Navigation and Timing (“PNT”), initiated and completed a restructuring program to reduce expenses, and undertook actions with respect to our debt profile to improve our balance sheet. We also continued to execute on our capital allocation strategy by deploying $72.3 million towards acquisitions and repurchasing 7.3 million shares of our common stock for $83.9 million. We believe such actions will position us effectively from both a financial and operational perspective in fiscal year 2024 (“FY24”).
In FY24, our focus remains on executing against our strategic priorities to drive revenue and earnings growth, capture market share and continue to optimize our capital structure. We remain positive on our long-term growth drivers in 5G Wireless, Fiber, 3D Sensing and PNT.

Response to Investor Feedback
We recognize the importance of regular and transparent communication with our stockholders, and we aim to engage with our stockholders on a regular basis. Following last year’s extensive shareholder outreach to 25 stockholders representing 70% of the outstanding shares, 92% of votes cast voted in favor of our executive compensation program, and we followed through with our commitments to our stockholders to realign our compensation with best practices. In FY23, we also reached out to shareholders representing 35% of shares outstanding to see if they had any additional feedback. We will continue to seek out and consider stockholder feedback in the future as necessary.

Environmental, Social, and Governance Matters
In light of the challenging economic environment over the past year, we established an ESG Executive Steering Committee to ensure ongoing alignment of our ESG practices with our business strategy. The ESG Executive Steering Committee exercised oversight with respect to our ESG programs, investments and goals and worked to balance the near-term needs of the business and our ESG priorities. The ESG Executive Steering Committee created four ESG Program Groups – Environmental, Social, Governance and Cybersecurity – to advance our ESG program by focusing on topics that are relevant to the business.

FY23 Virtual Annual Meeting
We have designed the virtual 2023 Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting. Details regarding how to access the virtual meeting via the internet and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement. Whether or not you plan to attend the meeting, please vote as your vote is important.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of VIAVI.
Sincerely,
Oleg Khaykin
President and Chief Executive Officer
September 29, 2023

VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  i

NOTICE OF 2023 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 8, 2023
Virtual Meeting Logistics

Date	Time	Live Webcast

Wednesday, November 8, 2023	10:00 a.m., Mountain Time	https://meetnow.global/M7UF4PJ Access begins at
9:30 a.m., Mountain Time
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  1

Notice of 2023 Annual Meeting
Items of Business
Stockholders will be asked to vote on the following matters at the 2023 Virtual Annual Meeting of Stockholders (the "2023 Annual Meeting") of VIAVI:

PROPOSAL	BOARD VOTING RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)

Management Proposals
Proposal 1. Election of Directors	Vote FOR each Director nominee	28

The Board of Directors (the "Board,” and each member a “Director”) believes that each of the Director nominees has the knowledge, experience, skills and background necessary to contribute to an effective and well-functioning Board.

Proposal 2. Ratification of the Appointment of PricewaterhouseCoopers LLP as VIAVI’s independent registered public accounting firm for fiscal year 2024	Vote FOR	40

The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as VIAVI’s independent auditors is in the best interests of VIAVI and its stockholders.

Proposal 3. Approval, in a Non-Binding Advisory Vote, of the Compensation for Named Executive Officers	Vote FOR	45
The Board believes that the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement for FY23 is well aligned with VIAVI’s performance and the interests of our stockholders.

Proposal 4. Approval, in a Non-Binding Advisory Vote, the Frequency of Stockholder Votes on Executive Compensation	Vote 1 YEAR	46
The Board believes that it is in the best interest of stockholders to conduct future stockholder votes on executive compensation on an annual basis.

Proposal 5. Amendment and Restatement of 2003 Plan	Vote FOR	47
The Board believes that it is in the best interest of stockholders to approve the amendment and restatement of the Restated 2003 Plan.

Proposal 6. Amendment and Restatement of ESPP Plan	Vote FOR	62
The Board believes that it is in the best interest of stockholders to approve the amendment and restatement of the 1998 ESPP Plan.
Stockholders will also consider any other business properly brought before the meeting or any adjournment or postponement thereof.
2  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

This summary provides an overview of selected information in this year’s Proxy Statement. We encourage you to read the entire Proxy Statement before voting.
Important Meeting Information

Record Date
Stockholders of record as of September 21, 2023 will be able to vote and participate in the 2023 Annual Meeting of Stockholders using the control number included on their Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompanied their proxy materials. Each share of common stock of the Company is entitled to one vote for each director nominee and one vote for each of the proposals.

Proxy Materials
Please note that we are providing proxy materials and access to our Proxy Statement to our stockholders via our website instead of mailing printed copies to each of our stockholders. By doing so, we save costs and reduce our impact on the environment.
Beginning on September 29, 2023, we will mail or otherwise make available to each of our shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials and vote by telephone or through the internet and includes instructions on how to receive a paper copy of the proxy materials by mail. If you attend the Annual Meeting virtually, you may withdraw your proxy and vote online during the Annual Meeting if you so choose.

Technical Issues
Contact (800) 736-3001 (toll-free) or +1 (781) 575-3100 (international) or review the instructions on the virtual meeting website if you experience any technical difficulties or have trouble accessing the virtual meeting.

Asking Questions
During the meeting, questions can only be submitted in the question box provided at: https:// meetnow.global/M7UF4PJ
Your Vote is Important
Whether or not you plan to attend the meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. please refer to (i) the instructions of the Notice of Internet Availability of Proxy Materials you received in the mail, (ii) the section entitled General Information About the Annual Meeting beginning on page 115. of this Proxy Statement, or
(iii) if you requested to receive printed proxy materials, your enclosed proxy card.
By Order of the Board of Directors,
Oleg Khaykin
President and Chief Executive Officer
Chandler, Arizona
September 29, 2023

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 8, 2023: The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended July 1, 2023, are available free of charge at the following website: www.edocumentview.com/VIAV

VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  3

VIAVI at a Glance
VIAVI at a Glance
Our Values
The following six VIAVI business values articulate the cultural identity for VIAVI and provide shared understanding of expectations across the Company.

Exhibit Business Acumen	Manage Complexity & Ambiguity	Take Informed Risks	Cultivate Innovation	Foster a Winning Culture	Drive Vision & Purpose
4  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

VIAVI at a Glance
Fiscal Year 2023 Financial Performance
FY23 was a challenging year for VIAVI. Early in the fiscal year, NSE experienced a rapid slowdown in order demand from service providers. The slowdown pattern then became broad based generally impacting our customers, geographies, competitors and markets. The Optical Security and Performance Products (“OSP”) business unit started the fiscal year strong, but later saw macroeconomic headwinds negatively impact demand for its two major products, which included softening of anti-counterfeiting pigment orders following the strong demand experienced during the pandemic. The demand for anti-counterfeiting products was impacted by inventory correction as governments dialed back fiscal stimulus and 3DS was impacted by weaker demand for smartphones. Despite these challenging financial trends, in FY23, we continued to invest in new technologies and applications, expanded into higher growth markets such as PNT, and initiated and completed a restructuring program to reduce expenses. During FY23, we further improved our balance sheet by paying off the remainder of our 1.75% Senior Convertible Notes due 2023 and exchanging $127.5 million of our 1.00% Senior Convertible Notes due 2024 for $132 million of 1.625% Senior Convertible Notes due 2026 and issuing $118 million of 1.625% Senior Convertible Notes due 2026 for cash. We continued to execute our capital allocation strategy by deploying $72.3 million towards acquisitions and repurchasing 7.3 million shares of our common stock for $83.9 million.
We believe such actions will position us effectively from both a financial and operational perspective in FY24. In FY24, our focus remains on executing against our strategic priorities to drive revenue and earnings growth, capture market share and continue to optimize our capital structure. We remain positive on our long-term growth drivers in 5G Wireless, Fiber, 3D Sensing and PNT.

Net Revenues down 14.4% year-over-year	GAAP Operating Margin down 690 basis points year-over-year to	Total Consolidated GAAP EPS increased 57.1% year-over-year to
$1.1 Billion	7.4%	$0.11(1)(2)

Capital Returned to Stockholders in FY23	Non-GAAP Operating Margin down 660 basis points year-over-year to	Total Consolidated non-GAAP EPS down 42.1% year-over-year to
$83.9 Million	15.6%(1)	$0.55(1)
(1)Appendix A includes a reconciliation of these non-generally accepted accounting practices (“GAAP”) financial measures to the most directly comparable GAAP financial measures.
(2)GAAP earnings per share (“EPS”) increased in fiscal 2023 largely due to the loss incurred in connection with the repurchase of certain 1.00% and 1.75% Senior Convertible Notes in fiscal year 2022 (“FY22).

VIAVI Solutions Inc.      |  FY 2023 Notice of Annual Meeting & Proxy Statement    |   5

VIAVI at a Glance
Compensation Discussion and Analysis Highlights
Compensation Policies and Practices
Our commitment to designing an executive compensation program that is consistent with responsible financial and risk management is reflected in the following policies and practices:

What We Do		What We Don’t Do

Compensation Committee is comprised 100% of independent Directors.	x	No employment agreements that provide for fixed terms or automatic compensation increases or equity awards.
Independent compensation consultant retained by the Compensation Committee	x	No repricing or repurchasing of underwater stock options without stockholder approval.
Balance short- and long-term incentives, cash and equity and fixed and variable pay elements.	x	No dividends or dividend equivalents on unearned awards.
Performance-based awards comprising approximately 50% of the overall equity allocation to executive officers.	x	No pledging or hedging of VIAVI securities.
Require one-year minimum vesting for awards granted under the Amended and Restated 2003 Equity Incentive Plan, subject to certain exceptions.	x	No “single trigger” change in control acceleration of vesting for equity awards.
Maintain a clawback policy that applies to both cash incentives and equity awards.	x	No excessive perquisites.
Assess and mitigate compensation risk.	x	No excessive cash severance payments or benefits.
Solicit an annual advisory vote on executive compensation.	x	No executive pension plans.
Maintain stock ownership guidelines.	x	No supplemental executive retirement plans.
	x	No "golden parachute" tax gross-ups.
Incentive Program – Pay-for-Performance Highlights
As described more fully in the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, our Named Executive Officers (NEOs) are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices:
■Pay for Performance: Align executive compensation to the success of our business objectives and the VIAVI growth strategy.
■Competitiveness: Provide competitive compensation that attracts and retains top-performing executive officers.
■Outperformance: Motivate executive officers to achieve results that exceed our strategic plan targets.
■Stockholder Alignment: Align the interests of executive officers and stockholders through the managed use of long-term incentives.
■Balance: Set performance goals that reward an appropriate balance of near- and long-term results.
■Internal Pay Equity: Promote collaboration among executive officers by considering internal pay equity in setting compensation levels.
6  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

VIAVI at a Glance
FY23 CEO Target Total Direct Compensation
54% performance-based and 91% at risk
FY23 Incentive Plan Results (CEO)

FY23 VPP Payout	MSUs Earned in FY23	FY23 Performance
$0 for H1 of FY23	FY2020 MSUs: 108.25% of 3rd tranche earned	58.3 percentile TSR ranking
	FY2021 MSUs: 145.00% of 2nd tranche earned	73.0 percentile TSR ranking
$0 for H2 of FY23	FY2022 MSUs: 146.00% of 1st tranche earned	73.4 percentile TSR ranking
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  7

VIAVI at a Glance
CEO Compensation and Performance Alignment
See page 75 of the CD&A for more information.
8  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Corporate Governance
VIAVI prioritizes best-in-class governance and compliance by adopting market leader standards for Board composition and corporate governance. We believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing stockholder value. Continuing to develop and implement best practices throughout our corporate governance structure is a fundamental part of our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity growth. Good corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency, and accountability in our business activities.
Corporate Governance Highlights
We are vocal advocates for the adoption of sound corporate governance policies that include strong Board leadership and strategic deliberation, prudent management practices and transparency.
Highlights of our governance practices, among others, include:
Sound Governance Practices
■Annual Election of Directors
■Majority voting for Directors in uncontested elections
■Executive sessions of independent Directors
■Procedures for stockholders to communicate directly with the Board
■Stock ownership requirements for Directors and executives
■Annual advisory vote on executive compensation
■No pledging or hedging of VIAVI securities
■No multi-voting or non- voting stock
■Robust training and compliance programs, with 100% employee participation in Code of Business Conduct Training
Independence and Board Composition
■Non-executive, independent Board Chair
■All committees are comprised of independent Directors
■All members of the Audit Committee are Audit Committee Financial Experts
■33% of the Board is comprised of diverse individuals or women, with women serving key leadership positions on the Board.
Review and Oversight
■Annual Board, individual Director and Committee evaluations
■Risk oversight by Board and Committees, including with respect to cybersecurity
■Annual review of Committee charters and Corporate Governance Guidelines
■Compensation Committee oversight of human capital management including diversity, equity, and inclusion (“DEI”)
■Governance Committee oversight of the Company’s ESG matters
■ESG Executive Steering Committee responsible for the Company’s ESG policies, strategies,goals and initiatives
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  9

Corporate Governance
Board Leadership
The Board has determined that it is in the best interest of the Company to maintain separate Board Chair and Chief Executive Officer positions. The Board believes that having an independent Director serve as Chair is the most appropriate leadership structure, as this enhances its independent oversight of management and the Company’s strategic planning, reinforces the Board’s ability to exercise its independent judgment to represent stockholder interests, and strengthens the objectivity and integrity of the Board. Moreover, we believe an independent Chair can more effectively lead the Board in objectively evaluating the performance of management, including the Chief Executive Officer, and guide it through appropriate Board governance processes. Richard Belluzzo serves as our independent Chair of the Board.
The duties of the Chair of the Board and Chief Executive Officer are set forth in the table below:

Chair of the Board	Chief Executive Officer

▪Sets the agenda of Board meetings
▪Presides over meetings of the full Board
▪Contributes to Board governance and Board processes
▪Communicates with all Directors on key issues and concerns outside of Board meetings
▪Presides over meetings of stockholders

▪Sets strategic direction for the Company
▪Creates and implements the Company’s vision and mission
▪Leads the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board and its committees

Director Independence
In accordance with current Nasdaq listing standards, the Board, on an annual basis, affirmatively determines the independence of each Director and nominee for election as a Director. Our Director independence standards include all elements of independence set forth in the Nasdaq listing standards, and can be found in our Corporate Governance Guidelines, which are included in the “Governance” section of our website at https://www.viavisolutions.com/en-us/corporate/about-us/environment-social-and-governance. The Board has determined that each of its non-employee Directors was independent as determined by the relevant Nasdaq listing standard for board independence and for any committee which such Director served on during FY23.
In making the determination of the independence of our Directors, the Board considered whether there were any transactions between VIAVI and entities associated with our Directors or members of their immediate families, including transactions involving VIAVI, investments in companies in which our Directors or their affiliated, and determined there were none. Additionally, there are no family relationships among any of our executive officers and Directors.
Independent Directors
8 of 9 Directors are Independent

Audit Committee Chair	Independent

Compensation Committee Chair	Independent

Corporate Development Committee Chair	Independent

Governance Committee Chair	Independent
10  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Board Composition, Experience and Diversity
The Governance Committee regularly reviews the overall composition of the Board and its committees to assess whether it reflects the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to VIAVI’s current and future global business and strategy.1
Board Composition Reflects Alignment with Long-Term Strategy
Key Board Statistics:

8 out of 9 of our directors are independent (89%).

Demonstrated commitment to diversity: 3 of our 9 directors (33%) are diverse individuals or women.

VIAVI regularly reviews board committee leadership, succession, and diversity.	Ongoing board refreshment: 3 members of our current board were appointed in the past 6 years.

The Board considers length of tenure when reviewing nominees in order to maintain overall balance of experience, continuity, and fresh perspective.

33%	34%	33%

0 – 5 YEARS	6 – 10 YEARS	10+ YEARS

(1)For the purpose of the above figures, this information relates to our Directors who are serving as of the date of this Proxy Statement and each year refers to the 12-month period ending on September 29, 2023. Additionally, three out of the four last nominees to the Board have been female.
Board Diversity Matrix

Board Size:
Total Number of Directors	9

Gender:	Male	Female
Number of Directors based on gender identity	7	2

Number of Directors who identify in any of the categories below:
Asian	1

White	6	2
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  11

Corporate Governance
To see our Board Diversity Matrix as of September 29, 2022, please see the proxy statement filed with the SEC on September 29, 2022.
12  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Role of the Committees in Risk Oversight
Our Board committees assist the Board in fulfilling its risk oversight responsibilities. Generally, the committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. When any of the committees receives a report related to material risk oversight, the chair of the relevant committee reports on the discussion to the full Board.

THE BOARD
Our Board is ultimately responsible for oversight of risks

AUDIT COMMITTEE
The Audit Committee coordinates the Board’s oversight of the Company’s internal controls over financial reporting and disclosure controls and procedures as well as the Company’s cybersecurity and information technology risks, controls and procedures.

COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE
The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning for senior executives and human capital management.	The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, corporate governance and ESG topics.
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  13

Corporate Governance
Board Oversight of Risk
We take a comprehensive approach to risk management as we believe risk can arise in every decision and action taken by the Company, whether strategic or operational. Consequently, we seek to include risk management principles in all of our management processes and in the responsibilities of our employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.
Role of Management
Management is responsible for the day-to-day supervision of risk, while the Board, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The Company periodically conducts comprehensive enterprise risk assessment surveys covering key functional areas and business units. The results are reviewed and discussed by senior management and presented to the full Board. Senior management attends Board meetings, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by the Board. In FY22, the Company conducted an ESG priority assessment, and management engages with the Board on ESG risks and opportunities.
Compensation Program Risk Assessment
Consistent with SEC disclosure requirements, in FY23, a team composed of senior members of our human resources, finance and legal departments and our compensation consultant, Compensia, Inc. (“Compensia”), inventoried and reviewed elements of our compensation policies and practices. This team then reviewed these policies and practices with the Company’s management to assess whether any of our policies or practices create risks that are reasonably likely to have a material adverse effect on the Company. This assessment included a review of the primary design features of the Company’s compensation policies and practices, the process for determining executive and employee compensation and consideration of features of our compensation programs that help to mitigate risk. Management reviewed and discussed the results of this assessment with the Compensation Committee, which consulted with Compensia. Based on this review, we believe that our compensation policies and practices, individually and in aggregate, do not create risks that are reasonably likely to have a material adverse effect on the Company.
14  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Information Security Oversight
Information security is the responsibility of our Information Security team, overseen by our Chief Information Security Officer. We leverage a combination of the National Institute of Standards and Technology (NIST) Cybersecurity Framework, International Organization for Standardization and Center for Internet Security best practice standards to measure security posture, deliver risk management and provide effective security controls.
Our information security practices include development, implementation, and improvement of policies and procedures to safeguard information and ensure availability of critical data and systems. Our Information Security team conducts annual information security awareness training for employees involved in our systems and processes that handle customer data and audits of our systems and enhanced training for specialized personnel. Our program further includes review and assessment by external, independent third- parties, who assess and report on our internal incident response preparedness and help identify areas for continued focus and improvement.
As set forth in its charter, our Audit Committee, comprised fully of independent Directors, is responsible for oversight of risk, including cybersecurity and information security risk. Our Audit Committee has established a Cybersecurity Steering Committee consisting of three independent Directors, Laura Black (who serves as Chair of the Cybersecurity Steering Committee), Douglas Gilstrap and
Joanne Solomon, as well as our Chief Information Officer, our Chief Information Security Officer and other members of our management representing a variety of teams and functions including legal, finance, and internal audit. Members of our Cybersecurity Steering Committee have work experience managing cybersecurity and information security risks, an understanding of the cybersecurity threat landscape and/or knowledge of emerging privacy risks.
The purpose of the Cybersecurity Steering Committee is to ensure our compliance with reasonable and appropriate organizational, physical, administrative and technical measures designed to protect the integrity, security and operations of our information technology systems, transactions, and data owned by us, by providing guidance and oversight of our information technology and cybersecurity program.
The Cybersecurity Steering Committee generally meets on a quarterly basis and generally delivers reports and updates to the Audit Committee at each scheduled Audit Committee meeting. The Audit Committee or, at the Audit Committee’s instruction, the Cybersecurity Steering Committee regularly briefs the full Board on these matters, and the Board receives regular updates on the status of the information security program, including but not limited to relevant cyber threats, roadmap and key initiative updates, and the identification and management of information security risks. Our full Board reviews cybersecurity related opportunities as they relate to our business strategy, and cybersecurity-related matters are also factored into business continuity planning.
Our Information Security Oversight Structure

Information Security Team	Cybersecurity Steering Committee	Audit Committee	The Board
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  15

Corporate Governance
The Board of Directors and Its Committees
The Board has four standing committees: the Audit Committee, Compensation Committee, Corporate Development Committee, and Governance Committee. Our Audit, Compensation, Corporate Development, and Governance Committees operate pursuant to charters that have been approved by the Board, are reviewed at least annually and are available on our website at investor.viavisolutions.com/governance/committee- charters.
The table below indicates the composition of each of the committees of our Board (as of July 1, 2023):

DIRECTORS	Richard E. Belluzzo	Keith Barnes	Laura Black	Tor Braham	Donald Colvin	Doug Gilstrap	Masood A. Jabbar	Oleg Khaykin	Joanne Solomon

AUDIT COMMITTEE
COMPENSATION COMMITTEE
CORPORATE DEVELOPMENT COMMITTEE
GOVERNANCE COMMITTEE

Chair of the Board	Committee Member	Committee Chairperson	Financial Expert
Board Meetings and Director Attendance
During FY23, the Board held 4 meetings. Each Director attended at least 75% of the aggregate of all meetings of the Board and any committees on which they served during FY23 after becoming a member of the Board or after being appointed to a particular committee.
The Company encourages, but does not require, its Board members to attend the 2023 Annual Meeting. All then-current Directors attended the 2022 Annual Meeting.

FY23 Average Board Meeting Attendance
92%
16  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Audit Committee

Responsibilities	Current Members

The primary responsibility of the Audit Committee is to assist the full Board in fulfilling its oversight responsibilities with respect to:
Donald Colvin (Chair)
Keith Barnes
Masood A. Jabbar
Joanne Solomon
Meetings:
9 meetings during FY23.
Attendance:
The average attendance of the Directors at Audit Committee meetings in FY23 was 97%
Independence:
The Board has determined that all members of the Audit Committee are “independent” as defined in the applicable rules and regulations of the SEC and Nasdaq.
Financial Experts:
The Board has determined that Keith Barnes, Donald Colvin, Masood A. Jabbar and Joanne Solomon are “audit committee financial expert(s)” as defined by Item 407(d) of Regulation S-K of the Exchange Act.

•The integrity of the Company’s financial statements and other financial information provided by the Company to its stockholders, the public and others;
▪The Company’s systems of disclosure controls and internal controls regarding finance, accounting, legal compliance and ethical behavior;
▪The Company’s auditing, accounting and financial reporting processes generally;
▪The appointment, qualifications and performance of the Company’s internal audit function and independent auditors;
▪Pre-approval of services (both audit and non-audit) to be provided by the independent auditors; and
▪Review related party transactions.
▪Whether the Company’s independent auditors’ provision of non-audit services is compatible with maintaining the independence of the independent auditors.
▪The Company’s cybersecurity and information security risk management.

A copy of the Audit Committee charter can be viewed at the Company’s website at investor.viavisolutions.com.

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Corporate Governance
Compensation Committee

Responsibilities	Current Members

The primary responsibility of the Compensation Committee is to assist the full Board in fulfilling its oversight responsibilities with respect to:
Keith Barnes (Chair)
Richard E. Belluzzo Douglas Gilstrap
Meetings:
4 meetings during FY23.
Attendance:
The average attendance of the Directors at Compensation Committee meetings in FY23 was 75%.
Independence:
The Board has determined that all members of the Compensation Committee are “independent” as defined in the applicable rules and regulations of the SEC and Nasdaq.

▪The Company’s overall compensation policies, structure and programs (including with respect to wages, salaries, cash incentives, equity plans, employee benefit plans and other benefits) for its employees and officers;

▪The annual review and approval of the compensation policies applicable to the Company’s executive officers (including the Company’s named executive officers), including the relationship of the Company’s achievement of its goals and objectives to executive compensation;
▪The annual review and recommendation to the Board for approval of corporate goals and objectives relevant to the compensation of the CEO, and to at least annually evaluate the performance of the CEO in light of these goals and objectives;
▪Review matters related to succession planning and executive development for executive officers;
▪Oversee the implementation and administration of the Company’s equity incentive, stock option and stock purchase plans;
▪Review the results of the stockholder advisory vote regarding the Company’s executive compensation (the “Say on Pay Vote”) and make appropriate recommendations to the Board; and
▪Oversee the development, implementation and effectiveness of the Company’s practices, policies and strategies relating to human capital management as they relate to the Company’s workforce generally, including but not limited to policies and strategies regarding recruiting, selection, career development and progression, and diversity, equity and inclusion practices.

Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the “Compensation Discussion and Analysis” below.
A copy of the Compensation Committee charter can be viewed at the Company’s website at investor.viavisolutions.com.
Doug Gilstrap was appointed to the Compensation Committee effective November 23, 2022. Timothy Campos resigned from the Compensation Committee effective January 9, 2023.

18  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Corporate Development Committee

Responsibilities	Current Members

The primary responsibility of the Corporate Development Committee is to assist the full Board in fulfilling its oversight responsibilities with respect to:
▪The review of all strategic transactions for which Board or Corporate Development Committee approval is required and to make appropriate recommendations to the Board with respect to any Strategic Transaction for which Board approval is required.

Laura Black (Chair)
Masood A. Jabbar
Tor Braham
Donald Colvin
Meetings:
4 meetings during FY23.
Attendance:
The average attendance of the Directors at Corporate Development Committee meetings in FY23 was 90%.
Independence:
The Board has determined that all members of the Corporate Development Committee are “independent” as defined in the applicable rules and regulations of the SEC and Nasdaq.

The Corporate Development Committee reviews and approves certain strategic transactions for which approval of the full Board is not required and makes recommendations to the Board regarding those transactions for which the consideration of the full Board is appropriate.
A copy of the Corporate Development Committee charter can be viewed at the Company’s website at investor.viavisolutions.com.
Effective November 20, 2022, Laura Black was appointed Chair of the Corporate Development Committee. Tim Campos resigned from the Corporate Development Committee effective January 9, 2023.

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Corporate Governance
Governance Committee

Responsibilities	Current Members

The primary responsibility of the Governance Committee is to assist the full Board in fulfilling its oversight responsibilities with respect to:
Richard E. Belluzzo (Chair)
Keith Barnes
Laura Black
Meetings:
4 meetings during FY23.
Attendance:
The average attendance of the Directors at Governance Committee meetings in FY23 was 100%.
Independence:
The Board has determined that all members of the Governance Committee are “independent” as defined in the applicable rules and regulations of the SEC and Nasdaq.

▪Developing, and annually updating, a long-term plan for Board composition that takes into consideration the current strengths, weaknesses, skills and experience on the Board, anticipated retirement dates and the strategic direction of the Company;
▪Develop recommendations regarding the essential and desired skills and experience for potential Directors, taking into consideration the Board’s short and long-term needs;
▪Recommend to the Board nominees for election as members of the Board (in performing this function, the Board has authorized and appointed the Governance Committee to serve as the Company’s Nominating Committee);
▪Review, monitor and make recommendations regarding the orientation and ongoing performance and development of Directors, and develop, recommend and oversee continuing education programs for Directors as and when deemed appropriate;
▪Recommend appropriate Board, committee and individual Director evaluation programs to the Board and oversee the implementation and administration of such programs once approved by the Board;
▪Monitor and evaluate professional, employment and other changes affecting Directors to ensure compliance with Board guidelines and the Company’s Code of Business Conduct;
▪Review and evaluate the Company’s programs, policies and practices relating to ESG and related disclosures; and
▪Review and monitor key public policy trends, issues, regulatory matters and other concerns that may affect the Company’s business, strategies, operations, performance or reputation.

The Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website at investor.viavisolutions.com.

20  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Director Evaluations
Our Board maintains a regular and robust evaluation process designed to continually assess its effectiveness, and the Board believes that the effectiveness of its Directors and committees is critical to the Company’s success and to the protection of long-term stockholder value. Every year, the Board conducts a formal evaluation of each committee, individual Directors, and the Board as a whole. Our process is designed to gauge understandings of and effectiveness in board composition and conduct; meeting structure and materials; committee composition; strategic planning and oversight; succession planning; culture and diversity; and other relevant topics, such as crisis management and ESG-related perspectives and skills.
The process involves the Governance Committee, working with the Board Chair, designing this year’s evaluation process, which includes three components: (1) written questionnaires, (2) individual Board Chair interviews with certain Directors, and (3) group discussions. When designing the evaluation process and questions, the Board considers the current dynamics of the boardroom, the Company, and our industries, the format of previous annual evaluations, and issues that are at the forefront of our investors’ minds.

Written Questionnaires
Directors responded to a custom questionnaire, meant to gauge understandings of and effectiveness in board and committee composition and conduct, and individual Director performance, and to identify suggested ways to implement best practices in FY24.

Individual Interviews
Certain Directors participated in individual Board Chair interviews, which responded to questions for each of their committee assignments and identified Committee strengths and accomplishments in FY23 together with recommended changes in committee practices for FY24.

Group Discussions
In addition to written questionnaires and individual Director interviews, the annual Board, committee, and Director evaluation included group discussions among certain Directors regarding the evaluation process.

Review & Report of Results
The findings of the annual Board, committee and Director evaluation process were prepared by Corporate Legal Team to protect the anonymity and the integrity of the evaluation process, with the findings presented to the Governance Committee.

Discussion of Results
The Chair of the Governance Committee presented the results of the annual Board, committee, and Director assessment to the Board, and the Directors discussed the results and identified any appropriate follow-up actions.

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Corporate Governance
Director Selection and Nomination Process
In reviewing potential candidates for the Board, the Governance Committee considers the individual’s experience in the Company’s industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement Director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. Directors should be highly accomplished in their respective field, with superior credentials and recognition. In selecting Director nominees, the Committee generally seeks active and former leaders of major complex organizations, including scientific, government, educational and other non-profit institutions.
The Governance Committee intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.
It is the Governance Committee’s goal to nominate candidates with diverse backgrounds and capabilities, to reflect the diverse nature of the Company’s stakeholders (security holders, employees, customers and suppliers), while emphasizing core excellence in areas relevant to the Company’s long-term business and strategic objectives.
A detailed description of the criteria used by the Governance Committee in evaluating potential candidates may be found in the charter of the Governance Committee.
In November 2022, Douglas Gilstrap was appointed to the Board. He was initially recommended by a member of our Board given his long and extensive career in the telecommunication, software and technology industries, operational experience and expertise with strategic transactions. He was then considered by the Governance Committee, which determined Mr. Gilstrap was the most qualified candidate after conducting its regular evaluation process and recommended his appointment to the full Board for approval.

The Governance Committee regularly evaluated the needs of the Board in terms of areas relevant to the Company’s long-term business and strategic objectives as well as considerations regarding diversity, individual and director qualifications, attributes, skills and experience.

Director nominees are identified with input from directors, search firms, stockholders, and/or members of management.

The Governance Committee evaluates Director nominee qualifications, reviews for potential conflicts, instances of over boarding, independence, and interviews candidates and recommend nominees to the Board.

The Board evaluates Director nominees, discusses impacts on the Board, and selects Director nominees for considerations at our annual meetings.

Our stockholders vote on Director nominees at our annual meetings.
22  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Stockholder Recommendations for Board Candidates
The Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. Stockholders wishing to recommend candidates for Director positions may do so by providing a timely notice in writing to the Company’s Secretary at 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286, providing the proposed candidate’s curriculum vitae and other information specified in the Company’s Bylaws, which can be found at www.viavisolutions.com. There are no differences in the manner in which the Governance Committee evaluates nominees for Director based on whether the nominee is recommended by a stockholder. For information about how stockholders can nominate candidates for Director positions, please see “General Information About the Annual Meeting” below.

Board Succession, Refreshment and Diversity
Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of experience and qualifications, introduce fresh perspectives, and broaden and diversify the views and experience represented on the Board. The Board seeks the most qualified candidates and focuses on a diverse composition, including diversity of perspectives, skills, backgrounds, experience and other characteristics such as gender and race. The Board continues to develop plans for Board succession and to closely monitor board composition relative to succession planning, including taking into account years of service, managing retirements and building upon the skill sets of our newer Board members.

The Board has also developed a skill set matrix that more concretely identifies valuable skills of current board members and assists the board with recruiting candidates with skill sets that complement the board’s effectiveness and continues to evolve with the Company’s strategy and needs. One-third of our Board has been a new nominee in the last six years. The Board is also committed to actively including qualified women and diverse individuals in the pool of potential Board nominees. Three of our last four new Director nominees have been women. We also recently appointed Laura Black to serve as the Chair of the Corporate Development Committee and the Chair of the Cybersecurity Steering Committee. Joanne Solomon was also appointed a a member of the Cybersecurity Steering Committee.
Communication between Stockholders and Directors
Stockholders may communicate with the Company’s Board through the Secretary by sending an email to bod@viavisolutions.com, or by writing to the following address: Chair of the Board, c/o Company Secretary, Viavi Solutions Inc., 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286. The Company’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.
Code of Ethics
The Company has adopted a Code of Ethics (known as the Code of Business Conduct) for its Directors, officers and other employees. The Audit Committee is responsible for oversight of the ethics programs as established by management and the Board. The Audit Committee also maintains oversight of approvals and waivers to the Code of Business Conduct.
The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct. A copy of the Code of Business Conduct is available on the Company’s website at https://www.viavisolutions.com/ en-us/literature/code-business-conduct-en.pdf.
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Corporate Governance
Management Succession Planning
Our Board of Directors believes that effective management of succession planning, particularly for our executive officers, has played an important role in the past successful transitions of executive officers and is important for the continued advancement of VIAVI. Pursuant to our Compensation Committee Charter, the Compensation Committee will at least annually review succession, retention and management development plans for our CEO and the company’s other executive officers, and report to the Board on these matters. The criteria used to assess potential candidates are formulated based on the Company’s strategic priorities, and include having the ability to perform and transform, and build talent and culture, and having a growth mindset and breadth of perspective. The Compensation Committee is responsible for follow-up actions with respect to succession planning, as may be delegated by our Board from time to time.
Further, in FY23, our CEO attained Executive Leadership Development and Succession plan goals that are tied to his compensation as discussed in more detail in the CD&A. On at least an annual basis, our CEO will make detailed presentations to our Board on executive officer plans and individual development plans for identified successors.
24  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Stockholder Engagement and Outreach
We recognize the importance of regular and transparent communication with our stockholders. Each year, we engage with our stockholders including our top institutional investors, and after last year’s Say on Pay vote, VIAVI continued its outreach and engagement efforts to ensure that stockholders had an opportunity to provide feedback on the Company’s executive compensation program, corporate governance practices and ESG initiatives as well as any other topics of concern.
In fiscal year 2023, we reached out to shareholders representing approximately 35% of our outstanding shares, and we will continue to seek out and consider stockholder feedback in the future.
Our Stockholder Engagement Program
Stockholder engagement is essential to our ongoing review of our corporate governance, ESG, and executive compensation programs and practices. Executive management, Investor Relations, Human Resources and the Corporate Secretary engage with stockholders from time to time to understand their perspectives on a variety of corporate governance matters, including executive compensation, corporate governance policies and corporate sustainability practices.
In addition to one-on-one engagements, we communicate with stockholders through a number of routine forums, including:
■Quarterly earnings presentations;
■SEC filings;
■The Annual Report and Proxy Statement;
■The annual stockholders meeting; and
■Investor meetings, conferences and web communications.
We relay stockholder feedback and trends on corporate governance, ESG and executive compensation developments to our Board and its standing Committees and work with them to enhance our practices and improve our disclosures.
Stockholder Engagement Outcomes in FY23
As part of our stockholder engagement efforts over the last year, we heard from stockholders on key corporate governance, executive compensation, and sustainability- related matters.
As a result of our engagement efforts, including our engagement efforts in fiscal year 2022, we have adopted an ESG modifier to our executive compensation program in for FY24. See our CD&A for more information.
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Corporate Governance
Environmental, Social, and Governance Matters
At VIAVI, we are focused on helping our customers succeed, creating a more inclusive workforce, and making our business more sustainable. In light of the challenging economic environment over the past year, we established an ESG Executive Steering Committee to ensure ongoing alignment of our ESG practices with our business strategy. The ESG Executive Steering Committee exercised oversight with respect to our ESG programs, investments and goals and worked to balance the near-term needs of the business and our ESG priorities. The ESG Executive Steering Committee created four ESG Program Groups – Environmental, Social, Governance and Cybersecurity – to advance our ESG program by focusing on topics that are relevant to the business.
For more information regarding our ESG initiatives, progress to date and related matters, please visit the "Environment, Social, and Governance" section of our corporate website, which can be found at https://www.viavisolutions.com/en-us/corporate/about-us/environment-social-and-governance.
Board, Committee and Management Oversight of ESG
Given the importance of ESG matters to the long-term success of our business, our Board and its committees play important roles in overseeing critical ESG matters.

THE BOARD

Our Board is responsible for oversight of key ESG risks and opportunities as well as alignment of ESG with our business strategy.

GOVERNANCE COMMITTEE

Review and evaluate the Company’s programs, policies, and practices relating to ESG and related disclosures.
Review and monitor key public policy trends, issues, regulatory matters, and other concerns that may affect the Company’s business, strategies, operations, performance, or reputation.
Nominate Director candidates with diverse backgrounds and capabilities to reflect the diverse nature of the Company’s stakeholders (security holders, employees, customers, and suppliers), while emphasizing core excellence in areas pertinent to our long-term business and strategic objectives.

COMPENSATION COMMITTEE	AUDIT COMMITTEE
Oversee the development, implementation, and effectiveness of the Company’s practices, policies, and strategies relating to human capital management as they relate to the Company’s workforce generally, including but not limited to policies and strategies regarding recruiting, selection, career development and progression, and DEI practices.	Review the Company’s cybersecurity and other information technology risks, controls, and procedures, including review of the threat landscape facing our Company and our Company strategy to mitigate cybersecurity risks and potential breaches.

ESG EXECUTIVE STEERING COMMITTEE
In FY23, we established a senior executive level ESG Executive Steering Committee, which is responsible for senior management-level oversight of our ESG programs, goals, investments and targets, measuring achievement and aligning ESG practices with our overall business strategy and providing guidance to the ESG Program Committee. The members of the ESG Executive Steering Committee represent a variety of teams and functions, including legal, investor relations, human resources, environmental, health and safety, product compliance, supply chain, finance and marketing.

26  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Corporate Governance
Environmental Sustainability
VIAVI strives to conduct business in an environmentally sustainable manner, which we believe is important to our stakeholders and contributes to our reputation and brand. While our facilities and operations have a relatively modest environmental footprint, we engage in and seek to improve our preservation, conservation, recycling, and waste reduction practices. VIAVI focuses on environmental sustainability in a number of ways, including by managing our carbon footprint, by reducing resource consumption, and by working to use reclaimed water.
Human Capital Management
The VIAVI culture is made up of the diverse contributions of our approximately 3,600 employees worldwide (as of July 1, 2023) representing more than 30 self-identified nationalities working across 30 countries. We empower our employees to learn and develop their skills to accelerate their career and to attract best-in- class talent. The CEO and the SVP of Human Resources are responsible for the development of our People Strategy and execute on this with the support of the Executive Management Team. We regularly update and partner with the Compensation Committee of the Board of Directors on human capital matters.
Diversity, Equity and Inclusion
As an international company, the diversity of our workforce is important to VIAVI. We are committed to promoting and maintaining an inclusive work environment that is free of unlawful discrimination, retaliation and harassment in any form and offering equal opportunities to everyone.
Employee Wellness & Community Impact
Our regional wellness initiatives support our employees by encouraging healthy behaviors and promoting self-care and personal resilience. VIAVI employees contribute their time and energy to make an impact in the communities where they live and work. Our global community outreach and impact teams serve children, education, and the environment through volunteerism. Building personal resilience was the focus of the wellness workshop held in Singapore, equipping the team with tools to face and persevere through challenges in life.
Responsible Business Conduct
VIAVI is committed to responsible business conduct, and one of the ways we demonstrate this is by being an Affiliate member of the Responsible Business Alliance. As a member, VIAVI supports and has adopted the Vision and Mission of the RBA:
▪Vision: A global electronics industry that creates sustainable value for workers, the environment, and business.
▪Mission: Members, suppliers, and stakeholders collaborate to improve working and environmental conditions through leading standards and practices.
VIAVI has committed to progressively align our own operations with the provisions of the RBA Code of Conduct and to support and encourage our own first-tier suppliers to do the same. Wherever possible, VIAVI will seek to adopt the RBA approach and tools in practical ways in the spirit of the industry’s common goals.
VIAVI has established a Global Environmental Policy and a Global Human and Labor Rights Policy, which were approved by our Board of Directors and which underscore VIAVI’s long-term commitment to respecting and protecting universal human rights, engaging in fair labor practices and advancing environmental sustainability.
___________________________________
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Proposal 1	Election of Directors
We are asking our stockholder to vote “FOR” nine nominees for election as Directors, each to serve on our Board for a one-year term until the 2024 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or, if earlier, the Director’s resignation, removal, or death. Eight of the Nominees were previously elected by stockholders at the 2022 Annual Meeting of Stockholders.
The Board believes that each of the Nominees has the knowledge, experience, skills and background necessary to contribute to an effective and well-functioning Board.
Our Director Nominees

Nominee	Age at Proxy Date	Primary Occupation	Director Since
Richard E. Belluzzo (Board Chair)	69	US Venture Partner of Innogest SGR SpA	February 2005
Keith Barnes	72	Former Chief Executive Officer and Chair of the Board of Verigy Ltd.	October 2011
Laura Black	62	Managing Director of Needham & Company, LLC	February 2018
Tor Braham	66	Former Managing Director and Global Head, Technology, M&A for Deutsche Bank Securities	October 2015
Donald Colvin	70	Former Interim Chief Financial Officer of Isola Group Ltd.	October 2015
Douglas Gilstrap	59	Senior Industrial Advisor and Venture Partner at EQT and TCV	November 2022
Masood A. Jabbar	73	Former Chief Executive Officer of XDS Inc.	March 2006
Oleg Khaykin	58	Chief Executive Officer of Viavi Solutions Inc.	February 2016
Joanne Solomon	57	Former Chief Financial Officer of Maxeon Solar Technologies	February 2022
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES NAMED ABOVE.
28  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 1
Considerations in Director Selection
The Company’s Governance Committee is responsible for reviewing, evaluating and nominating individuals for election to the Company’s Board. The Governance Committee selects nominees from a broad base of potential candidates. The Governance Committee’s charter instructs it to seek qualified candidates regardless of race, color, religion, ancestry, national origin, gender, sexual orientation, etc.
It is the Governance Committee’s goal to nominate candidates with diverse backgrounds and capabilities, to reflect the diverse nature of the Company’s stakeholders (security holders, employees, customers and suppliers), while emphasizing core excellence in areas relevant to the Company’s long-term business and strategic objectives.
The Board believes that it is necessary for each of the Company’s Directors to possess many qualities and skills. When searching for new candidates, the Governance Committee seeks individuals of the highest ethical and professional character who will exercise sound business judgment. The Governance Committee also seeks people who are accomplished in their respective field and have superior credentials.
In addition, in selecting nominees, the Governance Committee seeks individuals who can work effectively together to further the interests of the Company, while preserving their ability to differ with each other on particular issues. A candidate’s specific background and qualifications are also reviewed in light of the particular needs of the Board at the time of an opening.
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Proposal 1
Qualification, Attributes, Skills and Experience
The table below summarizes the key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board particularly relies. The absence of a mark does not mean the Director does not possess that qualification or skill.

Qualifications, Expertise and Attributes	Richard E. Belluzzo	Keith Barnes	Laura Black	Tor Braham	Donald Colvin	Douglas Gilstrap	Masood A. Jabbar	Oleg Khaykin	Joanne Solomon
LEADERSHIP AND EXECUTIVE EXPERIENCE
GLOBAL BUSINESS PERSPECTIVE
INDUSTRY KNOWLEDGE
INSTITUTIONAL KNOWLEDGE
HUMAN CAPITAL MANAGEMENT
FINANCIAL/ AUDIT
CYBERSECURITY/ PRIVACY/RISK
STRATEGIC TRANSACTIONS/M&A
SALES AND MARKETING
TECHNOLOGY
30  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 1

Director Nominee Skills
The qualification, attributes, skills, and experience of our nominees and Directors were assessed using the following definitions:

DIRECTOR NOMINEE SKILLS The qualification, attributes, skills, and experience of our nominees and Directors were assessed using the following definitions:

LEADERSHIP AND EXECUTIVE EXPERIENCE	Oversaw the execution of important strategic, operational and policy issues while serving in an executive or senior leadership role at a public company. Previous Board experience at a public company.
GLOBAL BUSINESS PERSPECTIVE	Experience cultivating and sustaining business relationships internationally and overseeing multinational operations. Breadth of experience, including geographic/regional experience (e.g., head of company in region or large country).
INDUSTRY KNOWLEDGE	Significant knowledge of our industry, technology, and products. First-hand knowledge of customer base.
INSTITUTIONAL KNOWLEDGE	Significant knowledge of our business strategy, operations, key performance indicators and competitive environment.
HUMAN CAPITAL MANAGEMENT	Experience recruiting, managing, developing and optimizing a company's human resources to maximize its business value.
FINANCIAL/ AUDIT	Knowledge of financial markets, financing operations, complex financial management and accounting and financial reporting processes
CYBERSECURITY/ PRIVACY/RISK	Experience managing cybersecurity and information security risks; understanding of cybersecurity threat landscape; knowledge of emerging privacy risks.
STRATEGIC TRANSACTIONS/M&A	A history of leading growth through acquisitions, other business combinations and strategic partnership transactions.
SALES AND MARKETING	Experience in sales management, marketing campaign management, advertising or public relations.
TECHNOLOGY	A significant background working in technology, resulting in knowledge of how to anticipate technological trends, generate disruptive innovation and extend or create new business models. An engineering background and/or previous leadership at a technology company.
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Proposal 1
Director Nominee Biographies
Certain individual qualifications and skills of our Directors that contribute to the Board’s effectiveness as a whole are described below. Biographical information is as of the date of this Proxy Statement.
Richard E. Belluzzo
Age 69
Director Since: February 2005
Chair of the Board Since: November 2012
Experience:
Mr. Belluzzo served as interim Chief Executive Officer of VIAVI from August 2015 through February 2016. Mr. Belluzzo has served as US Partner of Innogest SGR SpA, a European Venture Fund since February 2015. From April 2011 to August 2012, he served as Executive Chair of Quantum Corporation, a provider of backup, recovery and archive products and services. From 2002 to 2011, he was Chair and Chief Executive Officer of Quantum Corporation. Prior to that, Mr. Belluzzo was President and Chief Operating Officer of Microsoft Corporation. Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft’s Group Vice President of the Personal Services and Devices Group and was Group Vice President for the Consumer Group. Prior to Microsoft, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics Inc. Before Silicon Graphics, Mr. Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as Executive Vice President of the Computer Products Organization.
Qualifications:
Mr. Belluzzo’s background and experience as the Chief Executive Officer of public companies, as well as his deep knowledge of the technology industry, senior leadership roles and service on the boards of other prominent public companies allow him to contribute significantly to the Board as its independent Chair and to its Compensation and Governance Committee.
Keith Barnes
Age 72
Director Since: October 2011
Experience:
Mr. Barnes served as Chief Executive Officer of Verigy Ltd, a semiconductor automatic test equipment company, from 2006 through 2010 and as Chair of the Board of Verigy from 2008 through 2011. Prior to that he was Chair and Chief Executive Officer of Electroglas, Inc. from 2003 through 2006 and Chair and Chief Executive Officer of Integrated Measurement Systems, Inc. from 1995 through 2001. Mr. Barnes is currently a member of the Board of Directors, Chair of the Compensation Committee, and member of the Governance and Nominating Committee of Knowles Corporation. Mr. Barnes is a member of the Board of Directors, Chair of the Compensation Committee and member of the Governance and Nominating committees of Rogers Corporation. Within the past five years, Mr. Barnes also served on the Board of Director of Mentor Graphics.
Qualifications:
Mr. Barnes’ extensive management experience as Chief Executive Officer of several technology companies, test and measurement industry background, and international sales and marketing knowledge, along with his experience as a board member for several public technology companies, provide important perspective and expertise as a Director and Chair of the Compensation Committee and a member of the Audit and Governance Committee.
32  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 1
Director Nominee Biographies
Laura Black
Age 62
Director Since: February 2018
Experience:
Ms. Black has served as a Managing Director of Needham & Company, LLC, a full-service investment banking firm since 1999. At Needham, she has raised public and private equity capital for numerous technology companies and served as strategic financial advisor on multiple mergers and acquisitions transactions. From July 1995 to February 1999, she served as a Managing Director of Corporate Finance at Black & Company, a regional investment bank subsequently acquired by Wells Fargo Van Kasper. From July 1993 to June 1995, Ms. Black served as a Director for TRW Avionics & Surveillance Group where she evaluated acquisition candidates, managed direct investments and raised venture capital to back spin- off companies. From August 1983 to August 1992, she worked at TRW as an electrical engineer designing spread spectrum communication systems. Ms. Black is currently a member of the Board of Directors, Chair of the Nominating and Governance Committee and member of the Audit Committee of Ichor Holdings, Ltd. Ms. Black is also currently a member of the Board of Directors and Interim Chair of the Audit Committee of Sakuu Corporation. Within the last five years, Ms. Black also served as Chair on the Audit Committee of Super Micro Computer, Inc.
Qualifications:
Ms. Black’s investment banking background and substantial experience with mergers and acquisitions and technology- focused firms as well as her experience as a public company audit committee chair, bring important perspective and expertise to the Board and its Corporate Development Committee and assist the Board in evaluating strategic opportunities.
Tor Braham
Age 66
Director Since: October 2015
Experience:

Mr. Braham served as Managing Director and Global Head, Technology, Mergers and Acquisitions for Deutsche Bank Securities from 2004 until 2012. From 2000 to 2004, he served as Managing Director and Co-head, West Coast
U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston. Prior to that, Mr. Braham was an investment banker with UBS Securities and a lawyer at a prominent Silicon Valley law firm. Mr. Braham currently serves as a member of the Board of Directors, Chairman of the Audit Committee and a member of the Compensation Committee of A10 Networks, a networking and security company. Within the last five years, Mr. Braham also served as member of the Board of Directors and Audit Committee of Altaba, Inc, (formerly Yahoo, Inc.) and and Live Oak Capital, Inc. Mr. Braham is also Of Counsel to the law firm King, Holmes, Paterno and Soriano.
Qualifications:
Mr. Braham’s substantial mergers and acquisitions experience assist the Board in evaluating the Company’s strategic opportunities and bring important perspective and expertise to the Board and its Corporate Development Committee.
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  33

Proposal 1
Director Nominee Biographies
Donald Colvin
Age 70
Director Since: October 2015
Experience:
Mr. Colvin was the Interim Chief Financial Officer of Isola Group Ltd. from June 2015 to July 2016. Mr. Colvin previously served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that was Executive Vice President and Chief Financial Officer of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and Chief Financial Officer of Atmel Corporation, Chief Financial Officer of European Silicon Structures as well as several financial roles at Motorola Inc. Mr. Colvin recently joined the Board of Directors of Maxeon Solar Technologies and is the board chairman, member of the Audit Committee and Chair of the Compensation Committee and member of the Nominating and Governance Committee. Mr. Colvin currently serves as a member of the board of Directors and Chair of the Audit Committee of Agilysys, Inc. and was previously a Director of Applied Micro Circuits Corp.
Qualifications:
Mr. Colvin’s financial expertise and service on several public company boards of Directors provide valuable perspective on the Company’s operations and opportunities and provide valuable perspective and expertise as a Director and Chair of the Audit Committee and member of the Corporate Development Committee.
Douglas Gilstrap
Age 59
Director Since: November 2022
Experience:
Douglas Gilstrap is a board member and investor of various global, privately-held telecommunications and technology companies. From 2014 to 2023, Mr. Gilstrap served as Senior Industrial Advisor and Venture Partner at EQT and TCV. From 2009 to 2014, Mr Gilstrap served as global Chief Strategy Officer at Ericsson.From 2003 to 2006 he was Head of Strategy at Cable and Wireless. Prior to that, from 2000 to 2003 he served as CEO of Radianz, a global financial enterprise data network. Before that, from 1995 to 2000 he was COO of Equant Networks, a public global data network services company. Mr. Gilstrap started his career as a CPA for Arthur Andersen in 1985.
Qualifications:
Mr. Gilstrap has had chairman and board roles as well as global C-level, finance, strategy, sales and transactional background in telecommunication and technology companies. He has extensive IPO and public equity experience with companies based in France, US, Netherlands, UK and Sweden. His global technology and telecommunication experience allows him to contribute to the board from a market and strategy perspective
34  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 1
Director Nominee Biographies
Masood A. Jabbar
Age 73
Director Since: March 2006
Experience:
Mr. Jabbar served as Lead Independent Director from November 2015 to February 2016. Mr. Jabbar was Chief Executive Officer of XDS Inc. from 2004 to 2006. Prior to that, he worked at Sun Microsystems Inc. (“Sun”) from 1986 to 2003, where he served in a series of progressively responsible roles including President of the Computer Systems Division, Chief Financial Officer of Sun Microsystems Computer Corporation, and Executive Vice President of Global Sales Operations. Mr. Jabbar’s career at Sun culminated as Executive Vice President and Advisor to the Chief Executive Officer, where he was responsible for advising the CEO on critical strategic issues. Prior to joining Sun, Mr. Jabbar spent ten years in finance and accounting at Xerox Corporation, and two years at IBM Corporation. Mr. Jabbar is a member of the board of Directors, and Chair of the board of Directors of Trice Imaging, Inc.
Qualifications:
Mr. Jabbar brings significant mergers and acquisitions, global sales and marketing and operational expertise gained from his experience in executive roles at Sun Microsystems, Inc. In addition, Mr. Jabbar’s experiences at Xerox and IBM and as a senior executive of Sun Microsystems provide the Board with valuable accounting and financial reporting expertise particularly relevant to his service on the Company’s Audit Committee. Finally, Mr. Jabbar’s service on the boards of several other technology companies provides him with valuable perspective as a Director and Chair of the Company’s Corporate Development Committee and as a member of the Audit Committee.
Oleg Khaykin
Age 58
Director Since: February 2016
Experience:
Mr. Khaykin joined VIAVI in February 2016 as President and Chief Executive Officer. Prior to joining the Company, Mr. Khaykin was a Senior Advisor with Silver Lake Partners from February 2015 to February 2016. Before that, he was President and Chief Executive Officer of International Rectifier from 2008 until its acquisition by Infineon AG in January of 2015. He has also served as Chief Operating Officer of Amkor Technology and Vice President of Strategy & Business Development at Conexant Systems. Earlier in his career he spent eight years with The Boston Consulting Group and prior to that, he was an engineer at Motorola, Inc. Mr. Khaykin is currently a member of the board of Directors of Avnet, Inc. where Mr. Khaykin serves on the Audit Committee and chairs the Finance Committee. Within the past five years, Mr. Khaykin also served as member of the Executive Compensation Committee and Chair of the Nominating and Governance Committee at Marvell Technology Group.
Qualifications:
Mr. Khaykin’s hands on experience leading the Company provides him with day-to-day knowledge of the Company’s operations. Additionally, Mr. Khaykin’s extensive operational and strategic experience at other technology companies adds substantial value to the Board and the Company.
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  35

Proposal 1
Director Nominee Biographies
Joanne Solomon
Age: 57
Director Since: February 2022
Experience:
Joanne Solomon served as Chief Financial Officer of Maxeon Solar Technologies Ltd. from January 2020 to March 2021. From July 2017 to September 2019, she served as Chief Financial Officer at Katerra Inc. Prior to that, she worked for sixteen years at Amkor Technology, Inc., one of the world's largest providers of semiconductor packaging and test services, in various roles including CFO. Solomon began her career at Price Waterhouse.
Qualifications:
Ms. Solomon's financial expertise and service provide valuable perspective to the Board and as a member of the Audit Committee. She brings extensive leadership experience and deep technology industry knowledge.
36  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 1
Director Compensation
Director Compensation Highlights
▪Emphasis on equity in the overall compensation mix.
▪Equity grants under a fixed-value annual grant policy with one-year vesting.
▪No performance-based equity awards.
▪Stock ownership guidelines set at three times the annual retainer to support stockholder alignment.
▪Policies prohibiting hedging, pledging and insider trading by our Directors.
▪No per-meeting fees.
▪Deferral provisions to facilitate stock ownership.
▪An annual limit on total Director compensation.
Purpose
Our Director compensation program is designed to attract and retain highly qualified non-employee Directors and to address the time, effort, expertise, and accountability required of active board membership. Our Compensation Committee believes that annual compensation for non- employee Directors should consist of both cash to compensate members for their services on the Board and its committees, and equity to align the interest of Directors and stockholders.
Process for Determining Non- Employee Director Compensation
Decisions regarding our non-employee Director compensation program are approved by the full Board based on recommendations by the Compensation Committee. In making such recommendations, the Compensation Committee takes into consideration the Director compensation practices of peer companies, the current and expected level of service of Directors, and whether such recommendations align with the interests of our stockholders. Like the compensation of our executive officers, the Compensation Committee reviews the total compensation of our non-employee Directors and each element of our Director compensation program annually. At the direction of the Compensation Committee, Compensia, the Compensation Committee’s independent consultant, annually analyzes the competitive position of the Company’s Director compensation program against the peer group used for executive compensation purposes.
Changes to Non-Employee Director Compensation for FY23
In August 2022, Compensia reviewed the competitive position of the compensation for non-employee directors and did not recommend making any changes given the Company’s competitive positioning relative to its peers and its program adjustments made in the prior year. As a result, our director compensation program remained unchanged for fiscal year 2023.
Director Compensation Governance
Our stockholder-approved Amended and Restated 2003 Equity Incentive Plan provides that the aggregate value of all compensation paid or granted, as applicable, to any non-employee Director with respect to any fiscal year, including awards granted under the Amended 2003 Plan and cash fees paid by us to such non-employee Director, will not exceed $1,000,000 in total value.
Our non-employee Directors are subject to Director stock ownership guidelines and prohibitions on hedging, pledging and insider trading. Please see our Compensation Discussion and Analysis below for more information. As of September 21, 2023, our Directors have either satisfied their stock ownership requirement or have time to satisfy the requirement.
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  37

Proposal 1
FY23 Director Compensation Program
Our FY23 non-employee Director compensation is described in its entirety in the table below:

Compensation Element for Role	Board Compensation
General Board Service – Cash
Annual Retainer	$70,000, paid in quarterly installments
General Board Service – Equity
Annual RSU Grant	Grant Value of $210,000; made under the Amended and Restated 2003 Equity Incentive Plan
Vesting Schedule	Vest on the first anniversary of the grant date
Number of shares determined using 30 calendar day average stock price prior to date of grant

		Chair	Member
Committee Service Annual Retainer	Audit	$32,000	$15,000
	Compensation	$24,000	$10,000
	Governance/Corporate Development/ Cyber Risk	$15,000	$7,500
Non-Employee Board Chair
Additional Board Retainer	$75,000
Non-employee Directors are also reimbursed for travel and other out-of-pocket expenses in connection with their attendance at Board and committee meetings.
38  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 1
2023 Director Compensation Table
This table below describes the compensation earned by each non-employee Director who served in FY23. Mr. Khaykin received no compensation as a Director.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Keith Barnes	116,500	170,986	287,486
Richard E. Belluzzo	170,000	170,986	340,986
Laura Black	106,247	170,986	277,233
Tor Braham	77,500	170,986	248,486
Timothy Campos(3)	67,500	170,986	238,486
Donald Colvin	109,500	170,986	280,486
Douglas Gilstrap	70,720	169,752	240,472
Masood A. Jabbar	92,500	170,986	263,486
Joanne Solomon	90,247	170,986	261,233
(1)Oleg Khaykin, our President and Chief Executive Officer, is not included in this table as he is an employee of the Company and as such received no compensation for his services as a Director. His compensation is disclosed in the Summary Compensation Table.
(2)The amounts shown in this column represent the grant date fair values of RSUs issued pursuant to the Company’s Amended and Restated 2003 Equity Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), excluding the effect of estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the non-employee Directors. The assumptions used to calculate these amounts are set forth under Note 16 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for FY23 filed with the SEC on August 17, 2023. For information regarding the number of unvested RSUs held by each non-employee Director as of the end of FY23, please see the table below.
(3)Mr. Campos resigned from the Board effective January 9, 2023.

Non-Employee Director	Unvested Restricted Stock Units Outstanding At Fiscal Year End
Mr. Barnes	15,418
Mr. Belluzzo	15,418
Ms. Black	15,418
Mr. Braham	15,418
Mr. Campos(i)	–
Mr. Colvin	15,418
Mr. Gilstrap	15,418
Mr. Jabbar	15,418
Ms. Solomon	15,418
(i)Mr. Campos resigned from the Board effective January 9, 2023. As a result, all RSUs held by Mr. Campos were forfeited as of his resignation.
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  39

Proposal 2

Proposal 2	Ratification of Independent Auditors
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 29, 2024. The Board asks stockholders to ratify that selection. Although current law, rules, and regulations, and the charter of the Audit Committee require the Audit Committee to engage, retain, and supervise VIAVI’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.
The Audit Committee’s decision to re-appoint our independent auditor was based on the following considerations:
▪Quality and performance of the lead audit partner and the overall engagement team;
▪Knowledge of the Company’s industries and operations;
▪Global capabilities and technical expertise:
▪Auditor independence and objectivity; and
▪The potential impact of rotating to another independent audit firm.
The Audit Committee’s oversight of PricewaterhouseCoopers LLP includes regular private sessions with PricewaterhouseCoopers LLP, discussions about audit scope and business imperatives, and—as described above—a comprehensive annual evaluation to determine whether to re-engage PricewaterhouseCoopers LLP. Considerations concerning auditor independence include:
▪Limits on non-audit services: The Audit Committee preapproves audit and permissible non-audit services provided by PricewaterhouseCoopers LLP in accordance with VIAVI’s pre-approval policy.
▪Audit partner rotation: PricewaterhouseCoopers LLP rotates the lead audit partner and other partners on the engagement consistent with independence requirements. The Audit Committee oversees the selection of each new lead audit partner.
▪PricewaterhouseCoopers LLP’s internal independence process: PricewaterhouseCoopers LLP conducts periodic internal reviews of its audit and other work and assesses the adequacy of partners and other personnel working on the Company’s account.
▪Strong regulatory framework: PricewaterhouseCoopers LLP, as an independent registered public accounting firm, is subject to PCAOB inspections, “Big 4” peer reviews and PCAOB and SEC oversight.
Based on these considerations, the Audit Committee believes that the selection of PricewaterhouseCoopers LLP is in the best interest of the Company and its stockholders. Therefore, the Audit Committee recommends that stockholders ratify the appointment of PricewaterhouseCoopers LLP. If stockholders do not ratify the appointment, the Committee will reconsider its decision.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2023 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended July 1, 2023 and July 2, 2022, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP and during those periods.

	Fiscal 2023	Fiscal 2022
Audit Fees (1)	$3,109,500	$3,576,176
Audit-Related Fees (2)	—	—
Tax Fees (3)	233,300	228,934
All Other Fees (4)	4,500	4,500
Total	$3,347,300	$3,809,610
(1)Audit Fees are related to professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings. Audit Fees in FY22 include fees for services performed by PricewaterhouseCoopers LLP in connection with the audit of the Oracle R12 implementation.
(2)There were no Audit-Related Fees in FY23 and FY22.
(3)Tax Fees for FY23 and FY22 include professional services rendered in connection with transfer pricing consulting, tax audits, tax planning services and other tax compliance and consulting.
(4)All Other Fees are related to certain software subscription fees for FY23 and FY22.
40  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 2
For FY23, the Audit Committee considered whether audit- related services and services other than audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of
PricewaterhouseCoopers LLP and concluded that the independence of PricewaterhouseCoopers LLP was maintained.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit
Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval. Pursuant to the Sarbanes-Oxley Act of 2002, 100% of the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2024.
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  41

Audit Committee Report
The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act. The information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.
The Audit Committee of the Board of Directors is responsible for, among other things, assisting the full Board in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial control, internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. The Audit Committee is composed solely of non-employee Directors, all of whom satisfy the independence, financial literacy and experience requirements of the SEC, rules applicable to Nasdaq-listed issuers, and any other regulatory requirements, as applicable. All members of the Committee are required to have a working knowledge of basic finance and accounting, and at all times at least one member of the Committee qualifies as an “audit committee financial expert” as defined by the SEC.
Management has the primary responsibility for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the scope of the independent audits, the results of the audits, including critical audit matters (CAMs), and other non-audit services provided by the Company’s independent registered public accounting firm.
The following is the Report of the Audit Committee with respect to the Company’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 1, 2023.
Review with Management
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.
Review and Discussions with Independent Registered Public Accounting Firm
The Audit Committee has discussed with PricewaterhouseCoopers (“PricewaterhouseCoopers”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements, and both with and without management present, discussed and reviewed the results of PricewaterhouseCoopers’ examination of the financial statements.
The Audit Committee has received the written disclosures letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers the independent public accountant’s independence.
During the course of FY23, management engaged in documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers at Audit Committee meetings. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for FY24.
Conclusion
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2023.
Audit Committee
Donald Colvin, Chair
Keith Barnes
Masood A. Jabbar
Joanne Solomon

42  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Executive Officers

The following sets forth certain information regarding the Company’s executive officers as of the date of this Proxy Statement:

Executive Officer	Age	Position
Oleg Khaykin	58	President and Chief Executive Officer (“CEO”)
Henk Derksen	54	Executive Vice President and Chief Financial Officer (“CFO”)
Pam Avent	60	Interim Chief Financial Officer ("Interim CFO”)
Paul McNab	60	Executive Vice President and Chief Marketing and Strategy Officer
Ralph Rondinone	61	Senior Vice President, Global Operations and Services, Network and Service Enablement
Luke Scrivanich	61	Senior Vice President and General Manager, Optical Security & Performance Products (OSP)
Kevin Siebert	54	Senior Vice President, General Counsel and Secretary
Gary Staley	56	Senior Vice President, Global Sales, Network and Service Enablement
Oleg Khaykin
For information regarding Oleg Khaykin, please refer to Proposal No. 1, “Election of Directors,” on page 28 above.
Henk Derksen joined the Company in March 2021 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Derksen served in a number of positions at Belden Inc., (NYSE: BDC), a manufacturer of networking, connectivity, and cable products, most recently as Senior Vice President, Finance and Chief Financial Officer since 2012. Prior to Belden, Mr. Derksen worked in public accounting at Price Waterhouse Coopers and Baker Tilly. Mr. Derksen has a B.A. in Accounting from the University of Arnhem in the Netherlands and holds a Master’s degree in Business Economics and Tax from Tilburg University in the Netherlands. Mr. Derksen will cease to serve as Executive Vice President and Chief Financial Officer, effective September 30, 2023
Pamela Avent was appointed Interim Chief Financial Officer in September 2023, effective October 1, 2023. Prior to her appointment as Interim Chief Financial Officer, Ms. Avent served as Vice President, Internal Audit from November 9, 2015 and as Global Controller from May 1, 2019. She also served as interim Chief Financial Officer of the Company from November 2020 to March 2021. Prior to joining the Company, Ms. Avent held various positions of increasing responsibility at Hewlett Packard from September 19, 1999 with the last position as Senior Finance Director in HP’s Enterprise Services Business.
Paul McNab joined the Company in September 2014 as Executive Vice President and Chief Marketing and Strategy Officer. Prior to joining the Company, Mr. McNab was Chief Executive Officer of Puro Networks from 2013 to 2014. Before that, Mr. McNab was with Cisco Systems, Inc. for sixteen years where he held increasingly senior roles including Vice President and Chief Technology Officer, Data Center Switching and Vice President, Enterprise Marketing. Mr. McNab holds a B.S. in Engineering from Manchester Metropolitan University in the United Kingdom.
Ralph Rondinone joined the Company in April 2012 as Vice President of Global Operations and Services, NSE and became Senior Vice President of Global Operations and Services, NSE in January 2013. Prior to joining the
Company, Mr. Rondinone served as Senior Vice President of Operations at BigBand Networks from 2006 to 2012. Prior to that, Mr. Rondinone held executive positions in operations at Lucent Technologies, Ascend Communications, and Digital Equipment Corporation. Mr. Rondinone holds a B.S. in mechanical engineering from Worcester Polytechnic Institute.
Luke Scrivanich became the Vice President and General Manager of OSP in June 2012 and became Senior Vice President and General Manager of OSP in August 2012. Mr. Scrivanich joined the Company in April 2008 as Vice President and General Manager of Flex Products. Prior to joining the Company in 2008, Mr. Scrivanich was with PPG Industries where he served in general management, marketing and strategic planning positions for various divisions, including fine chemicals, optical products and coatings. He previously held senior marketing positions at AGR International, Inc., a manufacturer of packaging inspection equipment. Mr. Scrivanich holds a B.S. in Chemical Engineering from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.
Kevin Siebert joined the Company in September 2007, became Vice President, General Counsel and Secretary in February 2015 and became Senior Vice President, General Counsel and Secretary in August 2017. Before assuming the General Counsel role, Mr. Siebert held increasingly senior roles within the Company’s legal department. Before joining the Company, Mr. Siebert was Senior Counsel at France Telecom from 2004 to 2007 where he primarily had legal responsibility for North American operations and also handled mergers and acquisitions, among other functions. Prior to that, Mr. Siebert served as in- house counsel at a technology company and held associate roles in private practice, focusing on mergers and acquisitions, corporate and telecommunications matters. Mr. Siebert holds a B.A. in Political Science from the University of Richmond and a J.D. from the Washington University School of Law.
Gary Staley joined the Company in February 2017 as Senior Vice President, Global Sales, Network and Service Enablement. Prior to joining the Company, Mr. Staley served as Vice President, Worldwide Channel Sales at NetScout Systems from July 2015 to January 2017 where he was responsible for the global partner network. Prior to that role, Mr. Staley was the Vice President of Worldwide
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  43

Sales for Fluke Networks from 2012 to 2015 and Vice President of America Sales for Fluke Networks from 2010 to 2012. Earlier roles included sales leadership positions at Verizon, Alcatel-Lucent, AboveNet, Dell Technologies, Impreva and Firescope. Mr. Staley holds a Bachelor of Business Administration in Marketing from Ohio University.
44  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 3	Advisory Vote on Executive Compensation
Pursuant to section 14A of the Securities Exchange Act, stockholders have the opportunity to cast an annual non- binding, advisory vote on the compensation of our NEOs. Accordingly, we are asking you to approve the following resolution at the 2023 Annual Meeting:
“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.”
You are encouraged to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis (“CD&A”), along with the accompanying tables and narrative disclosure, which describe the compensation of our NEOs.
Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider the results of the vote when making future compensation decisions. It is expected that the next advisory vote on the compensation of the Company’s NEOs will be held at the 2024 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON AN ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement  |  45

Proposal 4	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
Pursuant to section 14A of the Securities Exchange Act, stockholders have the opportunity to cast a non-binding advisory vote on how often we should hold future advisory votes on the compensation of our NEOs. You may specify whether you prefer future advisory votes on executive compensation to occur every year, every two years, or every three years, or may abstain from voting on this proposal. We expect to hold another advisory vote on the frequency of the advisory vote on executive compensation at our 2029 annual meeting of stockholders.
When stockholders last voted on the frequency of the say-on-pay vote in 2017, our stockholders agreed with the Board’s recommendation that advisory votes on executive compensation should occur every year. After careful consideration, our Board continues to believe that a non-binding advisory vote on executive compensation that occurs annually remains the most appropriate option for the Company and our stockholders. We recognize the importance of regular and transparent communication with our stockholders, and we believe that an annual vote allows our stockholders the ability to frequently communicate to us regarding their view of our executive compensation program.
The option of every year, every two years, or every three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although the vote is non-binding, the Board will consider the vote results in determining the frequency of future advisory votes on executive compensation. The Company will announce its decision on the frequency of advisory votes on executive compensation in a Form 8-K filed with the SEC no later than 150 days after the 2023 Annual Meeting. In the future, the Board may change the vote frequency based on the nature of the Company’s compensation programs, input from our stockholders, and the Board’s views on the best way to obtain meaningful stockholder input.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON AN ADVISORY BASIS, TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.”
46  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Proposal 5	Amendment and Restatement of 2003 Equity Incentive Plan
We are asking our stockholders to approve the amendment and restatement of our 2003 Equity Incentive Plan (the “2003 Plan”), as amended and restated by our Board on September 19, 2023, to, among other things, (i) increase the number of shares of common stock reserved for issuance under the 2003 Plan by 10,000,000 shares, (ii) eliminate the term of the 2003 Plan, and (iii) make certain other best practice and administrative changes to the 2003 Plan (the 2003 Plan, as amended and restated, the “Amended 2003 Plan”).
The approval of the Amended 2003 Plan by our stockholders is important because the number of shares currently authorized for issuance under our 2003 Plan is not expected to be sufficient to meet our needs over the next year. If our stockholders do not approve this proposal, then the Amended 2003 Plan, including an increase in the number of shares available for issuance, the elimination of the plan term and the other amendments described in this proposal, will not become effective.
Reasons to Approve the Amended 2003 Plan
The Board recommends a vote in favor of the Amended 2003 Plan because the Board believes the Amended 2003 Plan is in the best interests of the Company and our stockholders for the following reasons:
•Aligns non-employee director, employee, and stockholder interests. We currently provide RSUs to a broad-based group of our employee population as well as our non-employee directors. We also provide RSUs with service- and performance-based vesting conditions to our executive officers. We believe that our stock-based compensation programs, along with our stock ownership guidelines for our non-employee directors and executives, help align the interests of our non-employee directors, executives, and employees with the interests of our stockholders by giving them a sense of ownership and long-term personal involvement in and accountability for the development and financial success of the Company. If the Amended 2003 Plan is approved, we will be able to continue to use equity to align the interests of our non-employee directors, executives, and employees with the interests of our stockholders.
•Attracts and retains talent. Talented, motivated, and effective executive officers and employees are essential to execute our business strategies and propelling our business forward. Stock-based compensation has been a critical component of total compensation at the Company for many years because this type of compensation enables the Company to effectively recruit and retain executive officers and other employees in a competitive market for talent while encouraging them to act and think like owners of the Company. If the Amended 2003 Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.
•Supports our pay-for-performance philosophy. A significant portion of total compensation for our executive officers is equity-based incentive compensation tied to the achievement of our stock price performance. We use incentive compensation to help reinforce desired business results and to motivate executives to make decisions to produce those results. If the Amended 2003 Plan is approved, it will continue to support our pay-for-performance philosophy.
•Avoids disruption in our compensation programs and mitigates the need for significant cash compensation. We consider equity compensation to be a vital element of our employee compensation programs. We believe that, if stockholders approve the Amended 2003 Plan,
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the additional shares reserved under the Amended 2003 Plan will be sufficient to enable us to grant stock awards under the 2003 Plan for approximately the next three years, based on historical grant and forfeiture levels, the recent market prices of our common stock, and the anticipated use of stock awards as an incentive and retention tool. If the Amended 2003 Plan is not approved, we would need to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily support our goals of strengthening longer-term retention and aligning employee interests with those of our stockholders. Additionally, replacing equity with cash would increase our cash compensation expense and significantly deplete cash that could be better utilized for other strategic purposes or returned to stockholders.
•Balances appropriately our need to attract and retain talent with stockholder interests regarding dilution. We recognize the dilutive impact of our equity compensation programs on our stockholders, and we continuously strive to balance this concern with the competition for talent, competitive compensation practices, and the need to attract and retain talent. As described in more detail below under the heading “Dilution, Overhang and Burn Rate,” we believe the Amended 2003 Plan is not excessively dilutive to our stockholders given our overhang and that our three-year average annual gross burn rate is 1.5% and our three-year average net burn rate is 1.3%.
•Protects stockholder interests and embraces sound stock-based compensation practices. As described in more detail below under the heading “The Amended 2003 Plan Reflects Governance Best Practices,” the Amended 2003 Plan includes features that are consistent with the interests of our stockholders (and their advisors) and sound corporate governance practices.
Summary of Material Changes to the Amended 2003 Plan
The Amended 2003 Plan is being amended to provide, among other things, for the following:
•Increase Share Reserve. Increase the number of shares reserved for issuance under the 2003 Plan by 10,000,000 shares to allow VIAVI to continue to make equity grants.
•Eliminate Term and Provide for Incentive Stock Option Limit. Eliminate the term of the Amended 2003 Plan and specify that incentive stock options may not be granted without stockholder approval following the ten-year anniversary of the Board’s approval of the Amended 2003 Plan.
•Clarify Definition of “Cause”. Revise the definition of “Cause” to be consistent with the definition of “Cause” in the Company’s Section 16 Officer Incentive Plan.
•Clarify Minimum Vesting Requirement for Non-Employee Director Grants. Revise the existing one-year minimum vesting requirements in the 2003 Plan to clarify that any awards assumed or substituted in connection with an acquisition and awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders (that is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders) will not be subject to the minimum vesting requirement.
•Remove Section 162(m) References. Remove certain references to Section 162(m) of the Internal Revenue Code of 1986, as amended and restated (the Code”) in connection with recent amendments to Section 162(m) of the Code, while retaining certain best practice performance-based award provisions.
•Expand List of Performance Criteria. Expand the list of possible performance criteria that performance goals for performance-based awards may be based on.
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•Explicitly Prohibit Loans. Provide that no participant will be permitted to purchase shares (in full or in part) via a promissory note.
•Provide for Additional Requirements on Vesting and Transferability of Awards. Clarify that (i) in no event may any stock award be transferred for consideration to a third-party financial institution, and (ii) we have the authority to reduce or extend the vesting of awards in the event a participant has a change in status from a full-time employee to a part-time employee or takes an extended leave of absence.
•Clarify Beneficiary Designation. Clarify the circumstances in which a participant may designate a beneficiary.
•Clarify Vesting of Performance-based Awards in the Event of a Corporate Transaction. Clarify that performance-based awards will vest at target if not assumed.
•Provide that Awards are Subject to Compliance Requirements. Provide that each participant must comply with applicable law, the Company’s Code of Business Conduct, and the Company’s corporate policies, as applicable, including but not limited to the Company’s Clawback Policy, and such compliance is necessary to earn an award under the Amended 2003 Plan.
•Provide the Plan is Subject to Delaware Law. Provide that the Amended 2003 Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware.
Stockholder approval of the Amended 2003 Plan will also enable the Company to grant, in accordance with a French subplan, RSUs to its French employees that will qualify for specific employer/employee tax and social treatment under French Finance Law for 2018 no. 2017-1837 of December 30, 2017 as amended, should the Company in its discretion decide to grant such awards to employees in France who are eligible to participate in the Amended 2003 Plan.
The Amended 2003 Plan Reflects Governance Best Practices
Our Amended 2003 Plan include additional provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:
•No Repricing or Buyout of Underwater Options or Stock Appreciation Rights. Prohibits stock option and stock appreciation right (“SAR”) repricing or other exchanges for cash or equity compensation without stockholder consent.
•No Discounted Options and Stock Appreciation Rights. Requires stock options and SARs to be granted with an exercise price equal to at least the fair market value of our common stock on the date the award is granted.
•Minimum Vesting Period. Requires awards to have a minimum vesting of at least one year from the date of grant, subject to certain limited exceptions.
•No Evergreen Provision. Avoids the use of “evergreen” share reserve increases and instead requires stockholder approval to increase the share reserve.
•No Liberal Share Counting. Prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or SAR, or to satisfy tax withholding requirements with respect to awards.
•No Single Trigger and Specific Disclosure of Equity Award Vesting upon a Corporate Transaction. Awards do not accelerate upon a corporate transaction unless the acquiring
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company does not assume or replace the awards, with performance-based equity awards vesting at target.
•Prohibition on Payment of Dividends and Dividend Equivalents on Unvested Awards. Prohibits the payment or settlement of dividends or dividend equivalents with respect to any award until the underlying shares or units vest.
•Limit on non-employee director awards. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director of our Board with respect to any fiscal year, including awards granted under the 2003 Plan and cash fees paid by us to such non-employee director, will not exceed $1,000,000 in total value.
•No Automatic Grants. The Amended 2003 Plan does not provide for automatic grants to any participant.
•No Tax Gross-ups. The Amended 2003 Plan does not provide for any tax gross-ups.
•Maximum Term of Options/SARs. The maximum term for options and SARs issued under the 2003 Plan is 8 years.
•No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the 2003 Plan administrator, and in no event may any stock award be transferred for consideration to a third-party financial institution.
•No Reload Grants. Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option are not permitted.
Dilution, Overhang and Burn Rate
While the use of long-term incentives in the form of equity awards is an important part of our compensation program, we recognize that stock awards dilute existing stockholders and are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards. Our Compensation Committee regularly reviews our long-term incentive compensation program to ensure that we balance our employee compensation objectives with our stockholders’ interest in limiting dilution from stock awards.
The following table sets forth information regarding (i) outstanding grants as of August 31, 2023 under the 2003 Plan and (ii) an outstanding inducement stock option which was granted to our CEO on February 15, 2016, in connection with his appointment as CEO, which remains outstanding. As of August 31, 2023, we had 223,126,190 shares of common stock issued and outstanding. The market value of one share of our common stock on August 31, 2023, as determined based on the closing price per share of our common stock as reported on the Nasdaq was $10.45.

Equity Plan	Stock Options (# of shares)	Weighted-Average Exercise Price Per Share ($)	Weighted-Average Remaining Contractual Term (In Years)	Full Value Awards (# of shares)(1)	Shares Available for Future Grant (# of shares)
2003 Plan	-	-	-	9,155,667	3,829,361
CEO Inducement Option(2)	1,180,257	$5.95	0.42	-	-
Total	1,180,257	$5.95	0.42	9,155,667	3,829,361
(1)Service-vesting RSUs and performance-vesting RSUs are referred to as “Full Value Awards.”
(2)On February 15, 2016, in connection with his appointment as CEO, Mr. Khaykin was granted compensatory options, which were not made pursuant to any stockholder-approved equity plan, as an inducement for Mr. Khaykin to join the Company.
The Compensation Committee also regularly reviews our historical equity award granting practices, including our share usage rate (commonly referred to as “burn rate”) and equity overhang activity. The following table provides detailed information regarding our burn rate and equity overhang activity
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(based on total potential award shares) under the 2003 Plan for the last three fiscal years. The effects of our stock repurchase program are included in these calculations. During the last three fiscal years, no awards were issued under any equity plan other than the 2003 Plan and our 1998 Employee Stock Purchase Plan and no inducement awards were made outside of a stockholder-approved equity plan.

	Fiscal 2023	Fiscal 2022	Fiscal 2021
Gross Burn Rate(1)	1.6%	1.2%	1.7%
Net Burn Rate(2)	1.5%	1.1%	1.5%
Equity Overhang(3)	6.7%	7.5%	8.5%
(1)Gross Burn Rate is calculated as (a) the number of new RSU stock awards granted under the 2003 Plan plus the number of PSU awards earned in the fiscal year, divided by (b) the weighted average common shares outstanding of the Company at the end of the fiscal year.
(2)Net Burn Rate is calculated as (a) the number of new RSU stock awards granted under the 2003 Plan plus the number of PSU awards earned in fiscal year, net of stock awards cancelled and forfeited under the 2003 Plan, divided by (b) the weighted average common shares outstanding of the Company at the end of the fiscal year.
(3)Equity Overhang is calculated as (a) the number of shares subject to outstanding stock awards plus the number of shares available for grant under the 2003 Plan, divided by (b) the number of shares subject to outstanding stock awards, plus the number of shares available for grant under the 2003 Plan, plus the weighted average common shares outstanding of the Company at the end of the fiscal year.
The table below shows the number of options and full value awards granted under the 2003 Plan in each of the last three years as well as the number of performance-based awards that were earned each year.

Fiscal Year	Option Awards Granted	Total Full-Value Awards Granted	Time Based Full-Value Awards Granted	Performance Based Full-Value Awards Granted(1)	Performance Based Full-Value Awards Earned(2)
2023	0	3,769,347	3,083,165	686,182	594,667
2022	0	2,819,635	2,419,284	400,351	381,659
2021	0	4,535,449	3,359,647	1,175,802	573,972
(1)Performance based full-value awards granted at target achievement levels.
(2)Earned performance based full-value awards reflects the number of performance-based awards that were earned during the applicable year.
Description of the Amended 2003 Plan
The material features of the Amended 2003 Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the Amended 2003 Plan, and this summary is qualified in its entirety by reference to the text of the Amended 2003 Plan. A complete copy of the proposed Amended 2003 Plan is attached to this proxy statement as Appendix B.
Purpose of the Amended 2003 Plan
The purpose of the Amended 2003 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance.
Eligibility
All employees, directors and consultants are eligible to receive awards under the Amended 2003 Plan. As of August 31, 2023, there were approximately 3,600 employees, approximately 11 consultants, 7 executive officers and 8 independent directors who were eligible to participate in the Amended 2003 Plan.
Authorized Shares
If the Amended 2003 Plan is approved, subject to capitalization adjustments, the maximum aggregate number of shares of common stock which may be issued pursuant to all awards (including incentive stock options) will be equal to the sum of (i) 13,829,361 shares, which includes 10,000,000 additional shares of common stock and (ii) the number of shares subject to awards outstanding under the
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Amended 2003 Plan as of the date of the Annual Meeting that on or after the Annual Meeting would have otherwise been available for reissuance under the Amended 2003 Plan. The shares to be issued pursuant to awards may be authorized, but unissued, or reacquired common stock.
Following the date of stockholder approval, the Amended 2003 Plan’s share reserve will continue to be reduced by one share for each share made subject to an award.
Any shares covered by an award (or portion of an award) which is forfeited, canceled, or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares which may be issued under the Amended 2003 Plan. Shares that actually have been issued under the Amended 2003 Plan pursuant to an award shall not be returned to the Amended 2003 Plan and shall not become available for future issuance under the Amended 2003 Plan, except that if unvested shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their fair market value at the time of repurchase, such shares shall become available for future grant under the Amended 2003 Plan. With respect to options and SARs, the gross number of shares subject to the award will cease to be available under the Amended 2003 Plan (whether or not the award is net settled for a lesser number of shares, or if shares are utilized to exercise such an award). In addition, if shares are withheld to pay any withholding taxes applicable to an award, then the gross number of shares subject to such award will cease to be available under the Amended 2003 Plan.
Administration
The Amended 2003 Plan is administered by the Board or a committee of the Board (collectively, the “2003 Plan Administrator”). The Board has delegated to its Compensation Committee the authority generally to administer the Amended 2003 Plan. Subject to applicable law and the terms of the Amended 2003 Plan, the 2003 Plan Administrator has the authority, in its discretion, to:
•select the employees, directors and consultants to whom awards are to be granted;
•determine the type of awards to be granted;
•determine the number of shares or the amount of other consideration to be covered by each award granted under the Amended 2003 Plan;
•approve award agreements for use under the Amended 2003 Plan;
•determine the terms and conditions of each award granted under the Amended 2003 Plan;
•amend the terms of any outstanding award granted under the Amended 2003 Plan;
•construe and interpret the terms of the Amended 2003 Plan and the awards granted;
•establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions; and
•take such other action not inconsistent with the terms of the Amended 2003 Plan as the 2003 Plan Administrator deems appropriate.
Amended 2003 Plan Limits
The maximum number of shares for which awards may be granted to any participant during a fiscal year is 1,790,200 shares, provided that a participant may be granted awards for up to an additional 1,790,200 shares in connection with the participant’s initial commencement of service or first promotion in any fiscal year. These award limits will be adjusted proportionately in the event of a stock split or other change in the Common Stock or capital structure of the Company.
The maximum value of awards granted during a single fiscal year under the Amended 2003 Plan, if any, taken together with any cash fees paid during such fiscal year for services on the Board, will not
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exceed $1,000,000 in total value for any non-employee director, calculating the value of any such awards based on the grant date fair value of such awards under applicable financial accounting standards. Such limit includes the value of any awards that are received in lieu of payment of all or a portion of the non-employee director’s regular annual retainer or other similar cash-based payments. For the avoidance of doubt, neither awards granted or compensation paid to a non-employee director for services rendered as an employee or consultant nor any amounts paid to a non-employee director as a reimbursement of an expense will count against the foregoing.
Prohibition of Repricing without Stockholder Approval
The Amended 2003 Plan expressly provides that, without the approval of the Company’s stockholders, the Company may not reduce the exercise price of any option or SAR granted under the Amended 2003 Plan or cancel an outstanding option or SAR having an exercise price that exceeds the fair market value of the underlying shares in exchange for cash, another option, SAR, restricted stock, RSUs or other award, unless the exchange occurs in connection with a corporate transaction, as described below.
Terms and Conditions of Awards
The Amended 2003 Plan provides for the grant of awards in the form of stock options, SARs, restricted stock, RSUs, performance shares, performance units, and dividend equivalent rights. Stock options granted under the Amended 2003 Plan may be either incentive stock options complying with Section 422 of the Code or nonqualified stock options. Incentive stock options may be granted only to employees.
Each award must be evidenced by an award agreement designating the type of award granted. Stock options must be designated as either incentive stock options or nonqualified stock options. However, to the extent that the aggregate fair market value of shares of common stock subject to options designated as incentive stock options which become exercisable by an employee for the first time during any calendar year exceeds $100,000, such excess options are treated as nonqualified stock options. The term of any award granted under the Amended 2003 Plan may not exceed eight years, provided that the term of an incentive stock option granted to an employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company may not exceed five years.
Awards may be granted with such vesting conditions, including satisfaction of performance criteria, as are determined by the 2003 Plan Administrator. The Amended 2003 Plan establishes the following business criteria upon which the 2003 Plan Administrator may base such performance goals for purposes of qualifying the award as performance-based: (1) increase in share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment and/or return on invested capital, (9) operating income, (10) net income, (11) net operating income, (12) pre-tax profit, (13) cash flow, (14) free cash flow; (15) revenue, (16) net revenue, (17) expenses, (18) earnings before income taxes, interest, depreciation and/or amortization, (19) economic value added, (20) market share, (21) personal management objectives, (22) debt and/or debt-to-equity; (23) bookings; (24) sales; (25) annual recurring revenue; (26) liquidity; (27) intellectual property (e.g., patents)/product development; (28) mergers, acquisitions, divestitures or other strategic transactions; (29) individual business and/or management objectives; (30) cost per order dollar; (31) design or design wins; (32) operational metrics, key performance indicators or strategic goals; (33) environmental, social and governance goals; and (34) other measures of performance selected by the 2003 Plan Administrator. As determined by the 2003 Plan Administrator, any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited, passage of time (such as year over year growth) and/or against another company, a comparison group of companies or index designated by the 2003 Plan Administrator, (iii) on a per-share basis, (iv) against the performance of the Company as a whole or
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one or more identifiable business units, divisions, products, lines of business or segments of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. The Amended 2003 Plan also provides that the 2003 Plan Administrator may provide at the time of grant for the adjustment of the performance goals to include or exclude any objectively determinable components of any performance measure.
Exercise Price of Options and SARs
Stock options and SARs must have an exercise price per share that is not less than 100% of the fair market value of a share of common stock on the date the option is granted, except that in the case of incentive stock options granted to an employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company such exercise price may not be less than 110% of the fair market value of a share of common stock on the date the option is granted. The exercise price is generally payable in cash, by check, through the surrender of shares of common stock or, in the case of options, by means of a broker-assisted sale and remittance procedure.
Equity Programs
Under the Amended 2003 Plan, the 2003 Plan Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish separate programs for the grant of particular forms of awards to one or more classes of participants.
Minimum Vesting
All awards granted under the Amended 2003 Plan after the plan becomes effective will have a minimum vesting period of one-year measured from the date of grant; provided, however, that up to 5% of the shares available for future distribution under the Amended 2003 Plan on the date the plan becomes effective may be granted without such minimum vesting requirement. Further, this minimum vesting requirement will not limit (i) the Company’s ability to grant awards that contain rights to accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or (ii) any rights to accelerated vesting in connection with a change of control. In addition, any awards assumed or substituted in connection with an acquisition and awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders (which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders) will not be subject to this minimum vesting requirement.
Dividends and Dividend Equivalents
The Administrator may credit any holder of an award granted under the Amended 2003 Plan with dividends or dividend equivalents in an amount equal to the value of all dividends paid on one share of common stock for each share represented by the award. However, any such dividends or dividend equivalents may not be paid until the underlying share or unit vests. The value of dividends or dividend equivalents payable with respect to awards that do not vest must be forfeited.
Termination of Service
A participant in the Amended 2003 Plan whose service with the Company terminates may exercise an award only to the extent and only within the time period provided in the award agreement. Any award designated as an incentive stock option not exercised within the time permitted by Section 422 of the Code following the participant’s termination of employment will be treated as a nonqualified stock option.
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Transferability of Awards
Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the participant only by the participant. Other awards may be transferred only by will or by the laws of descent and distribution, or by gift or domestic relations order to the participant’s immediate family in a manner determined by the 2003 Plan Administrator. The Amended 2003 Plan permits the designation of beneficiaries by holders of awards; provided that in no event may any award be transferred for consideration to a third-party financial institution.
Prohibition on Loans
The Amended 2003 Plan provides that no grantee will be permitted to execute a promissory note as partial or full consideration for the purchase of shares.
Change in Time Commitment
With respect to awards granted under the 2003 Amended Plan after the Annual Meeting, subject to approval by our stockholders, in the event a grantee’s regular level of time commitment in the performance of his or her services for the Company is reduced (for example, and without limitation, if the grantee is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee or takes an extended leave of absence) after the date of grant of any award to the grantee, the Company has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such award. In the event of any such reduction, the grantee will have no right with respect to any portion of the award that is so reduced or extended.
Change in Capitalization
Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the Amended 2003 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a fiscal year, and the like, will be proportionally adjusted in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the common stock, or (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company. In addition, the 2003 Plan Administrator is authorized to provide for such adjustments in connection with any other transaction with respect to common stock, including a merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction.
Corporate Transactions
Outstanding awards will terminate upon the consummation of a corporate transaction (as described below) except to the extent that they are continued by the Company or assumed by the successor entity or its parent. Except as otherwise provided by the award agreement, the vesting of an outstanding award will be accelerated in full if it is not continued by the Company or assumed or replaced by the successor entity or its parent in connection with a corporate transaction (with awards that vest based on performance-criteria, vesting at target). The Amended 2003 Plan provides that a corporate transaction includes (i) the sale of all or substantially all of the Company’s assets, (ii) the complete dissolution or liquidation of the Company, (iii) a merger or consolidation in which the
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Company is not the surviving entity, (iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 40% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, or (v) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.
Beneficiary Designation
The Amended 2003 Plan provides that, subject to the approval of the 2003 Plan Administrator or a duly authorized executive officer, a participant may designate a third party who, on the death of the participant, will thereafter be entitled to exercise an option or SAR and receive the common stock or other consideration resulting from such exercise; and that in the absence of such a designation, upon the death of the participant, the executor or administrator of the participant’s estate or the participant’s legal heirs will be entitled to exercise the option or SAR and receive the common stock or other consideration resulting from such exercise.
Compliance with Applicable Law and Company Policies; Compensation Recovery
The Amended 2003 Plan provides that each participant must comply with applicable law, the Company’s Code of Business Conduct, and the Company’s corporate policies, as applicable, including without limitation the Company’s Clawback Policy, and that (i) compliance with applicable law, the Company’s Code of Business Conduct, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any award and (ii) any awards which are subject to the Company’s Clawback Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Clawback Policy ceases to apply to such awards and any other vesting conditions applicable to such awards are satisfied.
Governing Law
The Amended 2003 Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware.
Amendment, Suspension or Termination of the Amended 2003 Plan
The Board may at any time amend, suspend or terminate the Amended 2003 Plan. The plan, as amended and restated, shall become effective upon its approval by the stockholders of the Company. No incentive stock options may be granted after the ten-year anniversary of the date of approval by the Board. Future incentive stock options may be granted pursuant to Board and stockholder approval after such date.
To the extent necessary to comply with applicable law and listing requirements, the Company will obtain stockholder approval of any amendment to the Amended 2003 Plan. The Board may unilaterally amend the Amended 2003 Plan or any award agreement, retroactively or otherwise, to conform the Amended 2003 Plan or award agreement to any present or future law, regulation or rule applicable to the Amended 2003 Plan, including Section 409A of the Code. Section 409A establishes certain requirements applicable to nonqualified deferred compensation and imposes tax penalties on such deferred compensation that does not satisfy these requirements. Certain awards granted under the Amended 2003 Plan may be deemed to constitute deferred compensation and will be required to comply with the requirements of Section 409A.
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Summary of Federal Income Tax Consequences
THE FOLLOWING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE AMENDED 2003 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
INCENTIVE STOCK OPTIONS. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. The difference between the amount treated as ordinary income from such premature sale and the amount realized will be characterized as capital gain or loss.
NONSTATUTORY STOCK OPTIONS. An optionee does not recognize any taxable income at the time he or she is granted a non-statutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.
RESTRICTED STOCK. If at the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.
The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.
STOCK APPRECIATION RIGHTS. No income will be recognized by a recipient in connection with the grant of a SAR. When the SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received upon the exercise.
RESTRICTED STOCK UNITS, PERFORMANCE SHARES AND PERFORMANCE UNITS. A participant generally will recognize no income upon the receipt of a RSU, performance share or performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of federal income and employment taxes. If the participant receives performance shares, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the
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difference between the sale price and the fair market value of unrestricted shares on the date they were issued, will be taxed as a long- or short-term capital gain or loss, depending on whether the shares have been held for more than one year since they were acquired by the participant.
DIVIDENDS AND DIVIDEND EQUIVALENTS. Because RSUs and performance unit awards are not actual, issued shares of our common stock, recipients do not have the rights of a stockholder, but these awards may provide for the payment of dividend equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to such awards. If the participant is an employee, such income is subject to withholding of federal income and employment taxes.
COMPANY TAX DEDUCTION. The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2003 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the vesting of a restricted stock unit). Special rules limit the deductibility of compensation paid to certain executive officers. Section 162(m) of the Code places a limit of $1.0 million dollars on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers.
SECTION 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended 2003 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
New Plan Benefits
Our named executive officers and directors have an interest in this proposal because they are eligible to participate in the Amended 2003 Plan. The Amended 2003 Plan does not provide for set benefits and we have not approved any awards that are conditioned on stockholder approval of the Amended 2003 Plan. However, as discussed in further detail in the section entitled “Director Compensation”, each of our current non-employee directors is entitled to receive a grant of RSUs every year on the date of our 2023 annual meeting of stockholders for the number of shares determined by dividing $210,000 by the 30-calendar day average stock price prior to the date of grant, which vest on the first anniversary of the grant date. As of the date of the 2023 annual meeting of stockholders, such awards will be granted under the Amended 2003 Plan.
The following table summarizes the aggregate value of the shares that our non-employee directors as a group will receive if those that are nominated are elected and remain a director following the 2023 annual meeting of stockholders. It also highlights the fact that none of our executive officers or employees will receive any set benefits or awards that are conditioned upon stockholder approval of
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the Amended 2003 Plan. All other future awards under the Amended 2003 Plan are discretionary and cannot be determined at this time.

Name and Position	Dollar Value ($)	Number of Shares Underlying Stock Awards
Oleg Khaykin President, Chief Executive Officer and Director	$—	—
Henk Derksen Former Executive Vice President and Chief Financial Officer(1)	$—	—
Paul McNab Executive Vice President and Chief Marketing & Strategy Officer	$—	—
Luke Scrivanich Senior Vice President and General Manager, Optical Security & Performance Products	$—	—
Gary Staley Senior Vice President, Global Sales, Network Enablement and Service Enablement	$—	—
Executive officer group (7 persons)(2)	$—	—
Non-Employee Director Group (8 persons)(3)	$1,680,000	—
Non-Executive Officer Employee Group	$—	—
(1)Mr. Derksen will cease to serve as Executive Vice President and Chief Financial Officer, effective September 30, 2023
(2)Includes Pam Avent, who was appointed Interim Chief Financial Officer, effective October 1, 2023 and excludes Mr. Derksen.
(3)The number of shares subject to each non-employee director’s RSU award will not be determinable until the grant date under the terms of the Amended 2003 Plan. Assuming each of the eight non-employee director nominees are elected at the 2023 annual stockholder meeting, amount reflects the standard annual equity award of $210,000 granted to each non-employee director under the terms of the Amended 2003 Plan.
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History of Grants under the 2003 Plan
The table below shows, as to the listed individuals and specified groups, the number of shares of common stock subject to an equity award grant (even if not currently outstanding) under the 2003 Plan from the inception of the 2003 Plan through July 1, 2023.

Name of Individual or Group(1)	Number of Shares
Oleg Khaykin(2) President and Chief Executive Officer	3,249,136
Henk Derksen Former Executive Vice President and Chief Financial Officer(3)	382,432
Paul McNab Executive Vice President and Chief Marketing & Strategy Officer	922,134
Luke Scrivanich Senior Vice President & General Manager, Optical Security and Performance Products	1,389,986
Gary Staley Senior Vice President, Global Sales, Network Enablement and Service Enablement	546,434
All current executive officers as a group(3)(4)	7,970,129
All current directors who are not executive officers as a group(5)	1,501,267
Each nominee for election as a director
Keith Barnes	277,477
Richard E. Belluzzo	419,385
Laura Black	92,149
Tor Braham	161,705
Donald Colvin	161,705
Douglas Gilstrap	15,418
Masood A. Jabbar	347,852
Oleg Khaykin	3,249,136
Joanne Solomon	25,576
All employees, including all current officers who are not executive officers, as a group(6)	154,975,996
(1)No awards have been granted under the 2003 Plan to any associate of any of our directors (including nominees) or executive officers, and no person received 5% or more of the total awards granted under the 2003 Plan since its inception.
(2)Also a nominee for election as a director.
(3)Mr. Derksen will cease to serve as Executive Vice President and Chief Financial Officer, effective September 30, 2023.
(4)Includes Pam Avent, who was appointed Interim Chief Financial Officer, effective October 1, 2023 and excludes Mr. Derksen.
(5)Each of the current directors is also a nominee for election as a director.

(6)Includes 72,504,609 JDSU shares that were converted using the conversion ratio of 1.7902 established at the time of the Spin-off.

Please also refer to the “Equity Compensation Plan Information” section of this proxy statement for further information about shares, which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board under all of our equity compensation plans as of July 1, 2023.
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THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2003 EQUITY INCENTIVE PLAN
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Proposal 6	Amendment and Restatement of 1998 Employee Stock Purchase Plan
We are asking our stockholders to approve the amendment and restatement of our 1998 Employee Stock Purchase Plan (the “ESPP”), as amended and restated by our Board on September 19, 2023, to, among other things, (i) increase the number of shares of common stock reserved for issuance under the ESPP by 6,000,000 shares, (ii) eliminate the term of the ESPP, and (iii) make certain other best practice and administrative changes to the ESPP (the ESPP, as amended and restated, the “Amended ESPP”).
The approval of the Amended ESPP by our stockholders is important because the number of shares currently authorized for issuance under our ESPP is not expected to be sufficient to meet our needs over the next year. If our stockholders do not approve this proposal, then the Amended ESPP, including an increase in the number of shares available for issuance and the other amendments described in this proposal, will not become effective.
Reasons to Approve the Amended ESPP
The ESPP is designed to provide our eligible employees and those of our designated affiliates with the opportunity to purchase shares of our common stock at a discount on periodic purchase dates through accumulated payroll deductions. The ESPP allows U.S.-based employees to make such purchases in a manner intended to result in favorable tax treatment under Section 423 of Internal Revenue Code of 1986, as amended and restated (“Section 423 of the Code”). We may also approve offerings under the ESPP that are not intended to qualify for such favorable tax treatment under Section 423 of the Code in which eligible employees who are not subject to U.S. tax laws may participate.
As of August 31, 2023, an aggregate of 1,218,322 shares of common stock remained available for future issuance under the ESPP. We believe that, if stockholders approve the Amended ESPP, the additional shares reserved under the Amended ESPP will be sufficient to enable us to grant purchase rights under the 2003 Plan for approximately the next six years assuming a stable stock price and consistent participation rate in the Amended ESPP. Our Board of Directors believes the proposed share increase is in the best interests of VIAVI and its stockholders, as we believe our success is largely due to our highly talented employee base and that our future success depends on our ability to attract and retain high caliber personnel. We believe that the ESPP is an important employee retention and recruitment vehicle, as it closely aligns the interests of our employees with those of our stockholders by encouraging employees to invest in our common stock, and helps our employees share in the Company’s success through the appreciation in value of such purchased stock.
The Board also believes that amending the ESPP to remove the plan term will enable us to continue offering benefits to employees under the ESPP without regard to a term limit. In addition, the Board believes that making the amendments summarized below under Material Changes to the ESPP will further align the ESPP with corporate governance best practices and applicable law.
Material Changes to the ESPP
The Amended ESPP is being amended to provide for the following:
•Increase Share Reserve. Increase the number of shares reserved for issuance by 6,000,000 shares.
•Remove Plan Term. Eliminate the term of the ESPP.
•Rename Plan. Rename the ESPP to be the “Viavi Solutions Inc. Employee Stock Purchase Plan.”
•Clarify Terms of Non-423 Component. Clarify the terms that purchase rights, which do not meet the requirements of an employee stock purchase plan under Section 423 of the Code, may be granted pursuant to.
•Update Definition of Eligible Participants. Clarify that employees must (i) be a common law employee of the Company or an affiliate and (ii) be regularly engaged for a period of 20 hours or more per week and more than 5 months per calendar year to participate in the Amended ESPP.
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•Clarify Eligible Compensation. Clarify that eligible compensation for purposes of the Amended ESPP means an employee’s regular and recurring straight time gross earnings, plus payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, sales commission, and other similar incentive compensation but excludes other types of compensation.
•Clarify Impact of Transfers of Employment on Eligibility. Clarify that the transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the Amended ESPP but may result in the participant participating in a different offering under the Amended ESPP, and certain terms and conditions may continue to apply.
•Provide that Death or Disability Will Result in Ineligibility. Provide that if a participant ceases to be an employee during any purchase period for any reason, including but not limited to, death or permanent disability, then the participant’s outstanding purchase right under the plan will immediately terminate and all contributions that have not been applied to purchases will be refunded without interest.
•Clarify When a Leave of Absence will Result in Ineligibility. Clarify that, subject to applicable law, a participant will not cease to be an employee for purposes of the Amended ESPP in the case of sick leave, military leave, or any other leave of absence approved by the Company or an affiliate; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
•Provide the Plan is Subject to Delaware Law. Provide that the Amended ESPP is to be construed in accordance with and governed by the internal laws of the State of Delaware.
The Amended ESPP Reflects Governance Best Practices
The Amended ESPP includes provisions that protect our stockholders’ interests and reflect corporate governance best practices, including:
•Purchase price is at least 85% of fair market value.
•Offering periods do not exceed 27 months.
•The number of shares allocated to the Amended ESPP is less than 10% of our outstanding shares overall.
Summary of the Amended ESPP
The material terms and provisions of the Amended ESPP are summarized below. This summary, however, does not purport to be a complete description of the Amended ESPP. The following summary of the Amended ESPP is qualified in its entirety by reference to the complete text of the Amended ESPP, a copy of which is included as Appendix C to this Proxy Statement.
Purpose of the Amended ESPP
The Amended ESPP is intended to provide eligible employees of the Company and one or more of its affiliates with the opportunity to purchase shares of our common stock through participation in a plan designed to qualify as an “employee stock purchase plan” under Section 423 of the Code for employees of the Company or any of its affiliates in the United States the (“Statutory Plan”).
Each participant in the Amended ESPP is granted at the beginning of each purchase period under the Amended ESPP the right to purchase shares of common stock at a discount through accumulated payroll deductions (each such right, a “purchase right”). The purchase right is automatically exercised on the last date of the purchase period provided the purchase right remains outstanding on such date (such date, a “purchase date”).
In addition, the Amended ESPP authorizes grants of purchase rights that do not meet the requirements of an “employee stock purchase plan” under Section 423 of the Code (the “Non-Statutory Plan”). Except as otherwise provided in the Amended ESPP or determined by the Board or a committee of the Board (collectively, the “ESPP Administrator”), the Non-423 Grants will operate and be administered in the same manner as grants of purchase rights under Section 423 of the Code.
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Eligibility
Any employee of the Company or any affiliate designated by the ESPP Administrator for inclusion in the Amended ESPP is eligible to participate in a particular purchase period under the Amended ESPP so long as the employee is (i) a common law employee of the Company or one of its affiliates and (ii) is regularly engaged, for a period of 20 hours or more per week and more than five months per calendar year, in the rendition of personal services to the Company or one of its affiliates. However, under no circumstances will purchase rights be granted under the Amended ESPP to any employee if such employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options, stock awards or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.
To enroll in a purchase period, an eligible employee must complete and submit an enrollment form to the Company before the start of the purchase period. As of August 31, 2023, approximately 1,600 employees, including 7 executive officers, were eligible to participate in the Amended ESPP. Non-employee directors and consultants are not eligible to participate in the Amended ESPP.
Authorized Shares
If the Amended ESPP is approved, an aggregate of 7,218,322 shares of common stock will be available for issuance under the ESPP, subject to capitalization adjustments, which includes 6,000,000 additional shares of common stock. The shares purchasable by participants under the Amended ESPP will, solely in the Board’s discretion, be made available from either authorized but unissued common stock or from reacquired common stock, including shares of common stock purchased on the open market.
Administration
The Board has delegated to its Compensation Committee the authority generally to administer the Amended ESPP (the “ESPP Administrator”). The ESPP Administrator has full and exclusive discretionary authority to construe, interpret, and apply the terms of the Amended ESPP, to determine eligibility and to adjudicate all disputed claims filed under the Amended ESPP. All findings, decisions and determinations of the ESPP Administrator are, to the full extent permitted under applicable law, final and binding on all persons having an interest in the Amended ESPP or any purchase right. Notwithstanding any provision to the contrary in the Amended ESPP, and, with respect to participants in the United States, to the extent permissible under Section 423 of the Code and proposed or final Treasury Regulations promulgated thereunder (and other Internal Revenue Service guidance), the ESPP Administrator may adopt rules or procedures relating to the operation and administration of the Amended ESPP to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the ESPP Administrator is specifically authorized to adopt rules and procedures regarding handling payroll deductions, making of contributions to the Amended ESPP, defining eligible compensation, establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.
The ESPP Administrator may also adopt rules, procedures or sub-plans applicable to particular affiliates of the Company or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of the Amended ESPP, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Amended ESPP shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423 of the Code, rights granted under such sub-plan shall not be considered to comply with Section 423 of the Code.
Purchase Periods
The Amended ESPP is implemented through purchase periods of approximately six months in duration, beginning on February 1 of each year and ending on the subsequent July 31, or beginning on August 1 of each year and ending on the subsequent January 31; provided, however, that the ESPP Administrator may establish prior to the commencement of any purchase period, a different duration for one or more purchase periods or different commencing or ending dates for such purchase periods pursuant to the Amended ESPP. If the first day of a purchase period is not a trading day, then the next subsequent trading day will be deemed the first day of the purchase period unless the Company provides otherwise prior to the commencement of such purchase
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period. If the last day of a purchase period is not a trading day, the immediately preceding trading day will be deemed the last day of the purchase period unless the Company provides otherwise prior to the commencement of such purchase period.
The ESPP Administrator has the right to amend purchase periods and determine the terms of new purchase periods (including, but not limited to (i) the length of such purchase periods, provided that no such purchase period shall be more than 27 months, (ii) whether such purchase periods will include one or more embedded purchase periods and/or (iii) whether such purchase periods will have an automatic restart or reset provision), provide for overlapping purchase periods, limit the frequency and/or number of changes in the amount withheld during an purchase period, establish the exchange ratio applicable to amounts withheld in a currency other than United States dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the ESPP Administrator determines in its sole discretion advisable, which are consistent with the Amended ESPP and permitted or required by applicable law.
Eligible compensation includes a participant’s regular and recurring straight time gross earnings, plus payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, sales commission, and other similar incentive compensation, but excludes all of the following: profit sharing contributions, the cost of employee benefits paid for by the Company or any affiliate, education or tuition reimbursements, imputed income (whether or not arising under any Company or affiliate group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with equity awards, contributions made by the Company or an affiliate under any employee benefit plan, and other similar items of compensation.
Participation
Every employee of the Company or an affiliate shall be eligible to participate in the Amended ESPP on the first day of the first Purchase Period following the employee’s commencement of service. In order to participate in the Amended ESPP for a particular purchase period, the employee must complete the enrollment forms prescribed by the ESPP Administrator (or its designate), which may include electronic enrollment, and submit such forms with the ESPP Administrator (or its designate) prior to the commencement date of the purchase period. Contributions may be made only by way of payroll deductions unless specified in election materials or otherwise determined by the Company in its sole discretion. Each participant shall, at the time of such enrollment, authorize a payroll deduction from the participant’s compensation to be made as of any future payroll period.
Payroll deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the pay day ending with or immediately prior to the last day of the purchase period, except as otherwise provided in any applicable sick leave, military leave, or any other leave of absence policy maintained by the Company or an affiliate. The amounts so collected shall be credited to the participant’s individual account under the Amended ESPP, but no interest shall be paid on the balance from time to time outstanding in the account, except as required by applicable law.
Payroll deductions may be any multiple of 1% of compensation paid to the employee during the relevant purchase period, up to a maximum of 10%. An employee who becomes a participant in the Amended ESPP will automatically participate in each subsequent purchase period beginning immediately after the last day of the purchase period in which he or she is a participant until the employee withdraws from the Amended ESPP, becomes ineligible to participate, or terminates employment.
Subject to any notice requirements imposed by the Company, a participant may decrease his or her rate of payroll deductions one time in each purchase period, unless the ESPP Administrator determines otherwise pursuant to the Amended ESPP. The reduced rate shall stay in effect unless the participant designates a different rate (up to the 10% maximum) before the beginning of the next purchase period. The new rate will be effective for the first purchase period after the appropriate forms are filed with the Company. The participant may withdraw from the Amended ESPP before any purchase date by filing the prescribed notice with the Company no less than five business days prior to a purchase date. Upon withdrawal, the Company will refund
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without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from a purchase period, that participant may not again participate in the same purchase period and must re-enroll in the Amended ESPP if the participant wishes to resume participation in a subsequent purchase period.
Number of Purchasable of Shares and Purchase Price
On the purchase date, the Company will issue to each participant in the purchase period the number of whole shares of common stock determined by dividing the amount of payroll deductions accumulated for the participant during the purchase period, together with any amount carried over from the prior purchase period, by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the participant pursuant to any one outstanding purchase right shall not exceed 4,000 shares. The price at which shares are sold under the Amended ESPP will be the lesser of 85% of the fair market value of the share on the date the purchase right is granted or on the date it is exercised; provided, however, that the ESPP Administrator may increase such purchase price per share prior to the commencement of any purchase period. For purposes of determining such fair market value (and for all other valuation purposes under the Amended ESPP), the fair market value per share of common stock on any date shall be the closing selling price per share (or the closing bid, if no sales are reported on such date), as officially quoted on any established stock exchange or a national market system on the date of determination (or, if no closing selling price or closing bid was reported on that date, as applicable, on the last trading day such closing selling price or closing bid was reported), as reported in The Wall Street Journal or such other source as the ESPP Administrator deems reliable.
As a further limitation, no participant may accrue a right to purchase shares of common stock under the Amended ESPP or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 (measured by the fair market value of such stock on the date or dates the purchase rights are granted to the participant) for each calendar year in which the purchase right is outstanding at any time.
Any payroll deductions under the Amended ESPP not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period if the participant participates in the next purchase period.
With respect to any amendment to increase the total number of shares of common stock under the Amended ESPP, the ESPP Administrator shall have discretion to disallow the purchase of any increased shares of common stock for the purchase period in existence at the time of such increase. If the ESPP Administrator determines that on a given purchase date the number of shares with respect to which purchase rights are to be exercised may exceed the number of shares then available for sale under the Amended ESPP, the ESPP Administrator may make a pro-rata allocation of the shares remaining available for purchase on such purchase date in as uniform a manner as shall be practicable and as it shall determine to be equitable and continue such purchase period. Any amount remaining in a participant’s payroll account following such pro- rata allocation shall be promptly refunded to the participant without interest and shall not be carried over to any future purchase period.
Termination of Employment
If a participant ceases to be an employee during any purchase period for any reason, including but not limited to, death or permanent disability, then the participant’s outstanding purchase right under the Amended ESPP shall immediately terminate and all sums previously collected from the participant and not previously applied to the purchase of stock during such purchase period shall be promptly refunded without interest. In no event, however, shall any further payroll deductions be added to the participant’s account following his/her cessation of employee status. However, for purposes of this section and subject to applicable law, a participant will not cease to be an employee for purposes of the Amended ESPP in the case of sick leave, military leave, or any other leave of absence approved by the Company or an affiliate; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
Transferability of Awards
Purchase rights are nontransferable unless by will or by the laws of descent and distribution, and can only be exercised by the participant during the lifetime of the participant.
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Change in Capitalization
In the event any change is made to the common stock purchasable under the Amended ESPP by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the ESPP Administrator to the class and maximum number of shares purchasable under the Amended ESPP, the class and maximum number of shares purchasable per participant under any purchase right outstanding at the time or purchasable per participant over the term of the Amended ESPP, and the class and number of shares and the price per share of the common stock subject to outstanding purchase rights held by participants under the Amended ESPP.
Merger or Liquidation of Company
In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, reorganization where the Company is not the surviving corporation (other than a reorganization effected primarily to change the state in which the Company is incorporated), or in the event of a liquidation, then all outstanding purchase rights under the Amended ESPP shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation (or such other time, as determined by the ESPP Administrator) determined by applying all sums previously collected . Subject to other limitations under the Amended ESPP, all purchase rights will be automatically exercised by applying previously collected payroll deductions to the purchase of whole shares of common stock.
Amendment, Suspension or Termination of the Amended ESPP
The Amended ESPP will continue until the earlier of: (i) the date it is terminated by the Company under the sole discretion of the Board or (ii) until all the shares reserved for issuance under the Amended ESPP have been issued. The Board may at any time alter, amend, suspend, or discontinue the Amended ESPP, except that no such action will become effective until after any outstanding purchase rights are exercised in a purchase period during which said action was authorized. To the extent necessary to comply with Section 423 of the Code, the Company shall obtain stockholder approval in such a manner and to such a degree as required.
The ESPP Administrator shall have the right to terminate the Amended ESPP immediately following the end of a purchase period. Should the Company elect to exercise its right to terminate the Amended ESPP, then the Amended ESPP shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Amended ESPP.
Summary of U.S. Federal Income Tax Consequences
THE FOLLOWING IS ONLY A SUMMARY OF THE GENERAL U.S. FEDERAL INCOME TAX RULES APPLICABLE TO PARTICIPANTS AND THE COMPANY WITH RESPECT TO OFFERINGS UNDER THE AMENDED ESPP THAT ARE INTENDED TO COMPLY WITH SECTION 423 OF THE CODE.
IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, OR THE FEDERAL INCOME TAX CONSEQUENCES OF OFFERINGS THAT COMMENCE UNDER THE NON-STATUTORY PLAN.
Under the provisions of Sections 421 and 423 of the Code, no income will be taxable to a participant in the Statutory Plan at the time of grant of the option or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the Amended ESPP, and the tax consequences will depend on how long a participant has held the shares prior to disposition.
If the shares are disposed of (a) more than two years after the date of the beginning of the offering period and (b) more than one year after the stock is purchased in accordance with the Amended ESPP (or if the employee dies while holding the shares), the following tax consequences will apply. The lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the “option price”), or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the offering date) will be taxed as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares
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Proposal 6
are sold and the sales price is less than the option price, there is no ordinary income, and the participant has a long-term capital loss equal to the difference. If an employee holds the shares for the holding periods described above, no deduction in respect of the disposition of such shares will be allowed to the Company.
If the shares are sold or disposed of (including by way of gift) before the expiration of either the two year or the one year holding periods described above, the following tax consequences will apply. The amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period, and which is hereafter referred to as the “termination date”) exceeds the option price will be taxed as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be taxed as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. If the shares are sold for an amount that is less than their fair market value as of the termination date, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the termination date over the option price, and the participant may recognize a capital loss equal to the difference between the sales price and the value of such shares on the termination date. The Company, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.
Currently, the Company is not required to withhold employment or income taxes upon the exercise of options granted under the Statutory Plan. However, the Internal Revenue Service may issue guidance in the future requiring the Company to withhold employment and/or income taxes upon a purchase of shares under the Statutory Plan.
New Amended ESPP Benefits
The Amended ESPP does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the Amended ESPP. Because benefits under the Amended ESPP will depend on employees’ elections to participate and the fair market value of the Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the share increase is approved by the shareholders.
Purchases under the Amended ESPP by Certain Persons
The following table shows, as to each of our named executive officers and the other individuals and groups indicated, the number of shares of our common stock purchased under the ESPP from the inception of the
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Proposal 6
ESPP through the most recent purchase date. On August 31, 2023, the closing price per share of our common stock was $10.45

Name of Individual or Group(1)	Number of Shares
Oleg Khaykin(2) President and Chief Executive Officer	14,051
Henk Derksen Former Executive Vice President and Chief Financial Officer(3)	4,685
Paul McNab Executive Vice President and Chief Marketing & Strategy Officer	0
Luke Scrivanich Senior Vice President & General Manager, Optical Security and Performance Products	19,694
Gary Staley Senior Vice President, Global Sales, Network Enablement and Service Enablement	12,171
All current executive officers as a group(3)(4)	62,178
All current directors who are not executive officers as a group(5)	—
Each nominee for election as a director
Keith Barnes	—
Richard E. Belluzzo	—
Laura Black	—
Tor Braham	—
Donald Colvin	—
Douglas Gilstrap	—
Masood A. Jabbar	—
Oleg Khaykin	14,051
Joanne Solomon	—
All employees, including all current officers who are not executive officers, as a group (6)	27,547,102
(1)No awards have been granted under the ESPP to any associate of any of our directors (including nominees) or executive officers, and no person received 5% or more of the total awards granted under the ESPP since its inception.
(2)Also a nominee for election as a director.
(3)Mr. Derksen will cease to serve as Executive Vice President and Chief Financial Officer, effective September 30, 2023.
(4)Includes Pam Avent, who was appointed Interim Chief Financial Officer, effective October 1, 2023 and excludes Mr. Derksen.
(5)Each of the current directors is also a nominee for election as a director.

(6)Includes 13,037,769 JDSU shares that were converted using the conversion ratio of 1.7902 established at the time of the Spin-off.
Please also refer to the “Equity Compensation Plan Information” section of this proxy statement for further information about shares, which may be issued upon the exercise of options, warrants and rights granted to employees, consultants, or members of our Board under all of our equity compensation plans as of July 1, 2023.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATMENT OF THE EMPLOYEE STOCK PURCHASE PLAN
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Message from the Chair of the Compensation Committee of the Board of Directors
Dear Fellow Stockholders,
This letter and the Compensation Discussion & Analysis (“CD&A”) that follows highlights our financial and operational performance in FY23, the key compensation decisions that we made either in FY23 or based on FY23 performance with respect to our named executive officers (“NEOs”), and our response to recent stockholder feedback. As discussed in greater detail below, our compensation decisions and payouts in FY23 were closely aligned with our financial performance, and we followed through on our commitments to our stockholders to realign our executive compensation program with best practices.

FY23 Overview
FY23 was a challenging year for VIAVI. Early in the fiscal year, NSE experienced a rapid slowdown in order demand from service providers. The slowdown pattern then became broad based generally impacting our customers, geographies, competitors and markets. The OSP business unit started the fiscal year strong, but later saw macroeconomic headwinds negatively impact demand for its two major products, which included softening of anti-counterfeiting pigment orders following the strong demand experienced during the pandemic. While GAAP diluted earnings per share (“EPS”) was up 57.1% year-over-year, non-GAAP EPS was down 42.1% year-over-year, net revenue was down 14.4% year-over-year and GAAP operating margin and non-GAAP operating margin were down 690 and 660 basis points year-over-year, respectively.1
Despite these challenging financial trends, we continued to invest in new technologies and applications, expanded into higher growth markets such as Resilient Position, Navigation and Timing (PNT), initiated and completed a restructuring program to reduce operating expenses, and undertook actions with respect to our debt profile to improve our balance sheet. We also continued to execute on our capital allocation strategy by deploying $72.3 million towards acquisitions and also repurchasing 7.3 million shares of our common stock for $83.9 million. We believe such actions will position us effectively from both a financial and operational perspective in FY24.
In FY24, our focus remains on executing against our strategic priorities to drive revenue and earnings growth, capture market share and continue to optimize our capital structure. We remain positive on our long-term growth drivers in 5G Wireless, Fiber, 3D Sensing and PNT.

Key Compensation Decisions
We believe compensation decisions that we made with respect to our NEOs were strongly aligned with our financial performance.
▪Certain NEOs received modest increases in base salaries in the first quarter of FY23 (2.6% to 5%) given their contributions to our strong financial performance in FY22, market competitiveness and certain other considerations.
▪None of our NEOs received increases in their FY23 target annual cash incentive award opportunities (as a percentage of base salary) in FY23, except our CEO who received a modest 5% increase given his contributions to our strong financial performance in FY22, market competitiveness and the desire to make more of his compensation performance-based and at risk.
▪None of our NEOs received any annual cash incentive award payouts in FY23.
▪Only standard annual long-term incentives awards were granted in FY23, and the vesting of our MSUs in FY23 was reflective of our total shareholder return relative to the Nasdaq Telecommunications Index.
▪Given the Company’s challenging financial performance in FY23, the Compensation Committee did not approve any salary increases or increases in target annual cash incentive award opportunities for any NEOs in FY24 as part of the annual compensation review cycle.

Our Response to our FY22 Say-on-Pay Vote and Commitment to Compensation Best Practices
In response to the 2023 say-on-pay vote, in which 92% of votes cast (for or against), voted in favor of our executive compensation program, we followed through with our commitments to our stockholders to realign our compensation with best practices, and made the following enhancements to our executive compensation program:
▪We did not grant any one-time equity awards to our executive officers in FY23 outside of our ongoing annual long-term incentive compensation program, and we will not grant off cycle equity awards for at least three years from September 29, 2022, except in connection with new hires and promotions.
1 Appendix A includes a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.
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A Message from the Chair of the Compensation Committee of the Board of Directors
▪We did not grant any performance-based equity awards, which use an absolute stock price metric in FY23 and do not plan to do so in the future.
▪We have incorporated ESG goals into our fiscal year 2024 annual cash incentive plan.
▪We continue to consider incorporating operating metrics into our annual long-term incentive plan when evaluating the design of our plan.
We invite you to review our CD&A, for more detailed information. We appreciate your ongoing support and seek your feedback, whether virtually or through written correspondence, on our compensation design and path forward.
Sincerely,
Keith Barnes
Chair, Compensation Committee of the Board of Directors
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Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides information on the goals and objectives of our executive compensation program, including VIAVI’s compensation philosophy, which focuses on rewarding our executive officers for their central role in our growth and long-term performance. While the principles underlying this philosophy extend to all levels of the organization, this CD&A primarily covers the compensation provided to our named executive officers (“NEOs”). For FY23, our NEOs consisted of the five executive officers named below and in the executive compensation tables of this Proxy Statement. We use the term “Compensation Committee” in the CD&A and the executive compensation tables to refer to the Compensation Committee of VIAVI’s Board of Directors.

Oleg Khaykin	President and Chief Executive Officer (our “CEO”)
Henk Derksen	Former Executive Vice President and Chief Financial Officer (our “CFO”) (1)
Paul McNab	Executive Vice President and Chief Marketing & Strategy Officer
Luke Scrivanich	Senior Vice President Optical Security & Performance Products
Gary Staley	Senior Vice President, Global Sales, Network and Service Enablement
(1)Mr. Derksen will cease to serve as Executive Vice President and Chief Financial Officer, effective September 30, 2023.
Executive Summary

Business Results
FY23 was a challenging year for VIAVI. Early in the fiscal year, NSE experienced a rapid slowdown in order demand from service providers. The slowdown pattern then became broad based generally impacting our customers, geographies, competitors and markets. The OSP business unit started the fiscal year strong, but later saw macroeconomic headwinds negatively impact demand for its two major products, which included softening of anti-counterfeiting pigment orders following the strong demand experienced during the pandemic. The demand for anti-counterfeiting products was impacted by inventory correction as governments dialed back fiscal stimulus and 3DS was impacted by weaker demand for smartphones. Despite these financial trends, in FY23, we continued to invest in new technologies and applications, expanded into higher growth markets such as Resilient Position, Navigation and Timing (PNT), and initiated and completed a restructuring program to reduce expenses. During FY23, we further improved our balance sheet by paying off the remainder of our 1.75% Senior Convertible Notes due 2023 and exchanging $127.5 million of our 1.00% Senior Convertible Notes due 2024 for $132 million of 1.625% Senior Convertible Notes due 2026 and issuing $118 million of 1.625% Senior Convertible Notes due 2026 for cash. We continued to execute on our capital allocation strategy by deploying $72.3 million towards acquisitions and also repurchasing 7.3 million shares of our common stock for $83.9 million.
We believe such actions will position us effectively from both a financial and operational perspective in FY24. In FY24, our focus remains on executing against our strategic priorities to drive revenue and earnings growth, capture market share and continue to optimize our capital structure. We remain positive on our long-term growth drivers in 5G Wireless, Fiber, 3D Sensing and PNT.

Net Revenues down 14.4% year-over-year	GAAP Operating Margin down 690 basis points year-over-year to	Total Consolidated GAAP EPS increased 57.1% year-over-year to
$1.1 Billion	7.4%	$0.11(1)(2)

Capital Returned to Stockholders in FY23	Non-GAAP Operating Margin down 660 basis points year-over-year to	Total Consolidated non-GAAP EPS down 42.1% year-over-year to
$83.9 Million	15.6%(1)	$0.55(1)
(1)Appendix A includes a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.
(2)GAAP EPS increased in fiscal 2023 largely due to the loss incurred in connection with the repurchase of certain 1.00% and 1.75% Senior Convertible Notes in fiscal 2022.
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Compensation Discussion and Analysis
Our Executive Compensation Program Focuses on Pay for Performance
The table below summarizes the performance-based compensation components of our executive compensation program.

Incentive Awards	Performance Highlights	Commentary
FY23 Target Annual Cash Incentive Award Opportunities (as a percentage of base salary)
Zero payouts to executives for both the H1 and H2 bonuses. H1 Aggregate Achievement Against Financial Goals: Corporate: 0%; NSE: 0%; OSP: 11%(1); NSE Sales: 0%
H2 Aggregate Achievement Against Financial Goals: Corporate: 0%; NSE: 0%; OSP: 0%; NSE Sales: 28%(2)
(1)(2) Mr. Scrivanich and Mr. Staley each declined FY23 cash incentive award payment

Payouts were subject to the achievement of a threshold performance level.
Financial goals were weighted at 100% and capped at 150% payout, except in the case of Mr. Staley’s NSE sales booking goal, which is capped at 250% payout with respect to 40% of his target annual cash incentive award opportunity.

Market-based Stock Units (“MSUs”)(1)
▪FY20 MSUs: 108.3%of 3rd tranche earned, based on our 58.3 percentile TSR ranking
▪FY21 MSUs: 145% of 2nd tranche earned, based on our 73 percentile TSR ranking
▪FY22 MSUs: 146% of 1st tranche earned, based on our 73.4 percentile TSR ranking
▪FY21 CFO New Hire MSUs: 139.3% of 2nd tranche earned, based on our 70.7 percentile TSR ranking(2)
(1)Earned based on total shareholder return through 9/15/22
(2)Mr. Derksen received MSUs with four vesting tranches in connection with his new hire awards, which vest over four years.

Earned based on our total stockholder return (“TSR”) relative to the performance of companies in the Nasdaq Telecommunications Index (the “Nasdaq Telecom Index”) measured over one-year, two-year and three-year performance periods. Above median (55th percentile) performance required for a target payout.

FY21 Retention Awards: Performance-based Stock Units (“PSUs”)	▪0% of PSUs have vested
There have been no shares awarded to any of our NEOs under the PSUs.
The PSUs, which vest based on share price, have not vested as the share price target of $20 has not been achieved. In FY23, our Board determined that our CEO achieved his Executive Leadership Development and Succession Plan goals. However, our CEO’s PSUs, which are associated with such goals remain subject to his continuing to provide services through February 2025 at which time such PSUs will vest in full.

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Compensation Discussion and Analysis
2022 Say-on-Pay Advisory Vote - Stockholder Outreach
Every year, VIAVI provides our stockholders with the opportunity to vote to approve the compensation of our NEOs on an advisory basis, also known as a "say-on-pay" vote. At our 2022 Annual Meeting of Stockholders, approximately 92% of votes cast (for or against) were voted in favor of our executive compensation program, which was a significant improvement from 2021, when 56% of votes cast were voted in favor of our executive compensation program.
Following the 2022 say-on-pay vote, we followed through with the commitments that we made to our stockholders to realign our compensation with best practices, and made the following enhancements to our executive compensation program:
•We did not grant any one-time equity awards to our executive officers in FY23 outside of our ongoing annual long-term incentive compensation program, and we will not grant off cycle equity awards for at least three years from September 29, 2022, except in connection with new hires and promotions.
•We did not grant any performance-based equity awards, which use an absolute stock price metric in FY23 and do not plan to do so in the future.
•We have incorporated ESG goals into our fiscal year 2024 annual cash incentive plan.
•We continue to consider incorporating operating metrics into our annual long-term incentive plan when evaluating the design of our plan.
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Compensation Discussion and Analysis
CEO Compensation and Performance Alignment
The Compensation Committee takes seriously its responsibility to maintain appropriate pay for performance alignment with an emphasis on sustainable stockholder value creation. We set rigorous short- and long-term incentive goals and use equity in long-term incentives to ensure executive compensation is aligned with stockholder value creation, as illustrated in the chart below, which shows the relationship between our CEO’s target compensation and realizable pay over the last two fiscal years. The realizable pay of our CEO’s short-term incentive compensation is tied to the achievement of financial goals, while the realizable pay of his long-term incentive compensation is contingent upon the value of our stock price on both an absolute basis and relative to other companies in the Nasdaq Telecom Index.
Our stock price decreased by 13.4% at the end of FY23 and compared to the end of FY22. At the end of FY23, the realizable value of our CEO’s target total direct compensation awarded in FY23 was only 44% of target.

($)	FY22 Target	FY22 Realizable	FY23 Target	FY23 Realizable
Base Salary	$849,038	$849,038	$895,192	$895,192
Non-Equity Incentive Plan Compensation	$1,018,846	$938,369	$1,118,990	—
RSUs	$3,460,542	$2,574,821	$3,713,800	2,891,915
MSUs	$4,087,467	$3,204,422	$4,364,672	627,545
“Target Pay” for each fiscal year is the sum of (a) the salary rate for that year, pro-rated accordingly based on the effective date of any increase, (b) the target annual cash incentive award opportunity, and (c) the grant date fair value of long-term incentive compensation awards.
“Realizable Pay” is the sum of (a) the salary earned for the applicable year; (b) the annual incentive award earned for the applicable year; (c) the value of RSUs granted in FY22 or FY23, as applicable, in FY23, which for vested RSUs is equal to the stock price on the applicable vesting dates multiplied by the number of vested RSUs, and for unvested RSUs is valued based on our closing stock price of $11.33 on June 30, 2023, the last trading day of FY23, multiplied by the number of unvested RSUs as of the end of FY23; and (d) the value of MSUs granted in FY22 or FY23, as applicable, in FY23, which for: (i) unvested MSUs are valued based on the number of shares that would have been earned based on actual results through the end of FY23, multiplied by our closing stock price on June 30, 2023, and (ii) vested MSUs are valued based on the number of shares earned multiplied by our closing stock price on June 30, 2023 (FY23), or vesting date stock price (FY22).
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Compensation Discussion and Analysis
Long-Term Retention PSUs and RSUs
In FY21, we experienced retention issues related to the highly competitive talent market within which we compete, as a number of the core members of our executive team were recruited to work for other companies, which ultimately culminated in the departure of our then Chief Financial Officer. Such concerns led the Compensation Committee in February 2021 to approve an Executive Retention Plan, pursuant to which key executive officers, including our CEO, received long-term equity awards, 50% of which were performance-based and 50% which were time based.
Our CEO received 50% of his performance-based awards in the form of performance-based stock units that vest based on the achievement of share-price targets (“Share Price PSUs”) and the other 50% in the form of performance-based stock units that vest based on Executive Leadership Development and Succession plan goals specific to him (“Executive Leadership PSUs”). 100% of the performance-based awards of the other key executive officers were in the form of Share Price PSUs.

No Vesting to Date
There have been no shares delivered to our CEO or to any of our NEOs under any of the Share Price PSU or RSU awards as the share price goal of $20 has not been achieved and the RSUs remain subject to a four-year “cliff” vesting requirement.
In FY23, our Board determined that our CEO achieved his Executive Leadership PSU goal, which included developing CEO success profile, which was approved by the Board, identifying internal candidates and benchmarking external candidates against the success profiles, making a detailed presentation to the Board of Directors covering the outcome of an internal and external assessment, and preparing individual development plans for internal candidates. However, our CEO’s Executive Leadership PSUs remain subject to his continuing to provide services through February 2025 at which time such PSUs will vest in full.

CEO Retention Awards(1)(2)
(1)Reflects aggregate grant date fair value of PSUs and RSUs.
(2)Reflects realizable value of PSUs and RSUs, calculated by multiplying the number of outstanding RSUs held by our CEO by our closing stock price of $11.33 on June 30, 2023. The Share Price PSUs had a realizable value of $0 as of July 1, 2023 given that the stock price target has yet to be achieved.
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Compensation Discussion and Analysis
Compensation Philosophy
Our executive compensation program is based on the following objectives:

Pay for Performance	Competitiveness	Outperformance
Align executive compensation to the success of our business objectives and the VIAVI growth strategy	Provide competitive compensation that attracts and retains top-performing executive officers	Motivate executive officers to achieve results that exceed our strategic plan targets

Stockholder Alignment	Balance	Internal Pay Equity
Align the interests of executive officers and stockholders through the managed use of long-term incentives	Set performance goals that reward an appropriate balance of near- and long-term results	Promote collaboration among executive officers by considering internal pay equity in setting compensation levels
Compensation Governance Highlights
We are committed to maintaining an executive compensation program that is consistent with compensation governance best practices:

What We Do
•Compensation Committee is comprised 100% of independent Directors.
•Independent compensation consultant retained by the Compensation Committee.
•Balance short- and long-term incentives, cash and equity and fixed and variable pay elements.
•Performance-based equity awards comprising approximately 50% of the overall equity allocation to executive officers.
•Require one-year minimum vesting for equity awards, subject to certain limited exceptions.
•Maintain a clawback policy that applies to both cash incentives and equity awards.
•Assess and mitigate compensation risk.
•Solicit an annual advisory vote on named executive officer compensation.
•Maintain stock ownership guidelines.

What We Don’t Do
•No employment agreements that provide for fixed terms or automatic compensation increases or equity awards.
•No repricing or repurchasing of underwater stock options without stockholder approval.
•No dividends or dividend equivalents on unearned awards.
•No pledging or hedging of VIAVI securities.
•No “single trigger” change in control acceleration of vesting for equity awards.
•No excessive perquisites.
•No excessive cash severance payments or benefits.
•No executive pension plans
•No supplemental executive retirement plans.
•No "golden parachute" tax gross-ups.

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Compensation Discussion and Analysis
FY23 Target Compensation
The vast majority of the target total direct compensation value we deliver to our executive officers is in the form of compensation that is variable or “at-risk” based on our performance or the value of our stock price. The at-risk elements of our FY23 executive compensation program include (i) a cash annual incentive plan, and (ii) our long-term equity incentive compensation plan, through which RSUs and MSUs were granted as long-term equity incentive awards.

FY23 CEO TARGET COMPENSATION(1)	FY23 OTHER NEO TARGET COMPENSATION(1)

(1)The charts above reflect (a) the salary rate for FY23, pro-rated accordingly based on the effective date of any increase, (b) the target annual cash incentive award opportunity for FY23, and (c) the grant date fair value of FY23 long-term incentive compensation awards, and-no amounts actually earned or paid out.
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Compensation Discussion and Analysis
FY23 Executive Compensation Overview
The following charts provide information regarding the elements of our FY23 executive compensation program.

Core FY23 Compensation Elements

Base Salary
Purpose:	Base salaries compensate our NEOs for expected levels of day-to-day performance.
Characteristics:
Base salaries should be determined by each NEO’s role and responsibilities, experience, skills, performance, expected future contributions, compensation levels for comparable positions at peer group companies, and retention considerations.

Annual Cash Incentive Awards
Purpose:	Align NEO performance with near-term financial objectives goals.
Characteristics:	Cash incentive payments can be earned by our NEOs only if we achieve a significant level of our financial performance goals, which are aligned to our long-term strategic plan.

Annual MSUs
Purpose:	Align interests of NEOs and stockholders through incentivizing long-term stock price growth relative to Nasdaq Telecom Index and encouraging retention; manage dilution.
Characteristics:	Annual MSUs vest based on our TSR relative to the performance of the companies in the Nasdaq Telecom Index, with three overlapping performance periods of one, two, and three years.

Annual RSUs
Purpose:	Align interests of NEOs and stockholders through incentivizing long-term stock price growth on an absolute basis and encouraging retention; manage dilution.
Characteristics:	Annual RSUs vest annually over a three-year period, subject to continued service with us, and become more valuable as our stock price increases, which benefits all stockholders.
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Compensation Discussion and Analysis
Elements of FY23 Executive Compensation
Base Salary
Base salaries compensate our NEOs for expected levels of day-to-day performance and are based on roles and responsibilities, experience, skills, performance, expected future contributions, compensation levels for comparable positions at peer companies, as well as retention considerations. The annual base salary rates of our NEOs for FY24 as compared to FY23, in each case, as of fiscal year end, and the primary reasons for any change are summarized below.

NEO	FY22 Salary ($)(1)	FY23 Salary ($)(1)	Salary Increase (%)	Primary Reasons for the Change
Oleg Khaykin	875,000	900,000	2.9	Retention considerations; market competitiveness; prior performance
Henk Derksen	510,000	525,000	2.9	Market competitiveness; prior performance; alignment with offer taking into consideration new hire equity awards granted in FY21.
Paul McNab	435,000	450,000	3.4	Internal pay equity; market competitiveness; prior performance
Luke Scrivanich	390,000	400,000	2.6	Internal pay equity; market competitiveness; prior performance
Gary Staley	400,000	420,000	5.0	Internal pay equity; market competitiveness; prior performance
(1)Does not reflect any pro-ration based on the effective date of the increase, which occurred on August 28, 2022.
Annual Cash Incentive Awards

ANNUAL CASH INCENTIVES
The Executive Staff Variable Pay Plan (the “Executive VPP”) for our NEOs and others in executive staff roles for FY23, provided for cash awards, which were earned based on the achievement of six-month financial objectives established by the Compensation Committee. Six-month financial objectives were chosen instead of annual objectives to account for the cyclical nature and volatility of our markets and were based on the financial plan approved by the Board for that period. Depending upon VIAVI’s performance, the payout for the financial metrics ranged from 0% to 150% of target except in the case of Mr. Staley’s NSE sales bookings goal, which was capped at a 250% payout with respect to 40% of his target incentive opportunity. After each performance period, the Compensation Committee certified our actual performance against the objectives and to the extent earned, the cash incentive awards were paid. No cash incentives were paid in FY23.

VPP Award Opportunities
A target annual cash incentive award opportunity is the amount of cash incentive compensation that a NEO could earn based on achievement of the pre- established performance goals under the Executive VPP. Targets are expressed as a percentage of the NEO’s earned base salary. In reviewing target award opportunities, the Compensation Committee takes into consideration each NEO’s role and responsibilities, our financial performance projections, the budget for the coming year, pay at comparable companies, historical compensation levels and the resulting total target cash compensation that can be earned given the individual’s earned base salary and related target incentive award opportunity. The target annual cash incentive award opportunity (as a percentage of earned base salary) for each of our NEOs for FY23 are set forth below. None of our NEOs received increases in their FY23 target annual cash incentive award opportunities (as a percentage of base salary) in FY23, except our CEO who received a 5% increase based on our strong financial performance in FY22, market considerations and the desire to make more of his compensation performance-based and at risk.
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Compensation Discussion and Analysis
50% of each NEO’s target annual cash incentive award opportunity is tied to each six-month performance period.

NEO	FY23 Target Annual Cash Incentive Award Opportunity (% of Earned Base Salary)
Oleg Khaykin	125%
Henk Derksen	100%
Paul McNab	85%
Luke Scrivanich	85%
Gary Staley	85%
Financial Metrics for FY23
During FY23, for purposes of the Executive VPP, we maintained separate financial metrics for our executive staff, including our NEOs, who are considered members of the (i) Corporate department (“Corporate VPP”), (ii) OSP business segment (“OSP VPP”), (iii) Network and Service Enablement (“NSE”) business segments (“NSE VPP”), and (iv) NSE Sales department (“NSE Sales VPP”).
The financial metrics that were selected and the rationale for these metrics are summarized in the table below.

Corporate Financial Goals	Definition	Rationale
GAAP revenue	Revenue as calculated in accordance with GAAP.	Incentivizes revenue growth and rewards efforts to retain customers and expand our business.
Non-GAAP operating profit
GAAP operating income, excluding stock-based compensation, change in fair value of contingent liability, other charges unrelated to core operating performance, amortization of intangibles and restructuring and related benefits.
Ensure appropriate investment to drive growth and support operating effectiveness.
NSE Sales	A valid purchase order, subject to the Viavi Order Acceptance Policy, for an eligible Viavi NSE product which has been entered in the Viavi financial books.	Incentivizes future revenue growth.
For FY23, the Compensation Committee believed the consistent application of this blend of performance metrics would contribute to our consistent revenue growth and profitability achievement. The Compensation Committee set the numeric goals for each performance metric based on the FY23 operating plan approved by our Board.
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Compensation Discussion and Analysis
Annual Cash Incentive Award Calculations and Measures
For FY23, the award payouts under the Executive VPP for our NEOs were calculated by multiplying the individual’s earned base salary for the performance period by the individual target annual cash incentive award opportunity and financial metric attainment percentage.

Payout Formula

H1 Financial Objectives	=	Base Salary for Period	x	Target Annual Cash Incentive Award Opportunity (% of Earned Base Salary)	x	Financial Metric Attainment % (100% weighting)

H2 Financial Objectives
The following tables describe the threshold, target, and maximum performance levels for each of the financial metrics as well as reporting the actual results and payout percentage for FY23. Payouts could have ranged from 0% to 150% for these metrics. None of our NEOs received any annual cash incentive award payouts in FY23. Mr. Scrivanich and Mr. Staley were each eligible to earn a partial payout based upon partial OSP Non-GAAP operating profit and NSE Sales achievement, respectively but each elected to waive the payment in light of the Company’s overall financial performance.

Corporate VPP (Participants: Messrs. Khaykin and Derksen)
		H1 FY23						H2 FY23
Goal	Weighting	Threshold	50%	100%	150%	Results	Payout	Threshold	50%	100%	150%	Results	Payout
Consolidated Revenue (in millions)	50%	611	649	682	709	589	0%	624	662	695	723	504	0%
Consolidated Non-GAAP Operating Profit (in millions)	50%	128	152	173	190	111	0%	128	153	173	190	57	0%

OSP VPP (Participant: Mr. Scrivanich)
Goal	Weighting	H1 FY23 Percentage of Achievement Against Target (1)	H2 FY23 Percentage of Achievement Against Target(1)
OSP Revenue	50%	0%	0%
OSP Non- GAAP Operating Profit	50%	23%	0%

NSE VPP (Participant: Mr. McNab)
Goal	Weighting	H1 FY23 Percentage of Achievement Against Target (1)	H2 FY23 Percentage of Achievement Against Target(1)
NSE Revenue	50%	0%	0%
NSE Non- GAAP Operating Profit	50%	0%	0%
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Compensation Discussion and Analysis

NSE Sales VPP (Participant: Mr. Staley)
Goal	Weighting	H1 FY23 Percentage of Achievement Against Target (1)	H2 FY23 Percentage of Achievement Against Target(1)
NSE Revenue	40%	0%	0%
NSE Non-GAAP Operating	20%	0%	0%
Profit NSE Sales	40%	0%	70%
(1)Our business segment targets reflect our analyses, expectations and objectives for our business segments, taking into consideration then current forecasted economic conditions, the outlook for the industry and our businesses, technology and new product development. Due to the confidential and commercially sensitive nature of these analyses, expectations and objectives, we believe the specific disclosure of business segment targets could result in competitive harm to us. It is for this reason that they are not disclosed for the OSP VPP, NSE VPP, and NSE Sales VPP.
Long-Term Incentive Compensation
We believe that equity awards align the interests of our executive officers with the long-term interests of our stockholders by rewarding long-term value creation measured by our stock price and by providing retention incentives through multi-year vesting periods.
FY23 EQUITY AWARDS – ANNUAL EQUITY AWARDS
The Compensation Committee granted the following annual equity awards in the first quarter of FY23 to our NEOs under our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”):
▪Annual MSUs, which are earned and vest based on our TSR relative to the performance of companies in the Nasdaq Telecom Index, with three overlapping performance periods of one, two and three years.
▪Annual RSUs, which, for RSUs granted in FY23, vest annually over three years, with 1/3 vesting on each one-year anniversary of the date of grant.
The Compensation Committee believes granting MSUs is appropriate because, among other things, MSUs encourage our NEOs to focus on long-term value creation, since MSUs reward sustained increases in our stock price relative to the Nasdaq Telecom Index. The Compensation Committee also believes granting RSUs also promotes long-term performance as they are directly subject to increases and decreases in our stock price, further aligning NEO and stockholder interests.
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Compensation Discussion and Analysis
The annual equity compensation program for our NEOs for FY23 consisted of an equally weighted mix of MSUs and RSUs consistent with our commitment to pay-for-performance as well as other considerations, as described further below:

NEO	MSU Shares (Target # of shares)	Time-Based RSU Awards (Target # of Shares)	Grant Date Fair Value of Equity Awards ($)
Oleg Khaykin	255,244	255,244	8,078,473
Henk Derksen	69,930	69,930	2,213,285
Paul McNab	29,720	29,720	940,638
Luke Scrivanich	31,468	31,468	995,962
Gary Staley	34,965	34,965	1,106,642
Target Dollar Value Used to Calculate Number of Units. The number of MSUs and RSUs granted to each NEO was based on a target dollar value divided by the average closing price per share of our common stock over the 60 trading days immediately preceding the grant date of August 28, 2022, with approximately 50% of the dollar value being allocated to each type of award. This approach will result in different values than reported in the Summary Compensation Table because (i) the Summary Compensation Table values use the stock price on the grant date while we use the 60 trading day average stock price and (ii) the the Summary Compensation Table value for the MSUs is determined using a Monte Carlo valuation methodology that takes into account the probabilities of various stock prices and performance to determine the grant value.
In determining the size of each NEO’s target dollar value, the Compensation Committee considered each NEO’s role and responsibilities, historical compensation levels, the average size and potential returns of comparable awards made to NEOs in similar positions at the companies in our compensation peer group, the NEO’s potential for increased responsibility and promotion over the award term and the NEO’s individual performance in recent periods, and internal pay equity. The Compensation Committee also considered the value of outstanding unvested equity awards held by the NEO to maintain an appropriate level of equity incentives for that NEO. Our equity budget for the coming fiscal year and the impact on our burn rate were also critical factors, as the Compensation Committee was mindful of potential stockholder dilution when approving equity awards. The Compensation Committee did not have a specific formula that weighed these factors.
The following table sets forth the initial target dollar value of each NEO’s equity award compared to the last year and the primary reasons for the adjustment.

Initial Target Dollar Value for Annual Equity Awards of all NEOs
NEO	FY23 Approved Target Dollar Value ($)	FY22 Approved Target Dollar Value ($)	Difference from FY22 (%)	Primary Reasons for the Change
Oleg Khaykin	7,300,000	7,000,000	+4.3%	Retention; market competitiveness; prior performance
Henk Derksen	2,000,000	1,000,000	+100%	Market competitiveness; prior performance; alignment with offer letter terms.
Paul McNab	850,000	850,000	0%	N/A
Luke Scrivanich	900,000	900,000	0%	N/A
Gary Staley	1,000,000	1,000,000	0%	N/A
The actual grant date fair value of the MSUs and RSUs is reflected in the table in the section above and in the “FY23 Summary Compensation Table” below and is different from the target dollar value, as it is based on the accounting value of the awards on the effective grant date.
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Compensation Discussion and Analysis
MSU Awards
The MSUs that were granted in FY23 are earned based on our TSR relative to the performance of the companies in the Nasdaq Telecom Index, with three overlapping performance periods and 1/3rd of the shares earned based on relative TSR measured over one-year, two-year and three-year measurement periods ending on September 15, 2023, September 15, 2024 and September 15, 2025, respectively. The closing price for each period, determined as the weighted average closing price of our common stock for the period from August 1st to September 15th of the appropriate year, will be compared against our weighted average stock price during the period of August 1, 2022 to September 15, 2022. The MSU award consists of three equal tranches, with one tranche assigned to each measurement period.
The actual number of shares of our common stock that are earned and will vest will be determined by the Compensation Committee after the end of each measurement period based on our TSR ranking relative to the Nasdaq Telecom Index for the period and will range from 0% to 150% of the target number of shares for that period. In order to vest at 100% of the target number of shares subject to the MSUs, our TSR must be ranked at the 55th percentile of the Nasdaq Telecom Index for each measurement period. The Compensation Committee believes that the Nasdaq Telecom Index is an appropriate benchmark because it represents a broad representation of the potential opportunity cost of investing in the Company rather than other telecommunications companies from an investor’s perspective.
The actual percentage of shares earned will be determined by the Compensation Committee at the end of each year of the overall three-year performance period for the MSUs and will be interpolated on a linear basis for performance between threshold and target and target and maximum for each level of achievement as follows:

Performance Threshold/Target	Shares Earned
0-25th Percentile	0% of Target Shares
25th-55th Percentile	0%-100% of Target Shares
55th-75th Percentile and Above	100%-150% of Target Shares
Each earned unit converts into one share of common stock on the vesting date.

MSUs Earned in FY23
The following table shows the MSUs earned by our NEOs in FY23.

MSUs Earned in FY23	Measurement Period	Measurement Period Ranking
FY20 MSUs: 108.25% of 3rd tranche earned	8/1/19 to 9/15/19 vs 8/1/22 to 9/15/22	58.3 percentile TSR ranking
FY21 MSUs: 145.00% of 2nd tranche earned	8/1/20 to 9/15/20 vs 8/1/22 to 9/15/22	73.0 percentile TSR ranking
FY22 MSUs: 146.00% of 1st tranche earned	8/1/21 to 9/15/21 vs 8/1/22 to 9/15/22	73.4 percentile TSR ranking
FY21 CFO MSUs: 139.25% of 2nd tranche earned (2)	3/15/21 to 4/28/21 vs 8/1/22 to 9/15/22	70.7 percentile TSR ranking
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Compensation Discussion and Analysis

NEO	FY20 MSUs # of Shares Earned	FY21MSUs # of Shares Earned	FY22 MSUs # of Shares Earned
Oleg Khaykin	70,129	127,383	101,028
Henk Derksen	—	31,899	14,432
Paul McNab	12,630	14,558	12,268
Luke Scrivanich	10,825	15,468	12,990
Gary Staley	13,531	18,198	14,432
(1)Mr. Derksen’s MSUs were granted with four vesting tranches in connection with his hire, and his initial measure period is reflective of his March 15, 2021 start date. Mr. Derksen’s unvested MSUs will terminate effective September 30, 2023 in connection with his departure.
Other Benefits

General Health, Welfare and Other Benefit Plans	Perquisites and Other Benefits

We believe that our executive officers should not operate under different standards than our other employees. Accordingly, our executive officers are eligible to participate in a variety of employee benefit plans on the same terms as our other employees, including our healthcare, insurance, and other welfare and employee benefit programs. We believe these benefits are consistent with benefits provided by our compensation peer group and help us to attract and retain high quality executive officers.

No executive perquisites or other personal benefits, outstanding loans of any kind or other special executive benefits were given to our executive officers in FY22. In general, VIAVI and the Compensation Committee do not provide perquisites or other personal benefits to our executive officers.

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Compensation Discussion and Analysis
Severance and Change of Control Benefits

Name of Plan	Material Features
Executive Change of Control Benefits Plan (Covers all NEOs except for our CEO)
▪“Double-trigger” provisions to preserve morale and productivity, encourage executive retention to maintain the stability of our business during a change of control and protect executive officers in the event of job loss.
▪A departing executive officer must sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
▪Provides for benefits comparable to benefits offered by members of our compensation peer group, which helps us attract talented executive officers and maintain a consistent management team.

CEO Employment Agreement
▪Limited severance payments and benefits outside of a change in control and “double trigger” provision in the event of a change in control.
▪Our CEO must sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
▪Provides for benefits comparable to benefits offered by members of our compensation peer group.

CFO Employment Agreement[2]
▪Limited payments and severance benefits outside of a change in control.
▪Our CFO must sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
▪Provides for benefits comparable to benefits offered by members of our compensation peer group.

Equity Plan Awards
▪Consistent with the practice of many of our compensation peers and to encourage our executive officers and other employees to remain employed with us, all grants of RSUs and MSUs provide for full vesting upon death or disability, with MSUs vesting at the target performance level.
▪Limited pro-rata vesting of Retention RSUs in the event of an involuntary termination of employment outside of a change in control to reward prior service; all Executive Leadership PSUs and Share Price PSUs will terminate in such circumstances consistent with our pay for performance philosophy.
▪The Executive Leadership PSUs and Share Price PSUs provide that, in the event of a change in control in which the PSUs are assumed, the PSUs will convert to time-based awards and vest upon the end of the applicable four-year retention period, subject to any qualifying termination, to promote the stability and focused service of our CEO and other NEOs during a potentially uncertain time.

See the subsection titled “Potential Payments upon Termination of Employment or Change of Control” in the “Executive Compensation Tables” section below for more information regarding each of these plans or arrangements as well as our estimated potential payment obligations. For the avoidance of doubt, Mr. Derksen will not receive any severance benefits in connection with his departure and all his unvested and outstanding equity awards will terminate without consideration.
2 Mr. Derksen will not receive post-employment compensation or benefits in connection with his voluntary resignation, effective September 30, 2023.
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Compensation Discussion and Analysis
Other Important Compensation Practices

Policy	Considerations	Material Features
Anti-Hedging Policy	▪Hedging insulates executive officers from stock price movement and reduces alignment with stockholders.
▪Pursuant to our insider trading policy, all Board members, employees (including executive officers), contractors, and consultants of VIAVI and its subsidiaries, and their immediate family members, co-inhabitants, and controlled parties are prohibited from engaging in the following types of hedging transactions involving our common stock: (i) short sales, (ii) transactions involving publicly traded options, including put options, call options, and other derivative securities, and (iii) hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Anti-Pledging Policy	▪Pledging raises potential risks to stockholder value, particularly if the pledge is significant.
▪Our insider trading policy prohibits Board members, employees (including executive officers), contractors and consultants of VIAVI and its subsidiaries, and their immediate family members, co-inhabitants, and controlled parties from holding our securities in margin accounts or pledging securities.

Equity Grant Timing Policy	▪Equity award grants should not be timed to take advantage of the release of material nonpublic information.
▪Our executive officers are generally granted equity awards, which include a mix of RSUs and MSUs as described above, at the beginning of each fiscal year at a Compensation Committee meeting that is typically scheduled more than a year in advance.
▪New-hire, retention, promotional, or as otherwise necessary equity awards for executive officers are generally granted on the 28th day of the second month of the quarter.
▪We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation, nor do we time the grant of equity awards to our share price or factors, which may affect our future share price.

Burn Rate Policy	▪Dilution to our existing stockholders should be closely managed.
▪The Compensation Committee approves an annual gross equity budget at the beginning of the fiscal year to achieve a gross burn rate that approximates the average burn rate for peer group companies and the telecommunications industry more generally.
▪Our gross burn rate was ~1.6%(1) for FY23.

Stock Ownership Policy	▪Stock ownership among our executive officers and non-employee members of the Board encourages incentive alignment with stockholders.
▪We maintain robust formal stock ownership requirements for our executive officers and the non-employee members of the Board, as described in “Stock Ownership Guidelines” below. Under our stock ownership policy, the Board has the discretion to determine how to address any non-compliance with the policy on a case-by- case basis.

Clawback Policy	▪We should be able to recoup cash and equity awards in the event of fraud or intentional misconduct of any Section 16 officers or members of the Board.
▪The Compensation Committee has sole discretion under the policy, consistent with any applicable statutory requirements, to seek reimbursement, holdback, and/or “clawback” cash and equity compensation awards in the event of fraud or intentional misconduct by any Section 16 officers or Directors.
▪The SEC and Nasdaq recently adopted long-awaited final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers. We intend to timely amend and restate our clawback policy to reflect these new requirements.

(1)Gross Burn Rate is calculated as (a) the number of new RSU stock awards granted under the 2003 Plan plus the number of PSU awards earned in the fiscal year, divided by (b) the weighted average common shares outstanding of the Company at the end of the fiscal year.

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Compensation Discussion and Analysis
Our Compensation Decision-making Process

ROLE OF COMPENSATION COMMITTEE AND BOARD
▪The Compensation Committee is responsible for determining the compensation of our executive officers (other than our CEO) and making recommendations to the Board regarding the compensation of our CEO and meets regularly throughout the year to review and discuss, among other items, our compensation philosophy, changes in compensation governance, compliance rules and best practices, and the composition of our compensation peer group for pay comparisons.
▪The Board determines the compensation of our CEO based on the recommendations of the Compensation Committee.

ROLE OF COMPENSATION COMMITTEE CONSULTANT
▪The Compensation Committee directly retained the services of Compensia, Inc. (“Compensia”) as its compensation consultant for FY23.
▪The Compensation Committee conducts an annual assessment of its consultant’s performance and independence and, based on its assessment, determines whether to re-appoint its consultant each year.
▪In FY23, the Compensation Committee assessed the independence of Compensia pursuant to the Nasdaq Listing Standards and SEC rules and concluded that Compensia is independent and that no conflict of interest has arisen or will arise that would prevent Compensia from serving as an independent consultant to the Compensation Committee.
▪In FY23, the services provided by Compensia included:
◦Assisting in the selection of our compensation peer group companies for FY24 (and with the determination of our FY23 compensation peer group in FY22;
◦Collecting and analyzing compensation market data drawn from companies that the Compensation Committee selected as a “peer group” of technology companies, as well as a broader set of competitive market data based on the Radford Global Technology Survey;
◦Helping the Compensation Committee interpret and understand the compensation market data;
◦Assisting in the review of recent governance trends for potential policy updates;
◦Advising on the reasonableness of our NEO and senior management’s compensation levels and programs;
◦Assisting in the review of non-employee Director compensation, including providing compensation market data;
◦Assisting in the review of the NEO compensation disclosure in this Proxy Statement;
◦Conducting a detailed review of our cash and equity compensation plans to provide an independent view of the risks associated with our compensation programs, including those for our NEOs and any other employees; and
◦Attending each Compensation Committee meeting, including meeting with the Compensation Committee in private sessions, without any members of senior management present.

ROLE OF MANAGEMENT
▪The Compensation Committee discusses NEO performance assessments and compensation targets with our Board chair and our Senior Vice President, Human Resources.
▪To assess our CEO’s performance, the Compensation Committee oversees a comprehensive assessment process including feedback from the Board and members of senior management and is facilitated by our Senior Vice President, Human Resources.
▪We also have an executive compensation team that provides background on company budgetary constraints and internal pay comparisons to help the Compensation Committee understand Compensia’s recommendations in those contexts. NEOs are not present for Compensation Committee decisions related to their individual compensation.

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Compensation Discussion and Analysis
Compensation Peer Group Comparisons
The Compensation Committee uses peer group comparisons to measure the competitiveness of our compensation practices. Pay at comparable companies is just one of the factors in the Compensation Committee’s pay decisions, which also take into account individual performance, an NEO’s level of experience and responsibilities, internal pay equity, our compensation budget, historical compensation levels, and other factors that are deemed to be important based on the Compensation Committee’s business judgment.
At the time of the selection in February 2022, the Compensation Committee selected peer group companies for FY23 with an emphasis on companies that (1) were U.S.-based business or labor market competitors in the network test/ communications equipment, technology or hardware industries; (2) generated annual revenues between approximately 0.4 and 2.5 times VIAVI’s last four quarters’ revenue of $1.2 billion; and (3) had a market capitalization between approximately 0.25 and 4.0 times the mid-market capitalization range of $1.0 billion to $10.0 billion.

FY22 Peer Group
3D Systems Corporation	National Instruments Corporation
Ciena Corporation	NETGEAR, Inc.
Cirrus Logic, Inc.	NetScout Systems, Inc.
Coherent	OSI Systems, Inc.
Commvault Systems, Inc.	Plantronics, Inc.
Extreme Networks, Inc.	Silicon Laboratories Inc.
F5, Inc.	SunPower Corporation
Infinera Corporation	Synaptics Incorporated
Knowles Corporation	Ubiquiti Inc.
Lumentum Holdings Inc.	Viasat, Inc.
MKS Instruments, Inc.	Wolfspeed, Inc. (formerly Cree, Inc.)
In determining our compensation peer group for FY23, Sun Power Corporation was added to our FY23 peer group because it meets the financial criteria set forth above, is a company with which we compete for talent, operates in a similar or adjacent industry as VIAVI. Ciena Corporation was also added to our FY23 peer group because management believes it is a good business fit with respect to industry. Coherent, Inc. was removed from our FY23 peer group because of its then-pending acquisition by II-VI and Teradyne, Inc. was removed from our FY23 peer group because its revenue exceeded the selection criteria range.
Section 162(m)
While Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) places a limit of $1.0 million dollars on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, the Compensation Committee retains the right to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executive officers.
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Compensation Discussion and Analysis
Stock Ownership Guidelines
We maintain stock ownership guidelines, which require individuals employed in specified positions to own certain levels of our common stock to align their interests with those of our stockholders, and to promote accountability and mitigate excessive risk taking in long-term decision making. Under our current stock ownership guidelines, each of our executive officers and non-employee members of the Board is required to maintain ownership of our common stock as summarized in the table below.

Category	Ownership Requirement	Deadline for Compliance
Non-Employee Directors	3x annual cash retainer	5th anniversary of election to the Board
Chief Executive Officer	3x annual base salary	5th anniversary of hire or promotion date
Executive Officers (excluding CEO)	1x annual base salary	5th anniversary of hire or promotion date
As of September 21, 2023, our CEO and all of our executive officers have either satisfied their stock ownership requirement or have time remaining to satisfy the requirement.
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Compensation Discussion and Analysis
Compensation Risk Assessment
The Compensation Committee aims to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value creation and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Compensation Committee conducted an annual assessment of our company-wide compensation arrangements. The assessment process included, among other things, a review of:
▪Our compensation philosophy;
▪Comparative compensation at peer group companies;
▪Our core compensation element mix; and
▪The terms and payments under our cash and equity incentive plans.
As part of that review, the Compensation Committee asked Compensia to perform a detailed review of our cash and equity compensation plans in comparison to market practices to determine if there were any areas of risk and recommend appropriate remediation policies, if necessary.

Risk Assessment Factors
The Compensation Committee considered the following, among other factors, when determining the level of risk:
Pay Mix and Base Salary
■Target annual cash incentive award opportunities are not over weighted
■Mix of cash and equity compensation is aligned with market
■Compensation is balanced, with potential for increased rewards based on company performance
■Use of MSUs provides performance alignment with stockholders

Base Salary	■Non-executive base salaries are targeted within market range ◦Exceptions are managed via approval process ◦Executive base salaries are based on market data and competitive factors
Executive Annual Cash Incentive Award
■Different plans for top executives, sales employees and all other employees to develop goals that optimize the incentive to each population
■Sliding scale of payouts from threshold up to maximum to avoid binary outcomes
■Multiple performance metrics that are aligned to business strategy to focus executives on the appropriate actions
■Semi-annual performance targets address forecasting issues with longer (annual) time periods
■Combination of organization, business group and individual goals can incentivize and reward employees for both group and personal performance

Cash and equity incentive awards
■Review of sales contracts by employees not dependent on commissions and review of calculation of commissions of employees that do not report to the sales department
■Two review groups to ensure proper functioning of the sales incentive program
■Clear documentation to help ensure the uniform treatment of all sales employees and assist in compliance with the plan

Equity Incentive Awards
■Equity awards, including the use of MSUs, promote alignment between executive and stockholder interests
■Equity awards are generally within the market norms and the Compensation Committee closely reviews any exceptions
■Mix of spending between NEOs and the general employee population within market norms

Stock Ownership Guidelines and Trading Policies	■Three-year vesting helps to provide greater retention value ■Stock ownership requirements are aligned with market and best practice
Clawback Policy	■Clawback Policy that applies to cash incentive payments and equity compensation awards provided to Section 16 officers under any applicable equity incentive plan
Severance and Benefits	■Benefit levels and severance triggers are consistent with market practice and do not include any poor pay practices
Based upon this assessment, the Compensation Committee believes that our company-wide compensation policies and practices are reasonable and encourage appropriate behaviors without creating risks that are reasonably likely to have a material adverse effect on us.
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Compensation Committee Report
The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act. The information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Keith Barnes (Chair)
Richard E. Belluzzo
Douglas Gilstrap
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Executive Compensation and Other Information
Summary Compensation Tables
The following table contains information concerning the compensation provided to our NEOs for fiscal years 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Oleg Khaykin President and Chief Executive Officer	2023	895,192	—	8,078,473	—	5,000	8,978,665
	2022	849,038	—	7,548,009	938,369	5,000	9,340,416
	2021	800,000	—	15,169,727	894,281	4,000	16,868,008

Henk Derksen Executive Vice President and Chief Financial Officer (4)	2023	522,115	—	2,213,285	—	—	2,735,400
	2022	510,000	—	1,078,256	466,977	—	2,055,233
	2021	137,308	200,000	3,572,692	128,120	80,000	4,118,120

Paul McNab Executive Vice President and Chief Marketing & Strategy Officer	2023	447,116	—	940,638	—	—	1,387,754
	2022	435,000	—	916,527	388,337	—	1,739,864
	2021	435,000	—	1,728,750	171,227	—	2,334,977

Luke Scrivanich Senior Vice President and General Manager, Optical Security & Performance Products (OSP)	2023	398,077	—	995,962	19,362	5,000	1,418,401
	2022	383,769	—	970,448	257,847	5,000	1,617,064
	2021	372,000	—	1,782,887	442,680	4,000	2,601,567

Gary Staley Senior Vice President, Global Sales, Network Enablement and Service Enablement	2023	416,154	—	1,106,642	49,980	5,000	1,577,776
	2022	391,346	—	1,078,256	343,016	5,000	1,817,618
	2021	375,000	—	2,160,967	150,884	4,000	2,690,851

(1)Amounts shown do not reflect compensation actually earned by the NEO. Instead, the amounts shown in this column represent (i) the grant date fair values of time-based RSUs issued pursuant to the 2003 Plan computed in accordance with ASC Topic 718, (ii) the grant date fair values of Share Price PSUs (earned when the average share price equals or exceeds $20 over a period of 90 consecutive calendar days), and (iii) the grant date fair values of MSUs (earned based on relative TSR) at the target level of performance. This amount for FY21 also includes for Mr. Khaykin, the grant date fair value of his Executive Leadership PSU award, which was estimated using a probability weighted model in accordance with ASC Topic 718. The grant date fair value for MSUs is calculated based on a Monte-Carlo valuation of each award on the date of grant, determined under ASC Topic 718. Share Price PSUs and the Executive Leadership PSU award could only be earned at target while the payout of the MSUs could range from 0% to 150% of target.
Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the MSUs granted to certain of the NEOs in FY23, FY22 and FY21, using the grant date fair value, is set forth in the table below:
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Executive Compensation and Other Information

Name	Fiscal Year	Maximum Possible Value of MSUs Using Grant Date Fair Value
Oleg Khaykin	2023	6,547,009
	2022	6,131,200
	2021	6,143,444
Henk Derksen	2023	1,793,705
	2022	875,860
	2021	2,949,602
Paul McNab	2023	762,318
	2022	744,489
	2021	702,097
Luke Scrivanich	2023	807,154
	2022	788,289
	2021	745,990
Gary Staley	2023	896,852
	2022	875,860
	2021	1,333,270
The MSUs reflected in the above table are at the maximum level of achievement, which is equal to 150% of target.
The assumptions used to calculate these amounts for FY23 are set forth under Note 16 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for FY23 filed with the SEC on August 17, 2023.
(2)All non-equity incentive plan compensation was paid pursuant to the Executive VPP. The amounts in this column represent the aggregate Executive VPP annual cash incentive award earned by each NEO and approved by the Compensation Committee. Mr. Scrivanich and Mr. Staley each forfeited their VPP bonus payment.
(3)The amounts in the “All Other Compensation” column for FY23 include 401(k) matching contributions by the Company in the amount of $5,000 for each NEO other than Mr. McNab and Mr. Derksen, who did not contribute to the Company's 401(k) plan in FY23.
(4)Mr. Derksen will cease to serve as Executive Vice President and Chief Financial Officer, effective September 30, 2023.
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Executive Compensation and Other Information
Grants of Plan-Based Awards Table
The following table provides information about equity and non-equity awards granted to the NEOs in FY23.

GRANTS OF PLAN BASED AWARDS
				Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:
Name	Grant Date	Approval Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)		Grant Date Fair Value of Stock Awards(3) ($)
Oleg Khaykin	8/28/2022	8/17/2022	MSUs				0	255,244	382,866			4,364,672
	8/28/2022	8/17/2022	RSUs							255,244	(4)	3,713,800
	N/A	N/A	Cash	0	1,125,000	1,687,500
			Incentive

Henk Derksen	8/28/2022	8/17/2022	MSUs				0	69,930	104,895			1,195,803
	8/28/2022	8/17/2022	RSUs				0			69,930	(4)	1,017,482
	N/A	N/A	Cash	0	525,000	787,500
			Incentive
Paul McNab	8/28/2022	8/17/2022	MSUs				0	29,720	44,580			508,212
	8/28/2022	8/17/2022	RSUs							29,720	(4)	432,426
	N/A	N/A	Cash	0	382,500	573,750
			Incentive
Luke Scrivanich	8/28/2022	8/17/2022	MSUs				0	31,468	47,202			538,103
	8/28/2022	8/17/2022	RSUs							31,468	(4)	457,859
	N/A	N/A	Cash	0	340,000	510,000
			Incentive
Gary Staley	8/28/2022	8/17/2022	MSUs				0	34,965	52,448			597,902
	8/28/2022	8/17/2022	RSUs							34,965	(4)	508,741
	N/A	N/A	Cash	0	357,000	678,300
			Incentive

(1)These columns show the potential cash value range of the payout for each NEO under the Executive VPP. The amounts actually earned by each NEO in FY23 are summarized in the Summary Compensation Table above. Please see the section entitled "Annual Cash Incentive Awards” in the CD&A above for more information.
(2)These columns show the estimated share vesting range for each NEO’s MSU awards, which could range from 0% to150%. MSUs vest in three annual tranches based upon (i) the Company’s TSR relative to the performance of the component companies of the Nasdaq Telecommunications Index with three overlapping performance periods of one, two, and three years and (ii) the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.” Please see the section entitled "Long-Term Incentive Compensation” in the CD&A above for more information.
(3)Except as otherwise noted, the amounts shown in this column are the grant date fair values in the period presented as determined pursuant to stock-based compensation accounting rule ASC Topic 718. The assumptions used to calculate these amounts are set forth under Note 16 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for FY23 filed with the SEC on August 17, 2023.
(4)Represents time-based RSUs that vest annually over three years, with 1/3 vesting on each one-year anniversary of the date of grant, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.”
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Executive Compensation and Other Information
Outstanding Equity Awards at Fiscal Year-End

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END OPTION AWARDS							STOCK AWARDS

									Equity Incentive Plan Awards:		Equity Incentive Plan Awards:

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Oleg Khaykin	2/15/2016	1,180,257(2)		5.95	2/15/2024
	8/28/2020					87,852	(3)	995,363
	2/28/2021					245,000	(4)	2,775,850
	2/28/2021					122,500	(5)	1,387,925
	8/28/2021					138,394		1,568,004
	8/28/2022					255,244	(6)	2,891,915
	8/28/2020								131,778	(7)	1,493,045
	2/28/2021								122,500	(8)	1,387,925
	8/28/2021								207,591	(7)	2,352,006
	8/28/2022								255,244	(7)	2,891,915
Henk Derksen	5/28/2021					45,815	(9)	519,084
	8/28/2021					19,770	(6)	223,994
	8/28/2022					69,930	(3)	792,307
	5/28/2021								68,723	(10)	778,626
	8/28/2021								29,655	(7)	582,276
	8/28/2022								69,930	(7)	792,307
Paul McNab	8/28/2020					10,040	(3)	113,753
	2/28/2021					30,000	(4)	339,900
	8/28/2021					16,805	(6)	190,401
	8/28/2022					29,720	(3)	336,728
	8/28/2020								15,060	(7)	170,630
	2/28/2021								30,000	(8)	339,900
	8/28/2021								25,207	(7)	285,595
	8/28/2022								29,720	(7)	335,991
Luke Scrivanich	8/28/2020					10,668	(3)	120,868
	2/28/2021					30,000	(4)	339,900
	8/28/2021					17,794	(6)	201,606
	8/28/2022					31,468	(3)	356,532
	8/28/2020								16,002	(7)	181,303
	2/28/2021								30,000	(8)	339,900
	8/28/2021								26,690	(7)	302,392
	8/28/2022								31,468	(7)	356,532
Gary Staley	8/28/2020					12,551	(3)	142,203
	2/28/2021					37,500	(4)	424,875
	8/28/2021					19,770	(6)	223,994
	8/28/2022					34,965	(3)	396,153
	8/28/2020								18,827	(7)	213,304
	2/28/2021								37,500	(8)	424,875
	8/28/2021								29,655	(7)	335,991
	8/28/2022								34,965	(7)	396,153

(1)Amounts reflecting market value of RSUs, MSUs and PSUs are based on the price of $11.33 per share, which was the closing price of our common stock as reported on Nasdaq on June 30, 2023, the last trading day of FY23.
(2)Time-based stock option, which has fully vested.
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Executive Compensation and Other Information
(3)Time-based RSUs with 1/3 of the units vesting on the first three anniversaries of the grant date, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.”
(4)Time-based RSUs with 100% of the units vesting on the fourth-year anniversary of the hire date, contingent upon the NEO’s continuous service through the four years, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.”
(5)Executive Leadership PSUs that will be earned once the Board has approved the Executive Leadership Development and Succession plan, which includes development of internal candidate(s), identification of external candidates, and consolidation of reporting structure under internal candidates. The Executive Leadership PSUs will vest and be released on the fourth anniversary of the grant date, contingent on the NEO’s continuous service through the four years, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control” (the “Executive Leadership PSU Time-Vesting Conditions”). On December 12, 2022, the Board determined that all of the Executive Leadership PSU goals were achieved. As a result, as of July 1, 2023, the Executive Leadership PSUs only remained subject to the Executive Leadership Time-Vesting Conditions.
(6)Time-based RSUs with 1/3 of the units vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments for two years thereafter, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.”
(7)MSUs that are subject to an award, which vests in three annual tranches based upon the Company’s TSR relative to the performance of the companies in the Nasdaq Telecommunications Index, measured over one-year, two-year and three- year performance periods, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.” With respect to MSUs granted during the 2021 and 2022 fiscal years, the number of MSUs disclosed in the table above were unvested as of the last day of FY23 and reflect vesting at 150% of the target amount, as the Company’s performance through the last day of FY23 exceeded the target performance level for such MSUs. With respect to MSUs granted during the 2023 fiscal year, the number of MSUs disclosed in the table above were unvested as of the last day of FY23 and reflect vesting at the target amount, as the Company’s performance through the last day of FY23 did not exceed the target performance level for such MSUs. The actual number of shares that will vest ranges from 0% to 150% of the target amount for each vesting tranche, subject to completion of the applicable measurement period and certification by the Compensation Committee.
(8)Share-price PSUs that are earned when the average share price equals or exceeds $20 over a period of 90 consecutive calendar days; based on the daily closing share price, subject to certification by the Compensation Committee. 50% of the equity award will vest and be released at the time of achievement, contingent on the NEO’s continuous service through the vest date; 50% will vest and be released upon the earlier of the first anniversary of the achievement or at the end of the retention period, contingent on the NEO’s continuous service through the vest date, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.”
(9)Time-based RSUs with ¼ of the units vesting on each of the first four anniversaries of the grant date, contingent upon the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.”
(10)MSUs that are subject to an award, which vests in four annual tranches based upon the Company’s TSR relative to the performance of the companies in the Nasdaq Telecommunications Index, measured over one-year, two-year, three-year and four-year performance periods, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth in the section below entitled “Potential Payments Made Upon Termination or Change in Control.” The number of MSUs disclosed in the table above were unvested as of the last day of FY23 and reflect vesting at 150% of the target amount, as the Company’s performance through the last day of FY23 exceeded the target performance level for such MSUs. The actual number of shares that will vest ranges from 0% to 150% of the target amount for each vesting tranche, subject to completion of the applicable measurement period and certification by the Compensation Committee.
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Executive Compensation and Other Information
Option Exercises and Stock Vested
The following Option Exercises and Stock Vested Table provides additional information about the value realized by the NEOs due to the vesting of equity during FY23. No stock options were exercised in FY23.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Oleg Khaykin	—	—	471,865	6,489,475
Henk Derksen	—	—	79,124	883,698
Paul McNab	—	—	60,830	835,362
Luke Scrivanich	—	—	61,360	843,291
Gary Staley	—	—	71,737	985,610
(1)Represents the amounts realized based on the product of (a) the number of stock units vested and (b) the closing price of our common stock on Nasdaq on the vesting day (or, if the vesting day falls on a day on which our stock is not traded,the prior trading day).
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Executive Compensation and Other Information
Potential Payments Made Upon Termination or Change in Control
Change in Control Plan
The Company’s Change in Control Plan (the “Change in Control Plan”), which covers all NEOs (except for Mr. Khaykin), provides the following benefits if a termination is without Cause or is for Good Reason (each as defined in the Change in Control Plan) within the 12- month period beginning upon a Change in Control (as defined in the Change in Control Plan), subject to the execution of a general release of claims: (a) accelerated vesting of any unvested stock options and other securities or similar incentives held at the time of termination (including accelerated vesting of any performance- based awards at 100% of the target achievement level), (b) a lump sum payment equal to either eighteen months or two years’ base salary (depending on the executive level), and (c) a cash payment equal to 12 months of COBRA premiums for the NEO and his or her eligible dependents. The same benefits are payable if the NEO is terminated due to death or Disability (as defined in the Change in Control Plan) during the coverage period. The Change in Control Plan is scheduled to expire, if not otherwise extended, in June 2023.

Khaykin Agreement
Pursuant to the terms of the Company’s agreement with Mr. Khaykin (the “Khaykin Agreement”), if the Company terminates Mr. Khaykin’s employment without Cause or he terminates his employment for Good Reason (each, as defined in the Khaykin Agreement, and each, an “Involuntary Termination”), in addition to any accrued payments to which he is entitled, and provided that he signs a separation agreement and release of claims, Mr. Khaykin will receive the following severance benefits:
If an Involuntary Termination occurs within three months prior to, or one year after a Change in Control (as defined in the Employment Agreement), Mr. Khaykin will receive:
■If the termination date occurs after the second anniversary of his hire date, a lump sum payment equal to 150% of his annual base salary plus 225% of his target annual cash incentive award.
■Immediate vesting of all equity awards, except for Mr. Khaykin’s Executive Leadership PSUs, Share Price PSUs and Retention RSUs, which will be treated as described in the section entitled “Retention RSU, Executive Leadership PSU and Share Price PSU Vesting Provisions Upon Involuntary Termination” below, with performance awards treated as earned at the greater of the target amount or the actual achievement attained as of the termination date.
If an Involuntary Termination occurs during a time that is not within three months before or one year after a Change in Control, or is a termination due to death or Disability (as defined in the Khaykin Agreement), Mr. Khaykin will receive:
■A prorated portion of his target annual cash incentive award for the fiscal year in which the termination date occurs, which will be determined at the end of the Company’s fiscal year based on the Company’s actual performance.
■An additional amount equal to the sum of (i) 150% of Mr. Khaykin’s base salary at the time of termination and (ii) 150% of his target annual cash incentive award.
■Immediate vesting of all equity awards (excluding Mr. Khaykin’s Executive Leadership PSUs, Share Price PSUs and Retention RSUs, which will be treated as described in the section entitled “Retention RSU, Executive Leadership PSU and Share Price PSU Vesting Provisions Upon Involuntary Termination” below) to the extent that they would have otherwise vested within 18 months of the termination date, with performance awards treated as earned at the target amount.
Whether or not an Involuntary Termination occurs within one year after a Change in Control, Mr. Khaykin will also be reimbursed for 18 months the amount equal to the difference between the monthly cost of his COBRA health and dental benefits and the amount he would have been required to contribute for health and dental coverage if he remained an active employee of the Company.
The Khaykin Agreement contains a “better after-tax” provision, which provides that if any of the payments to Mr. Khaykin constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to Mr. Khaykin, whichever results in him receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.
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Executive Compensation and Other Information

Derksen Agreement
Pursuant to the terms of the Company’s agreement with Mr. Derksen (the “Derksen Agreement”), if Mr. Derksen’s employment is involuntarily terminated other than within a period ending on the first anniversary of a Change of Control, he will receive a severance payment equal to 18-months base salary and will also be reimbursed for 18 months, the amount equal to the difference between the monthly cost of his COBRA health and dental benefits and the amount he would have been required to contribute for health and dental coverage if he remained an active employee of the Company. Mr. Derksen voluntarily resigned from the Company, effective September 30, 2023. Mr. Derksen will not be entitled to receive any severance payments or benefits in connection with his resignation.
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Executive Compensation and Other Information
Executive Leadership PSU and Share Price PSU Vesting Provisions Upon Change in Control
The Executive Leadership PSUs and Share Price PSUs provide that, in the event of a change in control in which the PSUs are assumed, the PSUs will cease to be subject to any performance-based vesting conditions and 100% of the PSUs will vest upon the end of the applicable four-year retention period, subject to the NEO’s continuous active service through the vesting date.
Retention RSU, CEO PSU and Share Price PSU Vesting Provisions Upon Involuntary Termination
Notwithstanding anything to the contrary in any individual employment agreement, upon a termination without Cause or resignation for Good Reason (each as defined in the Change in Control Plan), in each case, outside of the 12-month period beginning upon a Change in Control (as defined in the Change in Control Plan), Retention RSUs will vest on a prorated basis, while Executive Leadership PSUs and Share Price PSUs will be forfeited.
Retention RSUs, Executive Leadership PSUs and Share Price PSUs are subject to the terms of the Change in Control Plan (as described above) upon a termination without Cause or resignation for Good Reason (each, as defined in the Change in Control Plan), in each case, within the 12- month period beginning upon a Change in Control (as defined in the Change in Control Plan).
RSU and PSU Vesting Provisions Upon Death and Disability
Consistent with the practice of many of our peers and to encourage our employees to remain employed with us through the date of the applicable vesting event, grants of RSUs, MSUs, Share Price PSUs and Executive Leadership PSUs, provide for full vesting upon separation from the Company due to death or Disability (as defined in the award agreements), with MSUs and PSUs vesting at target.
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Executive Compensation and Other Information
Potential Payments Upon Termination or Change in Control
The table below reflects the amount of compensation to be paid to each of the NEOs in the event of termination of such executive’s employment. The figures shown below assume that such termination was effective as of July 1, 2023 (and therefore use the closing price of our common stock on Nasdaq as of June 30, 2023, the last trading day of FY23, for all equity-based calculations), and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts that would be paid for the other NEOs can only be determined at the time of such executive’s separation from the Company.

Name	Benefit	Death or Disability($) (1)	Within 12 Months After a Change in Control($) (2)	Termination Not in Connection with a Change in Control ($) (3)

Oleg Khaykin	Cash Severance	3,037,500	3,881,250	3,037,500
	Equity Award Acceleration	16,462,263	16,462,263	8,982,617
	COBRA	—	37,974	37,974
Henk Derksen(4)	Cash Severance	—	1,050,000	787,500
	Equity Award Acceleration	3,070,781	3,070,781	—
	COBRA	—	27,053	40,580
Paul McNab	Cash Severance	—	900,000	—
	Equity Award Acceleration	1,961,552	1,961,552	—
	COBRA	—	27,053	—
Luke Scrivanich	Cash Severance	—	800,000	—
	Equity Award Acceleration	2,037,802	2,037,802	—
	COBRA	—	16,792	—
Gary Staley	Cash Severance	—	630,000	—
	Equity Award Acceleration	2,374,451	2,374,451	—
	COBRA	—	27,053	—
(1)Amounts in this column reflect the value of unvested securities as of the last day of FY23 that would accelerate and vest upon a separation from the Company due to death or Disability, pursuant to the terms of the NEO’s RSU, MSU, Share Price PSU and Executive Leadership PSU award agreement(s). In addition, Mr. Khaykin is entitled to cash severance benefits upon a death or Disability, pursuant to the Khaykin Agreement, which benefits are also reflected in this column.
(2)Amounts in this column reflect the value of severance benefits under the Change in Control Plan and the Khaykin Agreement. Severance benefits for Mr. Khaykin are also payable if he is terminated without Cause or resigns for Good Reason within three months prior to a Change in Control, which are the same benefits that he is entitled to receive if he experiences a qualifying termination within 12 months after a Change in Control. These amounts do not reflect the impact of any “better after-tax” provision.
(3)Amounts in this column reflect the value of severance benefits under (i) the Khaykin Agreement, (ii) the Derksen Agreement and (iii) unvested Retention RSUs.
(4)Mr. Derksen voluntarily resigned from the Company, effective September 30, 2023. Mr. Derksen will not be entitled to receive any severance payments or benefits in connection with his resignation. In addition, Mr. Derksen’s unvested MSUs will terminate effective September 30, 2023 in connection with his departure.
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Executive Compensation and Other Information
CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Oleg Khaykin, our CEO. The following paragraphs describe our methodology and the resulting CEO Pay Ratio.
For FY23, the median annual total compensation of all our employees (other than our CEO) was $79,503. The annual total compensation of our CEO was $8,978,665. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all our employees was approximately 113 to 1.
We identified the “median employee” using the following methodology and material assumptions, adjustments, and estimates (consistent with applicable SEC rules):
■We selected July 1, 2023, as the date upon which we would identify the “median employee.”
■As of this date, our employee population consisted of approximately 3,661 individuals.

After excluding 179 employees (representing less than 5% of our total number of employees), we identified our median employee from a group of approximately 3,482 employees globally.

Countries	# of Employees	% of Employees
Netherlands	1	0.03%
Norway	1	0.03%
Denmark	2	0.05%
Poland	2	0.05%
Switzerland	2	0.05%
Austria	3	0.08%
Georgia	4	0.11%
Hong Kong	4	0.11%
United Arab Emirates	6	0.16%
Australia	7	0.19%
Finland	9	0.25%
Taiwan	11	0.30%
Sweden	12	0.33%
Spain	23	0.63%
Ireland	28	0.77%
Japan	30	0.82%
Brazil	34	0.93%
Total Employees Excluded	179	4.90%
■For purposes of determining our median employee, we excluded employees in certain countries that, in total, resulted in the exclusion of approximately 179 employees (the “De Minimis Exemption”). This exclusion represents less than 5% of our total number of employees as permitted under SEC rules.
■We used base compensation earned in FY23 as our consistently applied compensation measure. In the case of foreign employees, base compensation also included “13th month pay” and any holiday allowance that was statutorily required to be paid as we view such compensation to be part of their base compensation.
■Base compensation was annualized for all permanent employees who were hired after the fiscal year began, and all foreign currencies were converted to U.S. dollars using the applicable exchange rate as of July 1, 2023.
■Once we identified the median employee, we calculated the elements of the median employee’s FY23 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of
Regulation S-K.
We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
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Executive Compensation and Other Information
Pay Versus Performance
This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (PEO) and Non-PEO NEOs and certain financial performance measures of the Company for the fiscal years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934 (the “Pay Versus Performance Rules”) and does not necessarily reflect how the Compensation Committee evaluates compensation decisions.

Year(1) (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (2)(3) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)(4) (e)	Value of Initial Fixed $100 Investment Based On:(5)		Net Income(in millions) (h)	Consolidated Non-GAAP Operating Income (in millions)(6) (i)
					Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)
2023	$8,978,665	$5,273,915	$1,779,833	$1,142,474	$91	$95	$25.5	$172.5
2022	$9,340,416	$2,475,672	$1,807,445	$812,945	$105	$93	$15.5	$286.8
2021	$16,868,008	$20,204,757	$2,690,648	$1,913,339	$140	$127	$67.5	$253.5
(1)The following table lists the PEO and Non-PEO NEOs for each of fiscal years 2021, 2022 and 2023.

	PEO	Non-PEO NEOs
2023	Oleg Khaykin	Henk Derksen, Paul McNab, Luke Scrivanich and Gary Staley
2022	Oleg Khaykin	Henk Derksen, Paul McNab, Luke Scrivanich and Gary Staley
2021	Oleg Khaykin	Amar Maletira, Paul McNab, Luke Scrivanich, Gary Staley, Amar Maletira and Pam Avent
(2)The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to “Executive Compensation and Other Information – Summary Compensation Table” for additional information).
(3)The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to Mr. Khaykin in accordance with the Pay Versus Performance Rules:

	Pension Plan Adjustments			Equity Award Adjustments
	Summary Compensation Table Total for PEO	Change in Pension Value	Pension Service Cost	Stock Awards	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Compensation Actually Paid to PEO
2023	$8,978,665	N/A	N/A	($8,078,473)	$5,533,334	($2,036,350)	-	$876,739	-	-	$5,273,915
2022	$9,340,416	N/A	N/A	($7,548,009)	$6,150,273	($4,404,592)	-	($1,062,416)	-	-	$2,475,672
2021	$16,868,008	N/A	N/A	($15,169,727)	$17,892,079	$688,558	-	($74,161)	-	-	$20,204,757
(4)The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our Non-PEO NEOs in accordance with the Pay Versus Performance Rules.
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Executive Compensation and Other Information

	Pension Plan Adjustments			Equity Award Adjustments
	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Change in Pension Value ($)	Pension Service Cost ($)	Stock Awards ($)	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)
2023	$1,779,833	N/A	N/A	($1,314,132)	$900,113	($296,655)	-	$73,315	-	-	$1,142,474
2022	$1,807,445	N/A	N/A	($1,010,872)	$823,679	($636,360)	-	($170,947)	-	-	$812,945
2021	$2,690,648	N/A	N/A	($2,137,496)	$1,785,693	$72,144	-	($78,732)	($418,919)	-	$1,913,339
(5)In accordance with the Pay Versus Performance Rules, the Company and the Company’s peer group total shareholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100 on June 27, 2020, through the end of the listed fiscal year. The Peer Group TSR set forth in this table was determined using the Nasdaq Telecommunication Index, which we also use in preparing the stock performance graph required by Item 201(e) of Regulation S-K for our Annual Report for the fiscal year ended July 1, 2023.
(6)We have determined that Consolidated Non-GAAP Operating Income (also referred to in our Compensation Discussion and Analysis as “Non-GAAP Operating Profit”) is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for fiscal year 2023, to company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules). Please refer to the section titled “Elements of FY23 Executive Compensation – Financial Metrics for FY23” for the definition of Non-GAAP Operating Income and to Annex A for a reconciliation of Non-GAAP Operating Income to GAAP Operating Income.
Financial Performance Measures
In accordance with the Pay Versus Performance Rules, the following table lists the three financial performance measures that, in the Company’s assessment, represent the most important financial performance measures used to link “compensation actually paid” to our NEOs, for fiscal year 2023, to company performance, as further described in our Compensation Discussion and Analysis within the section titled “Elements of FY23 Executive Compensation – Financial Metrics for FY23” (see page 81).

Seven Most Important Performance Measures
Consolidated Non-GAAP Operating Income
Consolidated Revenue
OSP Revenue
OSP Non-GAAP Operating Income
NSE Revenue
NSE Non-GAAP Operating Income
Relative TSR
Relationship Between “Compensation Actually Paid” and Performance
In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to our NEOs aligns with the Company’s financial performance as measured by our TSR, our Peer Group TSR, our net income, and Non-GAAP Operating Income.
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Executive Compensation and Other Information
Compensation Actually Paid, Cumulative TSR of the Company and Cumulative TSR

CAP vs. Viavi and Index TSR
Compensation Actually Paid ($M)
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
TSR (Based on $100 Initial Investment)
$160
$140
$120
$100
$80
$60
$40
$20
$0
$20.20
$1.91
$2.48
$0.81
$5.27
$1.14
2021
2022
2023
PEO CAP ($M)
Average NEO CAP ($M)
Viavi TSR
NASDAQ Telecommunications TSR

Compensation Actually Paid and Net Income

CAP vs. Viavi Net Income
Compensation Actually Paid ($M)
Net Income ($M)
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$20.20
$1.91
$2.48
$0.81
$5.27
$1.14
2021
2022
2023
PEO CAP ($M)
Average NEO CAP ($M)
Viavi Net Income ($M)

108  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Executive Compensation and Other Information
Compensation Actually Paid and Non-GAAP Operating Income

CAP vs. Viavi Non-GAAP Operating Income
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Compensation Actually Paid ($M)
$350.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
Non-GAAP Operating Income ($M)
$20.20
$1.91
$2.48
$0.81
$5.27
$1.14
2021
2022
2023
PEO CAP ($M)
Average NEO CAP ($M)
Viavi Non-GAAP Operating Income ($M)

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Executive Compensation and Other Information
Equity Compensation Plans
The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans that were not approved by the Company’s stockholders. Information in the table is as of July 1, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	7,497,370	(2)	n/a	9,059,960	(3)

Equity compensation plans not approved by security holders	1,180,257	(4)	$5.95	—

Total/Weighted Ave./Total	8,677,627		$5.95	9,059,960

(1)Excludes outstanding RSUs, which have no exercise price.
(2)Represents shares of the Company’s Common Stock issuable upon the exercise of options outstanding and vesting and settlement of RSUs under the 2003 Plan and excludes purchase rights under the Amended and Restated 1998 Employee Stock Purchase Plan (the “1998 ESPP”). Excluding outstanding RSUs, which have no exercise price, as of July 1, 2023, there were no options to purchase shares under the 2003 Plan.
(3)Represents shares of the Company’s Common Stock authorized for future issuance under the 2003 Plan (under which 7,517,419 shares remained available for grant as of July 1, 2023) and the ESPP (under which 1,542,541 shares remained available for grant as of July 1, 2023, including shares subject to purchase during the current purchase period, which commenced on January 31, 2023 (the exact number of which will not be known until the purchase date on July 31, 2023).
(4)On February 15, 2016, in connection with his appointment as CEO, Mr. Khaykin was granted compensatory options, which were not made pursuant to any stockholder-approved equity plan, as an inducement for Mr. Khaykin to join the Company. As of July 1, 2023, options to purchase 1,180,257 shares of common stock with an exercise price of $5.95 per share, which are fully vested and had an original term of eight years with a remaining term of less than one year remain outstanding.
110  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during FY23 were Keith Barnes (Chair) and Richard E. Belluzzo, each of whom served for all of FY23, Timothy Campos, who served until January 2023, and Douglas Gilstrap, who began serving in November 2022. No member of the Compensation Committee other than Mr. Belluzzo was at any time during FY23 or at any other time an officer or employee of the Company, and no member of the Compensation Committee had any relationship with the Company, requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. Mr. Belluzzo served as the Company's interim Chief Executive Officer from August 2015 through February 2016 but remains independent under applicable Nasdaq listing standards. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during FY23.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information known to the Company with respect to the beneficial ownership as of August 31, 2023, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s common stock, (ii) each Director and nominee, (iii) the Company’s named executive officers, and (iv) all current Directors and executive officers as a group.
As of August 31, 2023, there were 223,126,190 shares of the Company’s common stock outstanding. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,”
which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.
Unless otherwise indicated, and subject to applicable community or marital property laws, each beneficial owner listed in the table below possesses sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Viavi Solutions Inc., 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286.
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Security Ownership of Certain Beneficial Owners and Management

	Number of Shares Beneficially Owned
Name	Number	Percentage
5% or more Stockholders (1)
Entities affiliated with BlackRock, Inc. (2)	36,626,880	16.2%
The Vanguard Group (3)	26,707,113	11.8%
Entities affiliated with Wellington Management Group LLP (4)	13,669,095	6.04%

Directors and Executive Officers
Oleg Khaykin (5)	2,427,141	*
Henk Derksen (6)	137,555	*
Paul McNab (7)	106,860	*
Luke Scrivanich (8)	75,718	*
Gary Staley (9)	127,989	*
Richard E. Belluzzo (10)	225,229	*
Keith Barnes	152,062	*
Laura Black	76,731	*
Tor Braham	146,287	*
Donald Colvin	146,287	*
Masood A. Jabbar (11)	258,096	*
Joanne Solomon	10,158	*
All Directors and executive officers as a group (15 persons)	4,027,703	1.80%
*Less than 1%.
(1)Based on information set forth in various Schedule 13 filings with the SEC current as of August 31, 2023 and the Company’s outstanding common stock data as of August 31, 2023.
(2)Based on information set forth in a Schedule 13G/A, as of December 31, 2022, filed with the SEC on January 24, 2023 by BlackRock, Inc. and certain of its subsidiaries (collectively, “BlackRock”). According to its Schedule 13G/A, BlackRock reported having the sole power to vote or direct the vote over 36,348,546 shares, the shared power to vote or direct the vote over 0 shares, the sole power to dispose of or to direct the disposition of 36,626,880 shares and the shared power to dispose of or to direct the disposition of 0 shares beneficially owned. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)Based on information set forth in a Schedule 13G/A, as of December 31, 2022, filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”). According to its Schedule 13G/A, Vanguard reported having the sole power to vote or direct the vote over 0 shares, the shared power to vote or direct the vote over 382,976 shares, the sole power to dispose of or to direct the disposition of 26,098,284 shares and the shared power to dispose of or to direct the disposition of 608,829 shares beneficially owned. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(4)Based on information set forth in a Schedule 13G, as of December 31, 2022, filed with the SEC on February 6, 2023 by Wellington Management Group LLP, jointly with Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”). According to the Schedule 13G/A, of the 13,669,095 shares beneficially owned by Wellington at December 31, 2022, (a) Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each reported having the sole power to vote or direct the vote over 0 shares, the shared power to vote or direct the vote over 11,340,477 shares, the sole power to dispose of or to direct the disposition of 0 shares and the shared power to dispose of or to direct the disposition of 13,669,095 shares beneficially owned, and (b) Wellington Management Company LLP reported having the sole power to vote or direct the vote over 0 shares, the shared power to vote or direct the vote over 111,214,908 shares, the sole power to dispose of or to direct the disposition of 0 shares and the shared power to dispose of or to direct the disposition of 12,512,149 shares beneficially owned. Each of Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is directly or indirectly owned by Wellington Management Group LLP, and the address of the Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210.
112  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
(5)Includes 1,180,257 stock options and 242,130 market stock units which are vested and exercisable within 60 days of August 31, 2023.
(6)Includes 33,195 market stock units which are vested and exercisable within 60 days of August 31, 2023.
(7)Includes 28,348 market stock units which are vested and exercisable within 60 days of August 31, 2023.
(8)Includes 30,054 market stock units which are vested and exercisable within 60 days of August 31, 2023.
(9)Includes 34,091 market stock units which are vested and exercisable within 60 days of August 31, 2023.
(10)Shares held in trust for the benefit of Mr. Belluzzo’s family, for which Mr. Belluzzo has sole voting and investment power.
(11)Shares held in trust for the benefit of Mr. Jabbar’s family, for which Mr. Jabbar has sole voting and investment power.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10 percent of the Company’s common stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC.
Based solely on its review of the filed reports and written representations from the Reporting Persons, the Company believes that during FY23 all Reporting Persons complied with the applicable filing requirements on a timely basis, with the exception of Messrs. Derksen, Khaykin, McNab, Rondinone, Scrivanich, Siebert and Staley, for each of whom the grants of MSUs and RSUs on August 28, 2022 were not timely reported due to administrative error. Such transactions were subsequently reported in Form 4s that were filed on September 16, 2022.
Certain Relationships and Related Person Transactions
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our Directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. On an annual basis, all Directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. This review and approval process is evidenced in the minutes of the Audit Committee meetings.
We have determined that there were no related person transactions since the beginning of FY23 through the date of this Proxy Statement.
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Other Information
Note About Forward Looking Statements
This Proxy Statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward- looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “committed to, “strive” “believe,” “expect,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding our governance and ESG strategies and initiatives, changes to and expected benefits of our executive compensation program, expected use and enforcement of our compensation decisions, expected or future equity usage, burn rate or shares outstanding, our business opportunities, initiatives, strategy and related actions, and stockholder engagement. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.
Websites Referenced in this Proxy Statement
The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.
Annual Report on Form 10-K and Annual Report to Stockholders
The Company will provide, without charge, to each person solicited a copy of the FY23 annual report, including financial statements and schedules filed therewith upon written request to the secretary, sent to:
Viavi Solutions Inc.
1445 South Spectrum Blvd, Suite 102
Chandler, Arizona 85286
114  |   VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

General Information About the Annual Meeting

Why am I receiving these proxy materials?
The Board is furnishing these proxy materials to you in connection with the 2023 Annual Meeting. The 2023 Annual Meeting will be held on November 8, 2023 online via audio webcast, at 10:00 a.m., Mountain Time. You are invited to attend the 2023 Annual Meeting online and are entitled and requested to vote on the proposals outlined in this Proxy Statement.

Why is the 2023 Annual Meeting being held as a virtual, online meeting?
We believe hosting a virtual meeting enables increased stockholder attendance and participation since stockholders may participate from any location around the world, and lowers the cost to our shareholders, the Company and the environment, while mitigating health and safety risks to participants. We have designed the virtual 2023 Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Who can vote their shares and attend the 2023 Annual Meeting?
Stockholders as of the record date for the meeting, September 21, 2023, are entitled to vote their shares and attend the virtual annual meeting. At the close of business on the record date, there were 222,112,319 shares of VIAVI common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on September 21, 2023, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by proxy, and you do not need to register to attend the meeting. Whether or not you plan to attend the meeting, we urge you to vote by telephone or through the internet, or if you request or receive paper proxy materials by mail, by filling out and returning a proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If on September 21, 2023, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not attend or vote your shares at the meeting unless you (i) request and obtain a legal proxy giving you the right to vote the shares at the meeting from the organization that holds your shares and (ii) register to attend the 2023 Annual Meeting. Please see “How do I register to attend the virtual 2023 Annual Meeting?” below for information on how to register to attend the 2023 Annual Meeting.

How do I virtually attend the 2023 Annual Meeting?
We will host the 2023 Annual Meeting live online via audio webcast. You may attend the 2023 Annual Meeting live online by visiting https://meetnow.global/M7UF4PJ. The webcast will start at 10:00 a.m. Mountain Time on November 8, 2023. If you are a stockholder of record, you will need to enter the control number included on your proxy card to enter the 2023 Annual Meeting online. If you are a beneficial owner and have registered in advance to participate in the 2023 Annual Meeting, you will need to enter the control number that you received from Computershare. Online check-in will begin at 9:30 a.m. Mountain Time on November 8, 2023, and you should allow ample time for the online check-in proceedings. If you experience any technical difficulties or have trouble accessing the virtual meeting, contact 1 (800) 736-3001 (toll-free) or +1 (781) 575-3100 (international) or review the instructions on the virtual meeting website.

How do I register to attend the virtual 2023 Annual Meeting?
If you are a stockholder of record, you do not need to register to attend the 2023 Annual Meeting. However, if you are the beneficial owner of your shares, you must register in advance to attend the 2023 Annual Meeting. To register to attend the virtual 2023 Annual Meeting online, you must obtain a legal proxy from your brokerage firm, bank or other nominee and submit proof of your legal proxy reflecting your holdings of our stock, along with your legal name and email address, to our virtual meeting provider, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time) on November 3, 2023. You will receive a confirmation of your registration by email and a control number after we receive your registration materials. Requests for registration should be directed to the following:
•By email: Forward the email from your brokerage firm, bank or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com.
•By Regular Mail: Mail to Computershare, VIAVI Legal Proxy, P.O. Box 43006, Providence, RI 02940-3006 unless this is an overnight request. Overnight requests via Courier Delivery: To Computershare, VIAVI Legal Proxy, 150 Royall Street, Suite 101, Canton, MA 02021.
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General Information

How do I vote?
You may vote by mail or follow any alternative voting procedure (such as telephone or internet voting) described on your proxy card or your voting instruction card. To use an alternative voting procedure, follow the instructions on each proxy card or your voting instruction card that you receive. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote before the 2023 Annual Meeting:
•by telephone or through the internet - to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the pre-paid envelope provided; or
•You may also vote during the 2023 Annual Meeting through the internet.
If you want to vote by telephone before the meeting, your votes must be submitted by 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time), on November 7, 2023. If you want to vote through the internet, your votes can be submitted before and during the 2023 Annual Meeting. Submitting your proxy, whether by telephone, through the internet or by mail if you request or received a paper proxy card, will not affect your right to vote should you decide to attend the virtual 2023 Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If you are not the stockholder of record, please refer to the voting instructions provided by your nominee regarding how to vote your shares. Your vote is important. To ensure that your vote is counted, complete and mail the voting instruction card provided by your brokerage firm, bank, or other nominee as directed by your nominee. To vote at the 2023 Annual Meeting, you must obtain a legal proxy from your nominee and register to attend the meeting. Please see “How do I register to attend the virtual 2023 Annual Meeting?” above for information on how to register to attend the 2023 Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your voting instruction card to ensure that your vote is counted.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor by any of the methods listed below:
Georgeson LLC
1290 Avenue of the Americas
9th Floor
New York, NY 10104
Shareholders, Banks and Brokers Call: 1 (888) 867-6963

Will you make a list of the stockholders of record entitled to vote at the 2023 Annual Meeting available through electronic means?
We will make available an electronic list of stockholders of record as of the record date for inspection by stockholders from October 29, 2023 through November 7, 2023. To access the electronic list during this time, please send your request, along with proof of ownership, by email to investor.relations@viavisolutions.com. You will receive confirmation of your request and instructions on how to view the electronic list online. This list will also be accessible during the Annual Meeting through the virtual meeting website.

Why did I receive the Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide stockholders with access to our proxy materials over the internet. Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the “Notice of Internet Availability of Proxy Materials” (the “Notice”), which was mailed on or about September 29, 2023 to our stockholders as of the record date, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. We encourage stockholders to take advantage of the availability of our proxy materials via the internet to help reduce the environmental impact of our annual meetings.

How do I obtain electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:
•View our proxy materials for the 2023 Annual Meeting on the internet; and
•Instruct us to send our future proxy materials to you electronically by e-mail.
Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What if I prefer to receive paper copies of the materials?
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If you would prefer to continue receiving paper copies of proxy materials, please mark the “Paper Copies” box on your proxy card (or provide this information when you vote telephonically or via the internet). The Company must provide paper copies via first class mail to any stockholder who, after receiving the Notice, requests a paper copy. Accordingly, even if you do not check the “Paper Copies” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice in the future.
Additionally, you may request a paper copy of the materials by (i) calling 1-800-962-4284 or 781-575-3120 for international callers; (ii) sending an e-mail to investorvote@computershare.com; or (iii) logging onto https://www.computershare.com/investor. There is no charge to receive the materials by mail. If requesting material by e-mail, please include the “Control Number” (located on the front page of the Notice).

What is included in the proxy materials?
The proxy materials include the notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended July 1, 2023, as filed with the SEC on August 17, 2023 (the “Annual Report”). These materials were first made available to you via the internet on or about September 29, 2023. Our principal executive offices are located at 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286, and our telephone number is (408) 404-3600. We maintain a website at www.viavisolutions.com. The information on our website is not a part of this Proxy Statement.

How can I avoid having duplicate copies of the Proxy Statement sent to my household?
Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports, which results in cost savings for the Company. Householding means that only one copy of the Proxy Statement and Annual Report or Notice of Internet Availability of Proxy Materials will be sent to multiple stockholders who share an address. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s Investor Relations Department at 408-404-6305 or 1445 South Spectrum Blvd., Suite 102, Chandler, AZ 85286, Attention: Investor Relations, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of those documents for a stockholder’s household in the future, that stockholder should contact their broker, other nominee record holder, or the Company’s Investor Relations Department to request mailing of a single copy of the Proxy Statement and Annual Report.

What if I return a proxy card but do not make specific choices?
When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the 2023 Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described below. If any matters not described in this Proxy Statement are properly presented at the 2023 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the 2023 Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described under “Can I change my vote or revoke my proxy after submitting my proxy?”

What constitutes a quorum?
The presence at the 2023 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum permitting the 2023 Annual Meeting to conduct its business.

What proposals will be voted on, the Board of Director’s recommendations, and the applicable voting standards?
The chart below describes the proposals to be considered at the 2023 Annual Meeting, the Board of Director’s recommendation with respect to each proposal, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted. In addition, shareholders will consider such other business as may properly come before the 2023 Annual Meeting and any adjournment or postponement thereof. All shares of our common stock represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of
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instructions, proxies from holders of our common stock will be voted in accordance with the recommendations of the Board of Directors as described in the chart below.

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions*	Effect of Broker Non-Votes*
1. Election of directors	For, against, or abstain on each nominee	“FOR” EACH OF THE NOMINEES	Majority of votes cast**	No effect	No effect
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for FY24	For, against, or abstain	“FOR”	Majority of shares present or represented by proxy and entitled to vote***	Vote against	No effect
3. Approval, on a non-binding advisory basis, of the compensation of our named executive officers for FY23, as set forth in the Proxy Statement	For, against, or abstain	“FOR”	Majority of shares present or represented by proxy and entitled to vote***	Vote against	No effect
4. Approval, on a non-binding advisory basis, of the frequency of stockholder votes on executive compensation	1 year, 2 years, 3 years, or abstain	“1 YEAR”	The frequency receiving the greatest number of votes will be considered the frequency recommended by stockholders	No effect	No effect
5. Approval of the amendment and restatement of the 2003 Equity Incentive Plan	For, against, or abstain	“FOR”	Majority of shares present or represented by proxy and entitled to vote***	Vote against	No effect
6. Approval of the amendment and restatement of the Employee Stock Purchase Plan	For, against, or abstain	“FOR”	Majority of shares present or represented by proxy and entitled to vote***	Vote against	No effect
*Effect of Abstentions and Broker Non-Votes: Under Delaware law, an abstaining vote and a broker non- vote are counted as present and are included for purposes of determining whether a quorum is present at the 2023 Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Where a matter is not considered routine, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. None of the matters to be voted on at the 2023 Annual Meeting are considered routine, except for the ratification of the Company’s independent auditors.
**Majority of votes cast standard: Each Director must be elected by the affirmative vote of a majority of the shares of our common stock cast with respect to such Director by the shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote on the proposal. This means that the number of votes cast for a Director must exceed the number of votes cast against that Director.
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***Majority of shares present or represented by proxy and entitled to vote standard: Approval of a proposal under this standard requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the 2023 Annual Meeting

Who will tabulate the votes?
A representative of our transfer agent, Computershare will tabulate the votes and act as inspector of election.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements or to allow for the tabulation and/or certification of the vote.

Can I change my vote or revoke my proxy after submitting my proxy?
You may revoke your proxy at any time before the final vote deadline of 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on November 7, 2023. You may do so by one of the following ways:
•submitting another proxy card bearing a later date;
•sending a written notice of revocation to the Company’s Secretary at 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286; or
•submitting new voting instructions via telephone or the internet.
For shares you hold beneficially in street name, you generally may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the 2023 Annual Meeting and voting in person.

Who is paying for this proxy solicitation?
This solicitation is made by the Company. The Company will bear the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Proxy Statement. If you are a holder of our common stock and if you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. The Company has retained the services of Georgeson LLC. as its proxy solicitor for this year for a fee of approximately $12,500 plus reasonable out-of- pocket costs and expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

How can I find out the voting results?
The Company will announce the preliminary results at the 2023 Annual Meeting and publish the final results in a Current Report on Form 8-K within four business days after the 2023 Annual Meeting. Stockholders may also find out the final results by calling the Company’s Investor Relations Department at (408) 404-6305.

When are stockholder proposals due for next year’s annual meeting?
In order for stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Company’s Secretary at 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286. To be timely for the 2024 Annual Meeting, a stockholder’s notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting; provided, however, that if no meeting was held the prior year, or if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days, notice must be received by the Company no later than the 90th day prior to the annual meeting or the 10th day following the public announcement of the meeting date. Therefore, to be timely for the 2024 Annual Meeting, the Secretary must receive the written notice no earlier than the start of business on August 10, 2024 and no later than the close of business on September 9, 2024. Our Bylaws specify the requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to bring any item before an annual meeting review a copy of our Bylaws, as amended and restated to date, which can be found at www.viavisolutions.com. We will not entertain any proposals at the 2024 Annual Meeting that do not meet the requirements set forth in the Company’s Bylaws. If the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal.
Proposals that a stockholder intends to present at the 2024 Annual Meeting and wishes to be considered for inclusion in the Company’s Proxy Statement for the 2024 Annual Meeting must be received by the Company at its principal executive offices not less than 120 days prior to the anniversary date the Proxy Statement for the Annual Meeting was made available to stockholders. Therefore, for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2024 Annual Meeting, the Secretary must receive the written proposal no later than June 1, 2024. If we change the date of the 2024
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Annual Meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in Company- sponsored proxy materials.

How do I suggest potential candidates for Director positions?
Stockholders wishing to nominate candidates for director positions may do so by providing a timely notice in writing to the Company’s Secretary at 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286, not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting to assure time for meaningful consideration by the Governance Committee and include in such notice, the information required by our Bylaws; provided, however, that if no meeting was held the prior year, or if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days, notice must be received by the Secretary no later than the 90th day prior to the annual meeting or the 10th day following the public announcement of the meeting date. Therefore, to be timely for the 2024 Annual Meeting, the Secretary must receive written notice no earlier than the start of business on August 10, 2024 and no later than the close of business on September 9, 2024. We recommend that any stockholder wishing to nominate a director review a copy of our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the close of business on September 9, 2024.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
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APPENDIX A - GAAP to Non-GAAP Reconciliations
The Company provides non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP EPS financial measures as supplemental information regarding the Company’s operational performance. The Company uses the measures disclosed in this Report to evaluate the Company’s historical and prospective financial performance, as well as its performance relative to its competitors. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which the Company believes represent its performance in the ordinary, ongoing and customary course of its operations. Accordingly, management excludes from core operating performance items such as those relating to certain purchase price accounting adjustments, amortization of acquisition-related intangibles, stock-based compensation, legal settlements, restructuring, changes in fair value of contingent consideration liabilities and certain investing expenses and other activities that management believes are not reflective of such ordinary, ongoing and core operating activities.
The Company believes providing this additional information allows investors to see Company results through the eyes of management. The Company further believes that providing this information allows investors to better understand the Company’s financial performance and, importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
The non-GAAP adjustments described in this report are excluded by the Company from its GAAP financial measures because the Company believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operational performance. The non-GAAP adjustments are outlined below.
Cost of revenues, costs of research and development and costs of selling, general and administrative: The Company’s GAAP presentation of operating expenses may include (i) additional depreciation and amortization from changes in estimated useful life and the write-down of certain property, equipment and intangibles that have been identified for disposal but remained in use until the date of disposal, (ii) workforce related charges such as severance, retention bonuses and employee relocation costs related to formal restructuring plans, (iii) costs for facilities not required for ongoing operations, and costs related to the relocation of certain equipment from these facilities and/or contract manufacturer facilities, (iv) stock-based compensation, (v) amortization expense related to acquired intangibles, (vi) changes in fair value of contingent consideration liabilities and (vii) other charges unrelated to our core operating performance comprised mainly of acquisition related transaction costs, integration costs related to acquired entities, litigation and legal settlements and other costs and contingencies unrelated to current and future operations, including transformational initiatives such as the implementation of simplified automated processes, site consolidations, and reorganizations. The Company excludes these items in calculating non-GAAP operating margin, non-GAAP net income and non-GAAP EPS.
Non-cash interest expense and other expense: The Company excludes certain investing expenses and non-cash activities that management believes are not reflective of such ordinary, ongoing and core operating activities, in calculating non-GAAP net income and non-GAAP EPS.
Income tax expense or benefit: The Company excludes certain non-cash tax expense or benefit items, such as the utilization of net operating losses where valuation allowances were released, intra-period tax allocation benefit and the tax effect for amortization of non-tax deductible intangible assets, in calculating non-GAAP net income and non-GAAP EPS.
Non-GAAP financial measures are not in accordance with, preferable to, or an alternative for, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP operating income is operating income. The GAAP measure most directly comparable to non-GAAP operating margin is operating margin. The GAAP measure most directly comparable to non-GAAP net income is net income. The GAAP measure most directly comparable to non-GAAP EPS is earnings per share. The Company believes these GAAP measures alone are not fully indicative of its core operating expenses and performance and that providing non-GAAP financial measures in conjunction with GAAP measures provides valuable supplemental information regarding the Company’s overall performance.
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APPENDIX A - GAAP to Non-GAAP Reconciliations
A reconciliation of GAAP financial measures to Non-GAAP financial measures is provided below (in millions, except EPS amounts):

	Years Ended
	July 1, 2023		July 2, 2022
	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP measures	$82.4	7.4%	$185.0	14.3%
Stock-based compensation	51.2	4.7%	52.3	4.1%
Change in fair value of contingent liability	(4.5)	(0.4)%	0.3	—%
Other (benefits) charges unrelated to core operating performance(1)	(2.0)	(0.2)%	9.6	0.7%
Amortization of intangibles	33.3	3.0%	39.7	3.1%
Restructuring and related charges (benefits)	12.1	1.1%	(0.1)	—%
Total related to Cost of Revenue and Operating Expenses	90.1	8.2%	101.8	7.9%
Non-GAAP measures	$172.5	15.6%	$286.8	22.2%

	Years Ended
	July 1, 2023		July 2, 2022
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP measures	$25.5	$0.11	$15.5	$0.07
Items reconciling GAAP net income and EPS to non-GAAP net income and EPS:
Stock-based compensation	51.2	0.23	52.3	0.22
Change in fair value of contingent liability	(4.5)	(0.02)	0.3	—
Other (benefits) charges unrelated to core operating performance(1)	(2.0)	(0.01)	9.6	0.04
Amortization of intangibles	33.3	0.15	39.7	0.17
Restructuring and related charges (benefits)	12.1	0.05	(0.1)	—
Non-cash interest expense and other expense (2)	3.9	0.02	102.2	0.43
Benefit from income taxes	5.2	0.02	5.8	0.02
Total related to Net income and EPS	99.2	0.44	209.8	0.88
Non-GAAP measures	$124.7	$0.55	$225.3	$0.95
Shares used in per share calculation for Non-GAAP EPS		226.6		238.2
(1)Other items include (benefits) charges unrelated to core operating performance primarily consisting of certain acquisition and integration related charges, transformational initiatives such as site consolidations, accretion of debt discount, intangible impairment and loss on disposal of long-lived assets.
(2)The Company incurred a loss of $2.2 million for the twelve months ended July 1, 2023 in connection with the modification of certain 1.00% Senior Convertible Notes. The Company incurred a loss of $101.8M for the twelve months ended July 2. 2022 in connection with the repurchase of certain 1.00% and 1.75% Senior Convertible Notes. The Company eliminates this in calculating non-GAAP net income and non-GAAP EPS, because it believes that in so doing, it can provide investors a clearer and more consistent view of the Company's core operating performance.
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APPENDIX B – Amended and Restated Equity Incentive Plan
VIAVI SOLUTIONS INC.
2003 EQUITY INCENTIVE PLAN
(Restated effective as of November 8, 2023)
1.Establishment and Purpose of the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance. Effective November 8, 2023 (the “Restatement Effective Date”), the Plan was amended and restated.
2.Definitions. As used herein, the following definitions shall apply:
(a)“Administrator” means the Board or any of the Committees appointed to administer the Plan.
(b)“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
(c)“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
(d)“Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.
(e)“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, or other right or benefit under the Plan.
(f)“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.
(g)“Board” means the Board of Directors of the Company.
(h)“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Active Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, (i) the Grantee’s gross negligence or willful misconduct in the Grantee’s performance of duties to the Company or a Related Entity, as applicable; (ii) the Grantee’s violation of any federal or state law that if made public would injure the business or reputation of the Company or a Related Entity; (iii) the Grantee’s failure to comply with any specific lawful direction or order of the Company or a Related Entity or the policies and procedures of the Company or a Related Entity, including but not limited to, the Company’s Code of Business Conduct and Insider Trading Policy; (iv) the substantial and continuing willful refusal by the Grantee to perform duties ordinarily performed by an individual in the same position and having similar duties as the Grantee; or (v) the material unauthorized use, disclosure or misappropriation by the Grantee of any proprietary information, trade secret or other asset of the Company or entrusted to the Company by a third party. The determination as to whether a Grantee is being terminated for Cause will be made in good faith by the Administrator and will be final and binding on the Grantee.
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(i)“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:
(i)the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or
(ii)a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.
(j)“Code” means the Internal Revenue Code of 1986, as amended.
(k)“Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.
(l)“Common Stock” means the common stock of the Company.
(m)“Company” means Viavi Solutions Inc., a Delaware corporation.
(n)“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
(o)“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
(p)“Continuous Active Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.
(q)“Corporate Transaction” means any of the following transactions:
(i)a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
(ii)the sale, transfer or other disposition of all or substantially all of the assets of the Company;
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(iii)the complete liquidation or dissolution of the Company;
(iv)any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or
(v)acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.
(r)“Director” means a member of the Board or the board of directors of any Related Entity.
(s)“Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
(t)“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.
(u)“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(w)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith in compliance with Applicable Laws and in a manner that complies with Section 409A of the Code.
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(x)“Full Value Award” means the grant of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares under the Plan with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant.
(y)“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.
(z)“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.
(aa)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(bb)“Non-Employee Director” means a Director who is not an Employee.
(cc)“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(dd)“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(ee)“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
(ff)“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(gg)“Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.
(hh)“Performance Units” means an Award which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.
(ii)“Plan” means this 2003 Equity Incentive Plan.
(jj)Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.
(kk)“Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.
(ll)“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.
(mm)“Restricted Stock Unit” means a grant of a right to receive in cash or stock, as established by the Administrator, the market value of one Share.
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(nn)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.
(oo)“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.
(pp)“Share” means a share of the Common Stock.
(qq)“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)Effective as of the Restatement Effective Date, subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) shall be equal to the sum of (i) 10,000,000 Shares and (ii) the number of Shares subject to Awards outstanding under the Plan as of the Restatement Effective Date and (iii) the number of Shares that were available for future grant of Awards. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.
(b)Any Shares subject to Awards will be counted against the numerical limits of this Section 3 as one Share for every one Share subject thereto.
(c)Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. With respect to Options and SARs, the gross number of Shares subject to the Award will cease to be available under the Plan (whether or not the Award is net settled for a lesser number of Shares, or if Shares are utilized to exercise such an Award). In addition, if Shares are withheld to pay any withholding taxes applicable to an Award, then the gross number of Shares subject to such Award will cease to be available under the Plan.
4.Administration of the Plan.
(a)Plan Administrator.
(i)Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.
(ii)Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.
(iii)Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.
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(b)Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;
(ii)to determine whether and to what extent Awards are granted hereunder;
(iii)to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;
(vi)to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option or SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling or “buying-out” an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for cash, another Option, SAR, Restricted Stock, Restricted Stock Unit, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction;
(vii)to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;
(viii)to establish additional terms, modifications, sub-plans, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, modifications, sub-plans, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and
(ix)to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.
(c)Minimum Vesting Requirements. Notwithstanding any provision of the Plan to the contrary, all Awards granted under the Plan after the Restatement Effective Date shall have a minimum vesting period of one-year measured from the date of grant; provided, however, that up to 5% of the Shares available for future distribution under this Plan as of the Restatement Effective Date may be granted without such minimum vesting requirement. Nothing in this Section 4(c) shall limit the Company's ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or limit any rights to accelerated vesting in connection with a Corporate Transaction. In addition, any awards assumed or substituted in connection with an acquisition and awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders (which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders) shall not be subject to this minimum vesting requirement.
(d)Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person
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is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.
5.Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. With respect to Awards granted under the Plan after the Restatement Effective Date, in the event a Grantee’s regular level of time commitment in the performance of his or her services for the Company and any Related Entity is reduced (for example, and without limitation, if the Grantee is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Grantee, the Company has the right in its sole discretion to (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Grantee will have no right with respect to any portion of the Award that is so reduced or extended.
6.Terms and Conditions of Awards.
(a)Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such Awards include, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.
(b)Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.
(c)Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (1) increase in share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment and/or return on invested capital, (9) operating income, (10) net income, (11) net operating income, (12) pre-tax profit, (13) cash flow, (14) free cash flow; (15v) revenue, (16) net revenue, (17) expenses, (18) earnings before income taxes, interest, depreciation and/or amortization, (19) economic value added, (20) market share, (21) personal management objectives, (22) debt and/or debt-to-equity; (23) bookings; (24) sales; (25) annual recurring revenue; (26) liquidity; (27) intellectual property (e.g., patents)/product development; (28) mergers, acquisitions, divestitures or other strategic transactions; (29) individual business and/or management objectives; (30) cost per order dollar; (31) design or design wins; (32) operational metrics, key performance indicators or strategic goals; (33) environmental, social and governance goals; and (34) other measures of performance selected by the Administrator. As determined by the Administrator, any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited, passage of time (such as year over year growth) and/or against another company, a comparison group of companies or index designated by the Administrator,
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(iii) on a per-share basis, (iv) against the performance of the Company as a whole or one or more identifiable business units, divisions, products, lines of business or segments of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. The Administrator may provide at the time of grant for the adjustment of the performance criteria applicable to Performance Units or Performance Shares to include or exclude any objectively determinable components of such performance criteria.
(d)Dividends and Dividend Equivalent Rights. The Administrator in its sole discretion may credit to each holder of an Award, in the form of Dividend Equivalent Rights or otherwise, an amount equal to the value of all dividends and other distributions (whether in cash, Shares or other property) paid or distributed by the Company on the equivalent number of Shares; provided, however, that such holder will not be paid any dividends or other distributions (or any related earnings or interest on such dividends or distributions, if the Administrator in its sole discretion provides for such payments) unless and until the underlying Award vests. The value of dividends or other distributions (or any related earnings or interest, if applicable) payable with respect to Awards that do not vest shall be forfeited.
(e)Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.
(f)Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.
(g)Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.
(h)Individual Limitations on Awards. The maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company shall be 1,790,200 Shares. In connection with a Grantee’s (i) commencement of Continuous Active Service or (ii) first promotion in any fiscal year of the Company prior to the Restatement Effective Date, a Grantee may be granted Awards for up to an additional 1,790,200 Shares which shall not count against the limit set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. In applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR. If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to the Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).
(i)Limitations on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the maximum value of Awards granted under the Plan during a fiscal year of the Company to a Non-Employee Director for services on the Board, taken together with any cash fees paid by the Company to such Non-Employee Director during such fiscal year for services on the Board, shall not exceed
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$1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards under applicable financial accounting standards), including for this purpose the value of any Awards that are received in lieu of payment of all or a portion of his or her regular annual retainer or other similar cash based payments. For the avoidance of doubt, neither Awards granted or compensation paid to a Non-Employee Director for services as an Employee or Consultant nor any amounts paid to a Non-Employee Director as a reimbursement of an expense shall count against the foregoing limitation.
(j)Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.
(k)Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than eight (8) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.
(l)Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator; provided, that in no event may any Award be transferred for consideration to a third-party financial institution.
(m)Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.
(n)Prohibition on Loans. No Grantee will be permitted to execute a promissory note as partial or full consideration for the purchase of Shares.
7.Award Exercise or Purchase Price, Consideration and Taxes.
(a)Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:
(i)In the case of an Incentive Stock Option:
(A)granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or
(B)granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(ii)In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iii)In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
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(iv)In the case of other Awards, such price as is determined by the Administrator
(v)Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.
(b)Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:
(i)cash;
(ii)check;
(iii)surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months;
(iv)with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or
(v)any combination of the foregoing methods of payment.
(c)Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.
8.Exercise of Award.
(a)Procedure for Exercise; Rights as a Stockholder.
(i)Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).
(b)Exercise of Award Following Termination of Continuous Active Service.
(i)An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Active Service only to the extent provided in the Award Agreement.
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(ii)Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Active Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.
(iii)Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Active Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.
9.Conditions Upon Issuance of Shares.
(a)Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.
10.Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and the Administrator’s determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.Corporate Transactions.
(a)Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.
(b)Acceleration of Award Upon Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction (with Awards that vest based on performance-criteria, vesting at target).
(c)Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the
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Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.
12.Effective Date. The Plan originally became effective upon its approval by the stockholders of the Company. The Plan, as amended and restated, shall become effective upon its approval by the stockholders of the Company. No Incentive Stock Options may be granted after September 19, 2023. Future Incentive Stock Options may be granted pursuant to Board and Shareholder approval after such date. Subject to Applicable Laws, Awards may be granted under the Plan upon it becoming effective.
13.Amendment, Suspension or Termination of the Plan.
(a)The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a). Notwithstanding any other provision of the Plan to the contrary, the Board may, in its sole and absolute discretion and without the consent of any participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.
(b)No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.
14.Reservation of Shares.
(a)The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(b)The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Active Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Active Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Active Service has been terminated for Cause for the purposes of this Plan.
16.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
17.Beneficiary Designation. Subject to the approval of the Administrator or a duly authorized Officer, a Grantee may, by delivering written notice to the Company (or a third party designated by the Company, each a “Company Designee”), in a form approved by the Company (or a Company Designee), designate a third party who, on the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Grantee, the executor or administrator of the Grantee’s estate or the Grantee’s legal heirs will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at
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any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
18.Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
19.Compliance with Applicable Law and Company Policies; Compensation Recovery. For the avoidance of doubt, each Grantee must comply with Applicable Law, the Company’s Code of Business Conduct, and the Company’s corporate policies, as applicable, including without limitation the Company’s Clawback Policy. Notwithstanding anything to the contrary herein, (i) compliance with Applicable Law, the Company’s Code of Business Conduct, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any Award under this Plan and (ii) any Awards under this Plan which are subject to the Company’s Clawback Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Clawback Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied. Each Award may be subject to the terms and conditions of any other policy (and any amendments thereto) adopted by the Company from time to time, which may include any policy related to the vesting or transfer of equity awards. Whether any such policy will apply to a particular Award may depend, among other things, on when the Award was granted, whom the Award was granted to, and the type of Award.
20.Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, except to the extent the internal laws of the State of Delaware are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
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APPENDIX C – Amended and Restated ESPP
VIAVI SOLUTIONS INC.
EMPLOYEE STOCK PURCHASE PLAN
(Restated effective as of November 8, 2023)
I.PURPOSE
The Viavi Solutions Inc. Employee Stock Purchase Plan is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”) for Participants in the United States. In addition, this Plan authorizes grants of purchase rights that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code (“Non-423 Grants”). Except as otherwise provided in the Plan or determined by the Plan Administrator, the Non-423 Grants will operate and be administered in the same manner as grants of purchase rights under Section 423 of the Code. On November 8, 2023 (the “Restatement Effective Date”), the Plan was amended and restated, and the Plan, as amended and restated will be effective for Purchase Periods made under the Plan commencing on or after the Restatement Effective Date.
II.DEFINITIONS
For purposes of administration of the Plan, the following terms shall have the meanings indicated:
Compensation means a Participant’s regular and recurring straight time gross earnings, plus payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, sales commission, and other similar incentive compensation but excluding all of the following: profit sharing contributions, the cost of employee benefits paid for by the Company or any Corporate Affiliate, education or tuition reimbursements, imputed income (whether or not arising under any Company or Corporate Affiliate group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with equity awards, contributions made by the Company or a Corporate Affiliate under any employee benefit plan, and other similar items of compensation.
Board means the Board of Directors of the Company.
Company means Viavi Solutions Inc., a Delaware corporation, and any corporate successor.
Corporate Affiliate means any company which is, or in the future becomes, either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code).
Employee means any person who (i) is a common law employee of the Company or a Participating Company and (ii) is regularly engaged, for a period of 20 hours or more per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company. For purposes of the Plan, a person’s employment with the Company or a Participating Company terminates, and the person ceases to be an Employee on the date on which such person ceases to provide continuous active service to the Company or Participating Company. In jurisdictions requiring notice in advance of an effective termination of an employee’s employment or garden leave, an employee’s continuous active service shall be deemed terminated upon the actual cessation of the active performance of duties or responsibilities in providing services to the Company or a Participating Company, notwithstanding any required notice period that must be fulfilled or pay in lieu of notice or severance pay that must be provided before a termination as an employee can otherwise become effective under applicable laws, regardless of whether such notice has been fulfilled or pay in lieu of notice or severance pay has been provided. Further, and notwithstanding anything else in the Plan, a person’s employment with the Company or a Participating Company terminates, and the person ceases to be an Employee on the date that he or she is notified that his or her employment is terminated for cause or for just cause. If a Participant transfers employment from the Company or any Participating Company in the United States to any Participating Company outside the United States, such transfer shall not be treated as a termination of employment and the person shall continue to be an Employee, but the Participant shall
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immediately cease to participate in the Purchase Period applicable to Employees in the United States; however, any contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Purchase Period applicable to the Participating Company in which the Participant is now employed, and such Participant shall immediately join the then-current Purchase Period applicable to such Participating Company. A participant who transfers employment from any Participating Company that is outside the United States to the Company or Participating Company in the United States shall remain a Participant in their current Purchase Period until the earlier of (i) the end of the current Purchase Period, or (ii) the commencement date of the first Purchase Period in which the participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Plan Administrator may establish different rules to govern transfers of employment between Participating Companies, consistent with the applicable requirements of Section 423 of the Code. The Company or Corporate Affiliate will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law. If a Participant transfers employment from the Company or any Participating Company to a Corporate Affiliate that is not a Participating Company, the Participant shall immediately cease to participate in the Purchase Period and the payroll deductions which the Participant made during that Purchase Period with respect to the Participant’s purchase right shall be promptly refunded without interest. The terms “termination of employment” or “cessation of Employee status” or similar terms have meaning corresponding to this definition of “Employee.”
Participant means any Employee of a Participating Company who is actively participating in the Plan.
Participating Company means the Company and such Corporate Affiliates as may be designated from time to time by the Board.
Plan means this Viavi Solutions Inc. Employee Stock Purchase Plan.
Plan Administrator means either the Board or a committee of the Board that is responsible for administration of the Plan.
Purchase Period means each six-month period commencing on (1) any February 1 and ending on the subsequent July 31, or (2) commencing on August 1 and ending on the subsequent January 31; provided, however, that the Plan Administrator may establish prior to the commencement of any Purchase Period, a different duration for one or more Purchase Periods or different commencing or ending dates for such Purchase Periods pursuant to Section X. If the first day of a Purchase Period is not a Trading Day, then the next subsequent Trading Day will be deemed the first day of the Purchase Period unless the Company provides otherwise prior to the commencement of such Purchase Period. If the last day of a Purchase Period is not a Trading Day, the immediately preceding Trading Day will be deemed the last day of the Purchase Period unless the Company provides otherwise prior to the commencement of such Purchase Period.
Stock means shares of the common stock of the Company.
Trading Day means a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading.
III.ADMINISTRATION
The Plan shall be administered by the Plan Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by applicable law, be final and binding upon all persons. Notwithstanding any provision to the contrary in this Plan, and, with respect to Participants in the United States, to the extent permissible under Section 423 of the Code and proposed or final Treasury Regulations promulgated thereunder (and other Internal Revenue Service guidance), the Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding handling payroll deductions, making of contributions to the Plan, defining eligible Compensation, establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.
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The Plan Administrator may also adopt rules, procedures or sub-plans applicable to particular Corporate Affiliates or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423 of the Code, rights granted under such sub-plan shall not be considered to comply with Section 423 of the Code.
IV.PURCHASE PERIODS
(a)Stock shall be offered for purchase under the Plan through a series of Purchase Periods established by the Plan Administrator until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated, discontinued, or suspended in accordance with Article X or Article XI.
(b)The Participant shall be granted a separate purchase right for each Purchase Period in which he/she participates. The purchase right shall be granted on the first day of the Purchase Period and shall be automatically exercised on the last day of such Purchase Period provided such purchase right remains outstanding on such date.
(c)The acquisition of Stock through participation in the Plan for any Purchase Period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent Purchase Period, subject to the limitations of Sections V, VII, and VIII hereof.
(d)Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation. In addition, the terms of a Purchase Period under this Plan, or the rights of an Employee under a Purchase Period, may be modified to the extent required by applicable law.
V.ELIGIBILITY AND PARTICIPATION
(a)Every Employee of a Participating Company shall be eligible to participate in the Plan on the first day of the first Purchase Period following the Employee’s commencement of service with the Company or any Corporate Affiliate.
(b)In order to participate in the Plan for a particular Purchase Period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (or its designate), which may include electronic enrollment, and submit such forms with the Plan Administrator (or its designate) prior to the commencement date of the Purchase Period.
(c)Contributions may be made only by way of payroll deductions unless specified in election materials or otherwise determined by the Company in its sole discretion. Each Participant shall, at the time of such enrollment, authorize a payroll deduction from the Participant’s Compensation to be made as of any future payroll period. The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of Compensation paid to the Participant during the relevant Purchase Period, up to a maximum of 10%. The deduction rate so authorized shall continue in effect for the entire Purchase Period unless the Participant shall, prior to the end of the Purchase Period for which the purchase right is in effect, reduce the rate by submitting the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the submission of such form. Each Participant shall be permitted such a rate reduction only one (1) time in each Purchase Period, unless the Plan Administrator determines otherwise pursuant to Section X. The reduced rate shall continue in effect for the entire Purchase Period and for each subsequent Purchase Period, unless the Participant shall, prior to the commencement of any subsequent Purchase Period, designate a different rate (up to the 10% maximum) by submitting the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective for the first Purchase Period commencing after the submission of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Section VII(d) or (e) below.
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(d)With respect to Participants who are not United States residents, the amount deducted for each such Participant shall be deducted from the Participant’s salary in the currency in which such Participant is compensated and shall be converted to United States dollars by using the United States buying rate as reported by Bloomberg for the purchase of United States dollars with such currency on the day Stock is purchased for the Participant’s account.
VI.STOCK SUBJECT TO PLAN
(a)The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. As of the Restatement Effective Date, 7,218,322 shares of Stock will be available for issuance under the Plan, subject to adjustment under Section VI(b). With respect to any amendment to increase the total number of shares of Stock under the Plan, the Plan Administrator shall have discretion to disallow the purchase of any increased shares of Stock for the Purchase Period in existence at the time of such increase. If the Plan Administrator determines that on a given purchase date the number of shares with respect to which purchase rights are to be exercised may exceed the number of shares then available for sale under the Plan, the Plan Administrator may make a pro-rata allocation of the shares remaining available for purchase on such purchase date in as uniform a manner as shall be practicable and as it shall determine to be equitable and continue such Purchase Period. Any amount remaining in a Participant’s payroll account following such pro- rata allocation shall be promptly refunded to the Participant without interest and shall not be carried over to any future Purchase Period.
(b)In the event any change is made to the Stock purchasable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to the class and maximum number of shares purchasable under the Plan, the class and maximum number of shares purchasable per Participant under any purchase right outstanding at the time or purchasable per Participant over the term of the Plan, and the class and number of shares and the price per share of the Stock subject to outstanding purchase rights held by Participants under the Plan.
VII.PURCHASE RIGHTS
An Employee who participates in the Plan for a particular Purchase Period shall have the right to purchase Stock on the purchase date for such Purchase Period upon the terms and conditions set forth below and shall execute enrollment forms embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator (or its designate) may deem advisable.
(a)Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on the date the purchase right is exercised; provided, however, that the Plan Administrator may increase such purchase price per share prior to the commencement of any Purchase Period. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be the closing selling price per share (or the closing bid, if no sales are reported on such date), as officially quoted on any established stock exchange or a national market system on the date of determination (or, if no closing selling price or closing bid was reported on that date, as applicable, on the last Trading Day such closing selling price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable.
(b)Number of Purchasable Shares. The number of shares purchasable by a Participant on a purchase date for a Purchase Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Period, together with any amount carried over from the prior Purchase Period pursuant to the provisions of Section VII(f), by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the Participant pursuant to any one outstanding purchase right shall not exceed 4,000 shares (subject to adjustment under Section VI(b)).
Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options, stock awards or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.
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(c)Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant Purchase Period and shall terminate with the pay day ending with or immediately prior to the last day of the Purchase Period, except as otherwise provided in any applicable sick leave, military leave, or any other leave of absence policy maintained by the Company or a Corporate Affiliate. The amounts so collected shall be credited to the Participant’s individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account, except as required by applicable law. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purpose, except as prohibited by applicable law s.
(d)Termination of Purchase Rights.
(i)A Participant may, no less than five (5) business days prior to any purchase date, terminate his/her outstanding purchase right under the Plan by submitting the prescribed notification form with the Plan Administrator (or its designate). The Company will then refund the payroll deductions which the Participant made with respect to the terminated purchase right without interest, and no further amounts will be collected from the Participant with respect to such terminated right.
(ii)The termination shall be irrevocable with respect to the particular Purchase Period to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely submission of a new enrollment form if the Participant wishes to resume participation in a subsequent Purchase Period.
(e)Termination of Employment. If a Participant ceases to be an Employee during any Purchase Period for any reason, including but not limited to, death or permanent disability, then the Participant’s outstanding purchase right under the Plan shall immediately terminate and all sums previously collected from the Participant and not previously applied to the purchase of stock during such Purchase Period shall be promptly refunded without interest. In no event, however, shall any further payroll deductions be added to the Participant’s account following his/her cessation of Employee status. However, for purposes of this section and subject to applicable law, a Participant will not cease to be an Employee for purposes of the Plan in the case of sick leave, military leave, or any other leave of absence approved by the Company or a Corporate Affiliate; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
(f)Stock Purchase. Outstanding purchase rights shall be automatically exercised as provided in Section IV(b). The exercise shall be effected by applying the amount credited to the Participant’s account on the last date of the Purchase Period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase date. Any amount remaining in the Participant’s account after such exercise representing a fractional share of Stock shall be held for the purchase of Stock on the next purchase date; provided, however, that any other amount not applied to the purchase of Stock at the end of a Purchase Period shall be refunded without interest promptly after the close of the Purchase Period, including any amount not applied to the purchase of stock by reason by the Section VII(b) or the Section VIII limitations on the maximum number of purchasable shares.
(g)Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.
(h)Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and the purchase rights shall, during the lifetime of the Participant, be exercisable only by such Participant.
(i)Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation (or such other time, as
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determined by the Plan Administrator) determined by applying all sums previously collected from Participants pursuant to their payroll deductions in effect for such rights to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b) and Section VIII.
VIII. ACCRUAL LIMITATIONS
(a)No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.
(b)For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:
(i)The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable during the calendar year as provided in Section IV(b).
(ii)No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to that purchase right or one or more other purchase rights which may have been held by the Participant during such calendar year.
(iii)If by reason of the Section VIII(a) limitations, the Participant’s outstanding purchase right does not accrue for any Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be promptly refunded without interest.
(c)In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.
IX.STATUS OF PLAN UNDER FEDERAL TAX LAWS
(a)The Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code for Participants in the United States. However, the Plan Administrator may, at its discretion, cease to administer the Plan as a qualified employee stock purchase plan under Section 423 of the Code.
(b)To the extent required by law, the Company’s obligation to deliver shares to the Participant upon the exercise of any outstanding purchase right shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment and similar non-United States tax withholding requirements.
X.AMENDMENT AND TERMINATION
(a)The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall become effective prior to the exercise of outstanding purchase rights at the end of the Purchase Period in which such action is authorized. To the extent necessary to comply with Section 423 of the Code, the Company shall obtain stockholder approval in such a manner and to such a degree as required.
(b)The Plan Administrator shall have the right to terminate the Plan immediately following the end of a Purchase Period. Should the Company elect to exercise its right to terminate the Plan, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.
(c)The Plan Administrator shall have the right to amend Purchase Periods and determine the terms of new Purchase Periods (including, but not limited to (i) the length of such Purchase Periods, provided that no such Purchase Period shall be more than 27 months, (ii) whether such Purchase Periods will include
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one or more embedded Purchase Periods and/or (iii) whether such Purchase Periods will have an automatic restart or reset provision), provide for overlapping Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than United States dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable, which are consistent with the Plan and permitted or required by applicable law.
XI.GENERAL PROVISIONS
(a)The Plan shall terminate upon the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan, unless terminated sooner under Section X.
(b)All costs and expenses incurred in the administration of the Plan shall be paid by the Company.
(c)Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause, subject to applicable law. Termination of the Plan, or of a person’s status as an Employee or a Participant under the Plan, shall not constitute a constructive dismissal of the Participant’s employment with the Company or a Participating Company. Further, no person shall have any rights or entitlement under the Plan after such person has ceased to be an Employee for purposes of the Plan or a Participant in the Plan.
(d)Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, except to the extent the internal laws of the State of Delaware are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
(e)Documents in English. The Plan documents are in English, and if the Participant resides in a location other than Quebec, Canada and requires a translation of the documents into a language other than English, Participant will be responsible for arranging for accurate translations. If Participant resides in Quebec, Canada, a French translation of this Agreement is available upon request. If the documents are translated into a language other than English and if the translated versions are different front the English versions, the English versions will take precedence.
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Exhibit for Participants Outside the United States
This Exhibit includes additional terms and conditions that govern your participation in the Viavi Solutions Inc. Employee Stock Purchase Plan (the “ESPP” or the “Plan”) if you work or reside outside the United States, including, if applicable, in one of the countries listed below. This Exhibit also includes other information that could impact your participation in the Plan. Such terms and conditions and disclosures may also apply, as from the date of grant, if you move to or otherwise are or become subject to applicable laws or Company policies of a specified country. Capitalized terms not defined herein shall have the meanings set forth in the Plan, and/or the enrollment form. This Exhibit forms part of your enrollment form and should be read in conjunction with the Plan. By participating in the ESPP, you agree to the terms and conditions of this ESPP Exhibit, the enrollment form, and the Plan.
This Exhibit is based on the securities, foreign exchange, and other laws in effect as of August 2023. However, such laws are often complex and change frequently and may be out of date at the time that Stock is purchased under the Plan or when you sell Stock acquired under the Plan or otherwise take any action in relation to the Plan. In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result or make any recommendation regarding the ESPP. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation prior to taking any action in relation to the Plan.
ADDITIONAL PROVISIONS APPLICABLE TO ALL PARTICIPANTS
Securities Law Notice. Unless otherwise noted, neither the Company nor the Stock are registered with any stock exchange outside the United States. The enrollment form (of which this Exhibit is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.
Foreign Exchange Restrictions. Unless otherwise permitted by the Company, any cross-border cash remittance made to transfer proceeds received upon the sale of Stock must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide to such entity certain information regarding the transaction. Moreover, you understand and agree that the future value of the underlying Stock is unknown and cannot be predicted with certainty and may decrease in value, even below the Purchase Price. Neither the Company nor any Corporate Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Corporate Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of your ESPP participation (or the calculation of income or any taxes or other amounts under the ESPP).
Taxes. Your participation in the Plan may be subject to taxes, tax withholdings, social contributions, required deductions or other payments, if any (“Tax-Related Items”) that may arise upon the offer of purchase rights; the purchase, ownership or disposition of Stock; the receipt of dividends (if any); or otherwise in connection with the ESPP or the Stock. As a condition to your enrollment in the Plan and the purchase of any Stock on your behalf under the Plan, you agree to make adequate provision for, and indemnify the Company and any Corporate Affiliate for, any such Tax-Related Items, whether by withholding (from payroll or any payment of any kind otherwise due to you), direct payment to the Company, or otherwise as determined by the Company in its sole discretion. Regardless of any action the Company or any Corporate Affiliate takes with respect to any or all applicable Tax-Related Items, you acknowledge and agree that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed any amount actually withheld by the Company or any Corporate Affiliate. You also acknowledge and agree that you are responsible for filing all relevant documentation that may be required in relation to your ESPP participation and any Stock purchased, pursuant to applicable laws, such as but not limited to personal income tax returns or reporting statements in relation to the purchase of Stock, the holding of Stock or any bank or brokerage account, the subsequent sale of Stock, and the receipt of any dividends. You further acknowledge that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the ESPP to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You also understand that Applicable Laws may require varying share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required under Applicable Laws. Further, if you become subject to tax or any other required payments
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in more than one jurisdiction, you acknowledge that the Company or any Corporate Affiliate may be required to withhold or account for such amounts in more than one jurisdiction.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data (as defined below) by and among, as applicable, the Company, and any Corporate Affiliate or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering, and managing your participation in the Plan. You understand that refusal or withdrawal of consent will affect your ability to participate in the Plan; without providing consent, you will not be able to participate in the Plan or realize benefits (if any) from the Plan. You understand that the Company and any Corporate Affiliate or designated third parties may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any Corporate Affiliate, and details of all Stock purchased, canceled, or outstanding in your favor (“Personal Data”). You understand that Personal Data may be transferred to any Corporate Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Corporate Affiliate that is your employer and its payroll provider.
You should also refer to the Viavi Solutions Inc. Global Privacy Policy (which is available to you separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of your Personal Data.
Communications. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan, Stock, or any other Company-related documents by electronic means. By enrolling in the ESPP, whether electronically or otherwise, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent you have been provided with a copy of this Exhibit, the enrollment agreement, the Plan, or any other documents relating to the ESPP in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.
No Acquired Rights. By enrolling in the ESPP, you hereby acknowledge that the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time. The grant of the ESPP is voluntary and occasional and does not create any contractual or other right to receive future grants of purchase rights or benefits in lieu of ESPP, even if you have participated in the ESPP repeatedly in the past. All decisions with respect to future enrollment in the ESPP, if any, will be at the sole discretion of the Company.
In addition, your participation in the Plan is voluntary, and the ESPP and the Stock subject to the ESPP are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Corporate Affiliate and are outside the scope of your employment contract, if any. The ESPP and the Stock subject to the ESPP are not intended to replace any pension rights or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination.
Other Requirements. The Company retains sole discretion to determine if and when it is appropriate to undertake any regulatory registration or filing or other administrative steps in order to achieve such compliance. The Company is under no obligation to undertake any such filing or other steps that would not otherwise be required except in relation to the Plan and grants thereunder and will not assume any liability due to the failure to complete such filing or other steps. The Company reserves the right to impose other requirements on your participation in the Plan or on the Stock, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the applicable laws of the country in which you are residing or working at the time of the ESPP offer, the purchase, holding or sale of Stock under the ESPP, or otherwise during your
C-9  |  VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

participation in the Plan (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may restrict or prevent participation in the ESPP or subject you to additional terms and conditions or procedural or regulatory requirements that you are or will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to items listed below in this Exhibit. You also understand and agree that if you work, reside, move to, or otherwise are or become subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimer and/or terms and conditions may apply to you as from the date of grant, unless otherwise determined by the Company in its sole discretion.
ADDITIONAL PROVISIONS AND DISCLOSURES APPLICABLE TO SPECIFIC COUNTRIES

Canada
Securities Law Notice. The Stock subject to purchase rights under the Plan are being offered pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. You acknowledge that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the purchase rights and the underlying Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to applicable securities laws, you are permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada via the stock exchange on which the Shares are traded.
Foreign Ownership Reporting. If you are a Canadian resident, your ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to strict annual tax reporting obligations. Please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult your tax advisor for further details. It is your responsibility to comply with all applicable tax reporting requirements.
Participant domiciled in the Canadian Province of Quebec, or who work at a Company site located in the Canadian Province of Quebec, agree that the Plan be drafted in English. Je conviens que le présent accord de quittance soit rédigé en anglais.  Such Participant further acknowledge that French translations of the Plan are available upon request.

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C-11  |  VIAVI Solutions Inc.  |  FY 2023 Notice of Annual Meeting & Proxy Statement

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Your vote matters – here's how to vote!

2023 Annual Meeting Proxy Card

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1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Richard E. Belluzzo	☐	☐	☐	02 - Keith Barnes	☐	☐	☐	03 - Laura Black	☐	☐	☐
04 - Tor Braham	☐	☐	☐	05 - Donald Colvin	☐	☐	☐	06 - Douglas Gilstrap	☐	☐	☐
07 - Masood Jabbar	☐	☐	☐	08 - Oleg Khaykin	☐	☐	☐	09 - Joanne Solomon	☐	☐	☐

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01 - Richard E. Belluzzo 04 - Tor Braham 07 - Masood Jabbar 02 - Keith Barnes 05 - Donald Colvin 08 - Oleg Khaykin 03 - Laura Black 06 - Douglas Gilstrap 09 - Joanne Solomon For Against Abstain For Against Abstain For Against Abstain 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03VQBC + + Proposals — The Board of Directors recommend a vote FOR each of the nominees, FOR Proposals 2 and 3, 1 YEAR on Proposal 4, and FOR Proposals 5 and 6.A 2. Ratification of the Appointment of PricewaterhouseCoopers LLP as Viavi’s independent registered public accounting firm for fiscal year 2024 3. Approval, in a Non-Binding Advisory Vote, of the Compensation for Named Executive Officers 1. Election of Directors: For Against Abstain 6. Approval of the Amendment and Restatement of the Employee Stock Purchase Plan For Against Abstain q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2023 Annual Meeting Proxy Card For Against Abstain 4. Approval, in a Non-Binding Advisory Vote, of the Frequency of Stockholder Votes on Executive Compensation 5. Approval of the Amendment and Restatement of the 2003 Equity Incentive Plan 2 Years1 Year 3 Years Abstain For Against Abstain 1234 5678 9012 345 M M M M M M M M M MMMMMMMMMMMMMMM 5 8 9 0 3 0 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ∆ ≈ 0 0 0 0 0 1 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/VIAV or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/VIAV Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/VIAV Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — November 8, 2023 Pam Avent, Kevin Siebert, and Nandini Acharya, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if the undersigned attended the Annual Meeting of Shareholders of Viavi Solutions Inc. to be held on November 8, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR items 2 and 3, 1 YEAR on item 4, and FOR items 5 and 6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Viavi Solutions Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Non-Voting ItemsC + + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.B Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/VIAV The 2023 Annual Meeting of Shareholders of Viavi Solutions Inc. will be held on November 8, 2023 at 10:00 a.m. Mountain Time, virtually via the Internet at https://meetnow.global/M7UF4PJ. Access begins at 9:30 a.m. Mountain Time. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.